Exhibit 2.5

STOCK AND ASSET PURCHASE AGREEMENT
by and among
EVOLENT HEALTH, INC.,
EVOLENT HEALTH LLC,
MAGELLAN HEALTH, INC.,
and
MAGELLAN HEALTHCARE, INC.

Dated as of November 17, 2022

TABLE OF CONTENTS
i

STOCK AND ASSET PURCHASE AGREEMENT
This STOCK AND ASSET PURCHASE AGREEMENT, dated as of November 17, 2022 (this “Agreement”), is by and among Evolent Health, Inc., a Delaware corporation (“Buyer Parent”), Evolent Health LLC, a Delaware limited liability company (“Buyer” and, together with the Buyer Parent, the “Buyer Entities”), Magellan Health, Inc., a Delaware corporation (“Seller Parent”), and Magellan Healthcare, Inc., a Delaware corporation (“MHI” and, together with Seller Parent, “Sellers” and, Sellers together with the Buyer Entities, the “Parties”).
RECITALS
WHEREAS, Sellers and certain of their respective Subsidiaries own and operate the Business;
WHEREAS, on the terms and conditions hereof, Buyer desires to acquire, and Sellers desire to sell to Buyer, the Business, including all of the outstanding Equity Interests (the “Transferred Equity Interests”) in National Imaging Associates, Inc., a Delaware corporation (the “Company”), and the Transferred Assets; and

WHEREAS, on the terms and conditions hereof, Buyer desires to assume, agree to pay, perform, fulfill and discharge when due all of the Assumed Liabilities.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1    Acquisition. On the terms and conditions hereof, at and effective as of the Closing, (a) MHI shall sell, assign, transfer, convey and deliver (“Transfer”) to Buyer, and Buyer shall (and Buyer Parent shall cause Buyer to) purchase from MHI, all of the Transferred Equity Interests, free and clear of any Lien (other than any Lien created by Buyer or any of its Affiliates), and (b) Seller Parent shall, and shall cause the applicable members of the Seller Group to, Transfer, and Buyer shall (and Buyer Parent shall cause Buyer to) purchase from such members, the Transferred Assets (the transactions contemplated by the foregoing clauses (a) and (b), collectively, the “Acquisition”). On the terms and conditions hereof, at and effective as of the Closing, Buyer shall (and Buyer Parent shall cause Buyer to) assume, agree to pay, perform, fulfill and discharge when due all of the Assumed Liabilities (the “Liabilities Assumption”).
Section 1.2    Closing. The Parties shall consummate the Acquisition and the Liabilities Assumption (the “Closing”) by the exchange of required closing deliverables at 8:00 a.m. Eastern time on the third (3) Business Day after the date on which the conditions in Article VI are satisfied or waived (except for any such condition that by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of any such condition at the Closing), unless Seller Parent and the Buyer Entities agree in writing on another time, date or place; provided, however, that, if, prior to the Closing, Sellers deliver the Additional Financial Information to the Buyer Entities, then either Seller Parent or the Buyer Entities may request in writing from the other Party that the Closing be delayed for up to forty-five (45) days (the “Closing Delay

Notice”) and, if the other Party agrees in writing to such delay, the Parties shall not be required to consummate the Closing prior to the date specified in the Closing Delay Notice. As used herein, “Closing Date” means the date on which the Closing occurs. In the event the Measurement Time is not 12:01 a.m. on the first day of a calendar month, then the Seller Group shall use commercially reasonable efforts to prepare (or cause to be prepared) and deliver to Buyer Parent (in each case, at Buyer Parent’s sole cost and expense with respect to reasonable out-of-pocket expenses paid by the Seller Group to third parties in connection therewith (and excluding any internal costs or expenses, including with respect to employees of the Seller Group or their Affiliates)) within twenty (20) days after the Closing Date a standalone closing balance sheet of “Magellan Specialty Health” and, following the delivery thereof, shall use commercially reasonable efforts to respond to any reasonable information requests by Buyer Parent or its Representatives with respect to such balance sheet. For the avoidance of doubt, as used in this Section 1.2 with respect to the preparation and delivery of such standalone balance sheet, “commercially reasonable efforts” will (a) include identification of and providing data related to the significant and material (materiality as reasonably agreed to by the Parties) account level activity that occurred between the last month-end date prior to close and the actual Closing Date, and (b) include a roll forward and reconciliation of the material (materiality as reasonably agreed to by the Parties) balance sheet accounts.
Section 1.3    Certain Closing Deliveries.
(a)    At or prior to the Closing, Sellers shall deliver to the Buyer Entities the following:
(i)    an IRS Form W-9, duly executed by Seller;
(ii)    a transition services agreement in the form of Exhibit A (the “Transition Services Agreement”), duly executed by Seller Parent and an Acquired Entity;
(iii)    a software license agreement in the form of Exhibit B (the “Software License Agreement”), duly executed by Seller Parent and an Acquired Entity;
(iv)    a bill of sale and assignment and assumption agreement in the form of Exhibit C (the “Bill of Sale and Assignment Agreement”), duly executed by the applicable members of the Seller Group;
(v)    if any Buyer Parent Shares are issued to Seller Parent hereunder, a registration rights agreement in the form of Exhibit D (the “Registration Rights Agreement”), if applicable, duly executed by Seller Parent;
(vi)    a restrictive covenant agreement in the form of Exhibit E (the “Restrictive Covenant Agreement”), duly executed by Seller Parent and MHI;
(vii)    if any Buyer Parent Shares are issued to Seller Parent hereunder, a lock-up agreement in the form of Exhibit F (the “Lock-Up Agreement”), duly executed by Seller Parent;

(viii)    a certificate of the Secretary or other authorized officer of each Seller, dated as of the Closing Date, certifying as to the resolutions or actions of such Seller’s board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of such Seller executing this Agreement and any other documents being executed in connection with the consummation of the transactions contemplated hereby;
(ix)    a certificate of good standing from such Acquired Entity’s jurisdiction of formation, each dated within ten (10) Business Days prior to the Closing Date; and
(x)    for any Transferred Equity Interests represented by physical certificates, such certificates, duly endorsed in blank or accompanied by transfer powers duly executed by MHI.
(b)    At or prior to the Closing, the Buyer Entities shall deliver to Sellers the following:
(i)    the Bill of Sale and Assignment Agreement, duly executed by Buyer; and
(ii)    if any Buyer Parent Shares are issued to Seller Parent hereunder, the Registration Rights Agreement and Lock-Up Agreement, duly executed by Buyer Parent.
(c)    As promptly as practicable after the date hereof, Sellers or their Affiliates shall use reasonable best efforts to obtain approval of the Contract attached as Exhibit G-1 (the “Florida Company Commercial Agreement Amendment”) by the Office of Insurance Regulation of the State of Florida pursuant to Form D OIR-A1-2117 and Rule 69O-143.047, Florida Administrative Code (the “Form D Approval”). As promptly as practicable after receipt of a Form D Approval of the Florida Company Commercial Agreement Amendment, Sellers shall cause the Company and the applicable Subsidiaries of Ultimate Parent to execute and deliver the Florida Company Commercial Agreement Amendment. Receipt of the Form D Approval shall not be a condition to the Closing.
(d)    Immediately after the Closing, Sellers shall deliver to the Buyer Entities the commercial agreements and commercial agreement amendments in the form of Exhibit G-2 (the “Non-Florida Commercial Agreements” and, together with the Florida Company Commercial Agreement Amendment, the “Commercial Agreements”) and the Florida Company Commercial Agreement Amendment (to the extent it has not been executed prior to the Closing), duly executed by the applicable Subsidiaries of Ultimate Parent.
(e)    Immediately after the Closing, the Buyer Entities shall deliver to Sellers the Non-Florida Commercial Agreements and the Florida Company Commercial Agreement Amendment (to the extent it has not been executed prior to the Closing), duly executed by the Company, Buyer Parent, Buyer or the applicable Subsidiary of Buyer.

Section 1.4    Closing Payments and Issuances.
(a)    Payment Statement. No later than two (2) Business Days prior to the Closing Date, Seller Parent shall deliver a written statement (the “Payment Statement”) to the Buyer Entities setting forth, with reasonable supporting information, the following:
(i)    the Estimated Business Enterprise Value, including a good-faith estimate of (1) the Closing Date Cash (the “Estimated Closing Date Cash”), (2) the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), and (3) the Net Working Capital Adjustment Amount (the “Estimated Net Working Capital Adjustment Amount”);
(ii)    wiring instructions for the payment contemplated by Section 1(b); and
(iii)    the allocation of the Estimated Business Enterprise Value between Sellers (each Seller’s percentage allocation being referred to as its “Allocation Percentage”).
Between the delivery of the Payment Statement and the Measurement Time, Seller Parent shall (A) provide the Buyer Entities and their Representatives with reasonable access, during normal business hours, to the books and records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Business for purposes of their review of the Payment Statement, and (B) reasonably cooperate with the Buyer Entities and their Representatives in connection with such review, including using commercially reasonable efforts to provide on a timely basis all other information reasonably necessary in connection with the review of the Payment Statement, in each case, as reasonably requested by the Buyer Entities and their Representatives. Notwithstanding anything to the contrary in this Agreement, between the Measurement Time and the Closing, Sellers shall not, and Sellers shall not cause any Acquired Entity to, take any action (or omit to take any action) outside of the ordinary course of business and not contemplated by this Agreement that has the effect of modifying the Estimated Closing Date Cash, Estimated Closing Date Indebtedness, or Estimated Net Working Capital Adjustment Amount in order to increase the amounts payable to the Sellers. Following the delivery of the Payment Statement, Seller Parent shall consider in good faith any comments of the Buyer Entities to the Payment Statement and the calculations set forth therein (provided that any failure to accept any such comments to the Payment Statement shall not relieve the Buyer Entities of their obligations to consummate the Closing when required hereunder). Seller Parent shall use commercially reasonable efforts to deliver a draft of the Payment Statement to Buyer Parent no later than five (5) Business Days prior to the Closing Date.
(b)    Payment and Issuance.
(i)    At the Closing, the Buyer Entities shall pay to Sellers an aggregate amount in cash equal to the Cash Consideration Amount, by wire transfer of immediately available funds in accordance with the wiring instructions and allocation in the Payment Statement.
(ii)    At the Closing, Buyer Parent shall, if applicable, (1) issue to Seller Parent, in book-entry form, the Buyer Parent Shares and (2) deliver to Seller Parent a letter, duly executed by Buyer Parent, directing such transfer agent to enter into its book and records the number of Buyer Parent Shares in the name of Seller Parent. Promptly after the Closing, Buyer Parent shall deliver to Seller Parent evidence of the entry into the books and records of Buyer Parent’s transfer agent of the number of Buyer Parent Shares in the name of Seller Parent.
(c)    Transaction Expenses. At the Closing, all Transaction Expenses payable to third-party Representatives of the Acquired Entities (to the extent not paid by Sellers or the Acquired Entities prior to the Closing) will be fully paid, and such payment will be funded by Buyer Parent. In order to facilitate such payment, prior to the Closing, Sellers shall use commercially reasonable efforts to obtain and deliver to Buyer Parent invoices with respect to such Transaction Expenses.
Section 1.5    First Post-Closing Adjustment.
(a)    Within one hundred and twenty (120) days after the Closing Date, Buyer Parent shall prepare and deliver to Seller Parent a written statement (the “First Adjustment Statement”) setting forth, in reasonable detail and with reasonable supporting information, Buyer Parent’s good-faith calculation of the First Adjustment Amount. Buyer Parent shall prepare the First Adjustment Statement in a manner consistent herewith, including this Section 1.5(a) and the definitions herein, and in accordance with the Accounting Principles. Seller Parent shall (i) provide Buyer Parent and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Business to the extent necessary or useful for purposes of Buyer Parent’s preparation of the First Adjustment Statement, and (ii) reasonably cooperate with Buyer Parent and its Representatives in connection with such preparation, including using commercially reasonable efforts to provide on a timely basis all other information reasonably necessary in connection with the preparation of the First Adjustment Statement as is requested by Buyer Parent or its Representatives.
(b)    Seller Parent shall have thirty (30) days from the date on which the First Adjustment Statement is delivered to Seller Parent in accordance with Section 1.5(a) (the “First Review Period”) to review the First Adjustment Statement. During such First Review Period, Buyer Parent shall, and shall cause the Acquired Entities to, (i) provide Seller Parent with reasonable access during normal business hours upon reasonable prior notice to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Acquired Entities and to work papers of Buyer Parent’s and the Acquired Entities’ respective accountants, in each case, for purposes of their review of the First Adjustment Statement and (ii) reasonably cooperate with all requests of Seller Parent in connection with such review, including timely providing all information in connection with Seller Parent’s review of the First Adjustment Statement as is requested by Seller.
(c)    Unless Seller Parent delivers written notice to Buyer Parent prior to 5:00 p.m. on the last day of the First Review Period that it objects to any item or items shown or reflected in the First Adjustment Statement (the “Dispute Notice”), the First Adjustment Statement shall be deemed accepted by Seller Parent for all purposes hereof. The Dispute Notice shall specify in reasonable detail the item or items to which Seller Parent objects and the reasons therefor (such item or items, the “Disputed Items”). If Seller Parent delivers a Dispute Notice at or prior to 5:00 p.m. on the last day of the First Review Period, Seller Parent and Buyer Parent shall attempt in good faith to resolve each Disputed Item, and any resolution agreed by them in writing shall be final, binding and conclusive for all purposes of determining the payments in Section 1.5(d). If, for any reason, Seller Parent and Buyer Parent are unable to resolve in writing each Disputed Item within forty-five (45) Business Days (or such longer period as Buyer Parent and Seller Parent may agree in writing) after the delivery of the Dispute Notice, all unresolved Disputed Items shall be referred to Ernst & Young LLP for resolution acting as an expert and not an arbitrator. If Ernst & Young LLP is unwilling or unable to serve as such expert, Seller Parent and Buyer Parent shall jointly select and retain a nationally recognized accounting firm that is independent and impartial to serve as such expert Ernst & Young LLP or such other accounting firm engaged in accordance with this Section 1.5(c), the “Independent Accountant”). If, within ten (10) Business Days after the date Ernst & Young LLP informs Seller Parent and Buyer Parent that it is unable or unwilling to serve as the Independent Accountant and Seller Parent and Buyer Parent cannot mutually agree on an alternate accounting firm to serve as the Independent Accountant, either Seller Parent or Buyer Parent may request the American Arbitration Association to appoint as the Independent Accountant, within fifteen (15) days from the date of such request or as soon as practicable thereafter, a partner in a nationally recognized accounting firm that is not the auditor or independent accounting firm of any of Buyer Parent or any of its Affiliates or Seller Parent or any of its Affiliates, who is a certified public accountant and who is independent of Seller Parent and Buyer Parent and impartial to serve as the Independent Accountant. If any Disputed Item is referred to the Independent Accountant, Buyer Parent on the one hand, and Seller Parent, on the other hand, shall prepare a written report addressing each such Disputed Item and deliver such reports to the Independent Accountant and each other within fifteen (15) Business Days after the date the Independent Accountant is retained. Each of Buyer Parent, on the one hand, and Seller Parent, on the other hand, shall have fifteen (15) Business Days thereafter to deliver a rebuttal submission to the Independent Accountant. Each of Buyer Parent and Seller Parent shall use reasonable efforts to cause the Independent Accountant, as soon as reasonably practicable and in any event within thirty (30) days after receiving such rebuttal submissions, to resolve the Disputed Items; provided, however, that the dollar amount of each Disputed Item shall be determined within the range of dollar amounts proposed in the First Adjustment Statement and the Dispute Notice, respectively. Buyer Parent and Seller Parent acknowledge and agree that (i) the review by and determination of the Independent Accountant shall be limited only to the Disputed Items in the reports prepared and submitted to the Independent Accountant by Buyer Parent and Seller Parent and (ii) the determinations by the Independent Accountant shall be based solely on (1) such reports and supporting information submitted by Buyer Parent and Seller Parent and (2) the terms hereof, and not on the basis of an independent review. Neither Buyer Parent nor Seller Parent shall authorize the Independent Accountant to modify or amend any term or provision hereof or modify items previously agreed in writing between Buyer Parent and Seller Parent. If requested by the Independent Accountant, each of Buyer Parent and Seller Parent shall enter into an engagement letter with the Independent Accountant containing customary terms and conditions. There shall be no ex parte communications with the Independent Accountant, and any information or documentation provided by any Party to the Independent Accountant shall be concurrently delivered to the other Party, subject, in the case of independent accountant work papers, to such other Party entering into a customary confidentiality agreement related thereto. Neither Buyer Parent nor Seller Parent shall disclose to the Independent Accountant, and the Independent Accountant shall not consider for any purposes, any discussions, offers or negotiations made by any of the Parties related to the compromise of any Disputed Item. The determinations by the Independent Accountant as to the Disputed Items shall be in writing and shall, absent manifest mathematical error promptly corrected by the Independent Accountant, be an expert determination that is final, binding and conclusive for all purposes of determining the adjustments in Section 1.5(d), if any, and such determination may be entered and enforced in any court of competent jurisdiction. The costs and expenses of the Independent Accountant shall be allocated between Buyer Parent and Seller Parent in inverse proportion to the amounts of Disputed Items decided in their respective favors. As an illustrative example, if Disputed Items asserting that the First Adjustment Amount should be increased by $1,000 are submitted to the Independent Accountant, and the Independent Accountant finally determines that the First Adjustment Amount should be increased by $300, then the costs and expenses of the Independent Accountant shall be allocated 70% (i.e., $700/$1000) to Seller Parent and 30% (i.e., $300/$1,000) to Buyer Parent. The process in this Section 1.5 shall be the exclusive remedy for the Parties for any disputes arising from the calculation of the Purchase Price and the First Adjustment Amount (and any components thereof).
(d)    If the First Adjustment Amount, as finally determined under Section 1.5(c) (the “Final First Adjustment Amount”), exceeds the Estimated First Adjustment Amount (the amount of any such excess, the “Positive First Adjustment Amount”), then, within five (5) Business Days after the determination of the Final First Adjustment Amount, the Buyer Entities shall pay to Sellers an aggregate amount in cash equal to the Positive First Adjustment Amount, by wire transfer of immediately available funds in accordance with the wiring instructions and allocation in the Payment Statement. If the Final First Adjustment Amount is less than the Estimated First Adjustment Amount (the amount of any such difference, the “Negative First Adjustment Amount”), then, within five (5) Business Days after the determination of the Final First Adjustment Amount, Sellers shall jointly and severally pay to the Buyer Entities an aggregate amount in cash equal to the Negative First Adjustment Amount, by wire transfer of immediately available funds in accordance with the wiring instructions that the Buyer Entities shall deliver to Sellers prior to the date when such payment is required to be made.
(e)    Any payment made under Section 1.5(d) shall be treated as an adjustment to the purchase price for the Acquisition for Tax purposes to the maximum extent permitted by applicable Law.
Section 1.6    Second Post-Closing Adjustment.
(a)    Within one hundred and twenty (120) days after the Second Adjustment Date, Buyer Parent shall prepare and deliver to Seller Parent a written statement (the “Second Adjustment Statement”) setting forth, in reasonable detail and with reasonable supporting information, Buyer Parent’s good-faith calculation of the Second Adjustment Amount. Buyer Parent shall prepare the Second Adjustment Statement in a manner consistent herewith, including this Section 1.6(a) and the definitions herein, and in accordance with the Accounting Principles. Seller Parent shall (A) provide Buyer Parent and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Business to the extent reasonably necessary for purposes of Buyer Parent’s preparation of the Second Adjustment Statement, and (B) reasonably cooperate with Buyer Parent and its Representatives in connection with such preparation, including using commercially reasonable efforts to provide on a timely basis all other information reasonably necessary in connection with the preparation of the Second Adjustment Statement as is requested by Buyer Parent or its Representatives.
(b)    Seller Parent shall have thirty (30) days from the date on which the Second Adjustment Statement is delivered to Seller Parent in accordance with Section 1.6(a) (the “Second Review Period”) to review the Second Adjustment Statement. During such Second Review Period, Buyer Parent shall, and shall cause the Acquired Entities to, (i) provide Seller Parent with reasonable access during normal business hours upon reasonable prior notice to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees of the Acquired Entities and to work papers of Buyer Parent’s and the Acquired Entities’ respective accountants, in each case, for purposes of their review of the Second Adjustment Statement and (ii) reasonably cooperate with all requests of Seller Parent in connection with such review, including timely providing all information in connection with Seller Parent’s review of the Second Adjustment Statement as is requested by Seller.
(c)    Unless Seller Parent delivers written Dispute Notice to Buyer Parent prior to 5:00 p.m. on the last day of the Second Review Period that it objects to any item or items shown or reflected in the Second Adjustment Statement, the Second Adjustment Statement shall be deemed accepted by Seller Parent for all purposes hereof. The Dispute Notice shall specify in reasonable detail the Disputed Items and the reasons therefor. If Seller Parent delivers a Dispute Notice at or prior to 5:00 p.m. on the last day of the Second Review Period, Seller Parent and Buyer Parent shall attempt in good faith to resolve each Disputed Item, and any resolution agreed by them in writing shall be final, binding and conclusive for all purposes of determining the payments in Section 1.6(d). If, for any reason, Seller Parent and Buyer Parent are unable to resolve in writing each Disputed Item within forty-five (45) Business Days (or such longer period as Buyer Parent and Seller Parent may agree in writing) after the delivery of the Dispute Notice, all unresolved Disputed Items shall be referred to the Independent Accountant for resolution acting as an expert and not an arbitrator and the dispute resolution provisions set forth in Section 1.5(c) shall apply to such dispute mutatis mutandis.
(d)    If the Second Adjustment Amount, as finally determined under Section 1.6(c) (the “Final Second Adjustment Amount”), is positive (the amount of any such excess, the “Positive Second Adjustment Amount”), then, within five (5) Business Days after the determination of the Final Second Adjustment Amount, the Buyer Entities shall pay to Sellers an aggregate amount in cash equal to the Positive Second Adjustment Amount, by wire transfer of immediately available funds in accordance with the wiring instructions and allocation in the Payment Statement. If the Final Second Adjustment Amount is negative (the amount of any such difference, the “Negative Second Adjustment Amount”), then, within five (5) Business Days after the determination of the Final Second Adjustment Amount, Sellers shall jointly and severally pay to the Buyer Entities an aggregate amount in cash equal to the Negative Second Adjustment Amount, by wire transfer of immediately available funds in accordance with the wiring instructions that the Buyer Entities shall deliver to Sellers prior to the date when such payment is required to be made.
(e)    Any payment made under Section 1.6(d) shall be treated as an adjustment to the purchase price for the Acquisition for Tax purposes to the maximum extent permitted by applicable Law.

Section 1.7    Transferred Assets. As used herein, “Transferred Asset” means, except as otherwise provided herein or in the Ancillary Agreements, any of the following assets (and all title and interest thereto or therein), as existing at the Closing, to the extent owned, leased, held or licensed by any member of the Seller Group (which, for the avoidance of doubt, excludes the Acquired Entities):
(a)    the leases for Business Leased Real Property listed in Section 1.7(a) of the Disclosure Schedule (the “Transferred Leases”);
(b)    all Contracts Related to the Business (together with the Transferred Leases, the “Transferred Contracts”), including the Contracts listed in Section 1.7(b) of the Disclosure Schedule but excluding any Consent Required Contract;
(c)    the employment agreements listed in Section 1.7(c) of the Disclosure Schedule to the extent the employee a party thereto is a Transferred Employee (the “Transferred Employment-Related Agreements”);
(d)    all accounts receivable and notes receivable Related to the Business;
(e)    all expenses that have been prepaid and are Related to the Business;
(f)    all insurance proceeds arising out of or related to damage or destruction of any Transferred Assets (or assets existing as of the date hereof that would have been Transferred Assets but for the occurrence of the event giving rise to the insurance proceeds) to the extent such damage or destruction remains unrepaired or to the extent any asset remains unreplaced at the Closing (such insurance proceeds, “Post-Signing Insurance Proceeds”);
(g)    all documents, instruments, papers, books, records, books of account, files and tangible or electronic embodiments of data, telephone numbers and fax numbers, catalogs, brochures, sales literature, promotional materials, certificates and other documents to the extent Related to the Business and in the possession or control of the Seller Group, other than (i) Employee Records, (ii) any documents, instruments, papers, books, records, books of account, files and tangible, electronic embodiments of data (including customer and supplier lists and repair and performance records), telephone numbers and fax numbers, catalogs, brochures, sales literature, promotional materials, certificates and other documents not permitted to be transferred to Buyer by applicable Law and (iii) any Tax Returns or Tax records (collectively, the “Books and Records”); provided that the Seller Group shall be permitted to maintain copies of any Books and Records (1) as reasonably necessary to comply with applicable Law (including pursuant to a “litigation hold”) or professional standards, (2) for bona fide corporate record keeping purposes pursuant to written policies established by a member of the Seller Group prior to the Closing or (3) that are in electronic form, including any emails and attachments thereto, to the extent saved or stored by a member of the Seller Group in the ordinary course of business;
(h)    all goodwill Related to the Business;
(i)    the domain names listed in Section 1.7(i) of the Disclosure Schedule (the “Transferred Domain Names”);

(j)    other than IT Assets, all tangible assets (including equipment, furniture and furnishings) Related to the Business;
(k)    to the extent permitted to be transferred by applicable Law, all files and records that relate to Transferred Employees but only to the extent that such files and records relate to (1) skill and development training, (2) biographies, (3) seniority histories, (4) salary and benefits, (5) Occupational, Safety and Health Administration reports (or the equivalent), (6) active medical restriction forms, (7) drug testing and background check documentation (including criminal background history, SSN trace and OIG/SAM exclusions, if any), (8) credential verification (including Form I-9) and addresses and (9) fitness for duty, in each case, that are in the possession or under the control of any member of the Seller Group (collectively, the “Employee Records”); provided that, the Employee Records will include all employee data of the Transferred Employees (including employee offers and new hire records, performance records, bonus awards and talent acquisition records) maintained in “Workday” by the Seller Group in the ordinary course of business and all employee discipline records of the Transferred Employees for the three (3) year period preceding the Closing Date maintained in “ServiceNow” by the Seller Group in the ordinary course of business; and
(l)    (i) all Personal Electronic Devices issued by a member of the Seller Group to a Transferred Employee for individual use in connection with their employment by a member of the Seller Group (collectively, the “Transferred Business Employee Devices”) and (ii) all IT Assets and Software Related to the Business, including the Software and other IP Rights set forth in Section 1.7(l)(ii) of the Disclosure Schedule (together with the Transferred Domain Names and the Transferred Business Employee Devices, the “Transferred IT/IP Assets”); provided that the Transfer of such Transferred IT/IP Assets to Buyer shall not grant Buyer or any of its Affiliates, including the Acquired Entities, any right, title or interest in or to any Seller Names;
provided, however, that none of the foregoing assets or rights shall be Transferred Assets to the extent any such asset or right is an Excluded Asset. A single asset may fall within more than one (1) of Sections 1.7(a)-(l), and such fact does not imply that (A) such asset shall be Transferred if any provision hereof restricts such Transfer, (B) such asset shall be Transferred more than once or (C) any duplication of such asset is required.
Section 1.8    Excluded Assets. Notwithstanding anything herein to the contrary, the Seller Group shall retain all of its right, title and interest in and to, and shall not, and shall not be required to, Transfer to Buyer, and the Transferred Assets shall not include, any of the following assets or rights to the extent owned, leased, held or licensed by any member of the Seller Group (which, for the avoidance of doubt, excludes the Acquired Entities) (collectively, the “Excluded Assets”):
(a)    other than Post-Signing Insurance Proceeds, all cash and cash equivalents of Sellers and their respective Affiliates (other than cash and cash equivalents held in a deposit account the registered owner of which is an Acquired Entity), including all deposits with utilities, insurance companies and other Persons (other than to the extent such amounts constitute prepaid expenses subject to Section 1.7(e)) and all cash and cash equivalents held in any account the registered owner of which is a member of the Seller Group;

(b)    any distribution or dividend from any Acquired Entity that has a record date or record time and paid prior to the Measurement Time;
(c)    all accounts receivable that are not Related to the Business and all accounts receivable for which the obligor is a member of the Seller Group;
(d)    all notes receivable (and any similar claims or rights) that are not Related to the Business and all notes receivable that are related to or arise out of the financing of the Business or the transfer of cash to or from the Business;
(e)    all checkbooks, canceled checks, bank deposits, bank accounts, deposit accounts, investment accounts and collateral supporting letters of credit or any other support obligation;
(f)    any Equity Interests of any Person (other than an Acquired Entity);
(g)    all Contracts that are not Transferred Contracts (including all Contracts related to any Excluded IP Rights or any Excluded IT Assets) and all rights and Claims thereunder, including the Contracts listed in Section 1.8(g) of the Disclosure Schedule;
(h)    other than any IP Rights included in the Transferred IT/IP Assets, all other IP Rights (the “Excluded IP Rights”), including (i) the IP Rights listed in Section 1.8(h) of the Disclosure Schedule and (ii) “Centene,” “Magellan” or any confusingly similar derivative or variant thereof or any name or trademark confusingly similar to or dilutive of any of the foregoing, alone or as part of a combination (the “Seller Names”);
(i)    other than any IT Assets included in the Transferred IT/IP Assets, all other IT Assets (the “Excluded IT Assets”), including (1) all Software installed on any Business Employee Hardware and (2) all IT Assets listed in Section 1.8(i) of the Disclosure Schedule;
(j)    any Claims against Third Parties to the extent (i) not Related to the Business or (ii) related to the Excluded Assets or the Retained Liabilities;
(k)    any assets or rights privileged under the attorney-client privilege or the attorney work-product doctrine;
(l)    all of the Seller Group’s books and records that form part of the general ledger of Seller Parent or its Subsidiaries, including any such Person’s corporate or organizational books and records (including minute books), Tax Returns, financial and other accounting records (including records related to Taxes) necessary for the preparation of financial statements, Tax Returns or government-required Filings;
(m)    other than the Employee Records, all (i) personnel records and (ii) other records that (1) any member of the Seller Group is required by Law to retain in its possession, (2) cannot be transferred pursuant to applicable Law, or (3) relate to any present, former or future director, officer or employee (including any Transferred Employee) of any member of the Seller Group (including files and records containing personal identifying information or related to skill and development training, performance, biographies, seniority histories, salary and benefits,

Occupational, Safety and Health Administration reports (or the equivalent), active medical restriction forms, fitness for duty and disciplinary actions;
(n)    all emails, instant messages, text messages, recorded voicemails and other electronic communications, of any employee (including any Transferred Employee) of any member of the Seller Group, whether on employee-owned devices or devices owned by MHI or its Subsidiaries to the extent not Related to the Business;
(o)    all Seller Employee Plans and all assets and rights thereunder, together with all funding arrangements thereto (including all trusts, insurance policies and administrative service contracts);
(p)    all Tax assets (including any refunds, rebates or credits or similar benefits) of Seller Parent or its Subsidiaries (the allocation of which among the Parties shall be governed exclusively by Article VIII);
(q)    all confidential or proprietary information in any Transferred Employee’s possession or control to the extent related to any business of the Seller Group (other than the Business), including (i) any such confidential or proprietary information obtained inadvertently by such Transferred Employee or contained or stored in such Transferred Employee’s personal electronic devices (including mobile phones, smartphones, tablets, laptop computers and desktop computers) (“Personal Electronic Devices”) and (ii) confidential or proprietary information, including all such information contained or archived in any Transferred Employee’s emails, that is related to any business of the Seller Group (other than the Business); and
(r)    all assets and rights not Related to the Business or set forth in Section 1.8(r) of the Disclosure Schedule.
Section 1.9    Assumed Liabilities. As used herein, “Assumed Liabilities” means the following Liabilities of the Seller Group, whether arising prior to, on or after the Closing:
(a)    all trade and other accounts payable and notes payable Related to the Business or otherwise attributed to the Business in the Financial Statements or the notes thereto or in the calculation of the Closing Date Indebtedness or Net Working Capital;
(b)    all Liabilities arising under or to the extent related to the Transferred Assets, including all such Liabilities related to credits, prepaid expenses, rebates, deferred charges and prepaid items of any Person (other than the Seller Group), including any deferred revenue), to the extent related to the Transferred Assets;
(c)    all Liabilities related to or arising from (i) the Transferred Employees or the employment thereof, including (1) all severance or termination payments that are payable on the cessation of employment of any Transferred Employee, and (2) the Accrued PTO (but excluding any other Liabilities under any Seller Employee Plan (except as contemplated by (ii) or (iii) of this Section 1.9(c) or Section 5.4)), (ii) all severance or termination payments that are payable by Seller or its Affiliates on the cessation of employment of any Business Employee who (1) does not receive a written offer of employment pursuant to Section 5.4(a) or (2) who receives a written offer of employment pursuant to Section 5.4(a) but such written offer does not meet the requirements of such Section, and (iii) the Transferred Employment-Related

Agreements to the extent the Business Employee a party thereto is a Transferred Employee (the “Assumed Employee Liabilities”);
(d)    all Liabilities arising under or related to the Closing Date Indebtedness;
(e)    all Liabilities allocated to Buyer, any Acquired Entity or any of their respective Affiliates (other than any member of the Seller Group) herein or in the Ancillary Agreements, including all Liabilities related to or arising from any Consent Required Contract (including all third-party costs and expenses incurred by Sellers or their respective Affiliates in enforcing any Claims, rights and benefits under any Consent Required Contracts in accordance with Section 5.11(b));
(f)    all Liabilities to the extent arising from or related to any action or omission by a Buyer Entity or its Affiliates (including the Acquired Entities) after the Closing with respect to the Business, the Acquired Entities or the Transferred Assets or the other Assumed Liabilities, including any violation of any Law by a Buyer Entity or its Affiliates (including the Acquired Entities) after the Closing; and
(g)    all Liabilities arising under or related to any Indebtedness or financing arrangement to be incurred or entered into by a Buyer Entity or its Affiliates (including the Acquired Entities) at or in connection with the Closing;
provided, however, that any single Liability may fall within more than one of Sections 1.9(a)–1.9(g), and such fact does not imply that (1) such Liability shall be transferred more than once or (2) any duplication of such Liability is required.
Section 1.10    Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or become obligated with respect to any Liability of the Seller Group of any nature whatsoever (the “Retained Liabilities”), and the Seller Group shall retain and shall pay, discharge and perform all of the Retained Liabilities, including:
(a)    all Liabilities not related to the Business or to the extent arising from or related to the Excluded Assets or any business of the Seller Group (other than the Business);
(b)    all Liabilities to the extent related to or arising out of any Indebtedness of the Seller Group;
(c)    all Liabilities of the Seller Group arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others;
(d)    all Tax Liabilities of Seller or its Subsidiaries (the allocation of which among the Parties shall be governed exclusively by Article VIII); and
(e)    other than the Assumed Employee Liabilities, all Liabilities of the Seller Group under any Seller Employee Plan or for any present or former employees, officers, directors, retirees, independent contractors or consultants of the Seller Group, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;
(f)    all Liabilities allocated to any Seller, any member of the Seller Group or any of their respective Affiliates (other than an Acquired Entity) herein or in the Ancillary Agreements;
(g)    all Liabilities related to any payroll Taxes deferred under the CARES Act;
(h)    all risk-based or administrative services only (ASO) Liabilities under the Centene Customer Agreements (as defined in the Disclosure Schedule) arising prior to the Closing; and
(i)    the Liabilities listed in Section 1.10(i) of the Disclosure Schedule (the “Specified Retained Liabilities”);
provided that no Liability of an Acquired Entity shall be a Retained Liability.
ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS
Except as disclosed in the Disclosure Schedule, each Seller represents and warrants to the Buyer Entities as follows:
Section 2.1    Due Organization and Good Standing. Such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Except as would not be material to the Business, such Seller has all Entity power and authority to own, lease and operate its assets and to conduct its businesses in the manner in which its businesses are currently being conducted. Such Seller is not in material breach or material default of any obligation under its Organizational Documents.
Section 2.2    Authority; Binding Nature of Agreement. Such Seller has the requisite power and authority to execute and deliver, and to perform its covenants and agreements under, this Agreement. The execution and delivery hereof by such Seller and the performance by such Seller of its covenants and agreements hereunder have been duly and validly authorized by all necessary Entity action on the part of such Seller. This Agreement has been duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof by the other Parties, is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to (a) Laws of general application related to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies (such Laws and rules of law, the “Bankruptcy and Equity Exceptions”).
Section 2.3    Noncontravention; Consents.
(a)    Such Seller’s execution and delivery hereof do not, and the performance of such Seller’s, each member of the Seller Group’s and each Acquired Entity’s covenants and agreements hereunder (or otherwise applicable to such member of the Seller Group or Acquired

Entity) shall not, (i) conflict with or violate any of the Organizational Documents of such Seller or any Acquired Entity, (ii) subject to making or obtaining, as applicable, the Consents and Filings referenced in Section 2.3(b), conflict with or violate any Law or (iii) (1) require any Consent of, or any notice or filing (each, a “Filing”) to or with, any Person that is not a Governmental Authority under, or (2) result in any breach of or, with or without notice or lapse of time or both, be a default under or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien on any asset of such Seller or an Acquired Entity under, any Material Contract.
(b)    Such Seller’s execution and delivery hereof do not, and the performance of such Seller’s, each member of the Seller Group’s and each Acquired Entity’s covenants and agreements hereunder shall not, require such Seller or any Acquired Entity to make any Filing with or to, or to obtain any Consent from, any Governmental Authority, other than the following:
(i)    the HSR Act Clearance and Filings under the HSR Act;
(ii)    the Form D Approval; and
(iii)    the Filings listed in Section 2.3(b) of the Disclosure Schedule (the “Required Filings”).
Section 2.4    Title. Seller owns the Transferred Equity Interests free and clear of any Lien (other than any restriction on transfer arising under the Organizational Documents of the Company). One or more members of the Seller Group own, license or hold a valid leasehold interest in or to the Transferred Assets, in each case, free and clear of any Lien (other than any Permitted Lien).
Section 2.5    Claims; Orders. There is no, and since the Reference Date, there has not been any, Claim pending or, to Sellers’ Knowledge, being threatened against such Seller, and such Seller is not, and since the Reference Date, has not been subject to any Order, that, in each case, would result in a Seller Material Adverse Effect.
Section 2.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of such Seller and for which the Buyer Entities or any Acquired Entity would be liable.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED ENTITIES AND THE BUSINESS
Except as disclosed in the Disclosure Schedule, each Seller represents and warrants to the Buyer Entities as follows:
Section 3.1    Due Organization and Good Standing. Each Acquired Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each Acquired Entity has all Entity power and authority to own, lease and operate its assets and to conduct its businesses as they are currently being conducted in all material respects.

Each Acquired Entity is duly qualified to do business as a foreign Entity, and is in good standing, under the Laws of the jurisdictions where the nature of its businesses or the character of its assets requires such qualification, except where the failure to be so qualified or in good standing is not, and would not reasonably be expected to be, material to such Acquired Entity. None of the Acquired Entities is in material breach or material default of any material obligation under its Organizational Documents.
Section 3.2    Capitalization; Acquired Entities.
(a)    The Transferred Equity Interests are all of the outstanding Equity Interests in the Company.
(b)    Section 3.2(b) of the Disclosure Schedule lists all of the Subsidiaries of the Company. No Acquired Entity owns any Equity Interests in any Person, other than Equity Interests in another Acquired Entity. All of the capital stock of, or other Equity Interests in, the Subsidiaries of the Company are owned by an Acquired Entity, free and clear of any Lien (other than any restriction on transfer arising under the Organizational Documents of such Subsidiary). All of the outstanding Equity Interests in the Acquired Entities have been duly authorized and validly issued and are free of preemptive rights. There are no voting agreements or other contracts, agreements, commitments, arrangements, instruments or rights of any kind of nature outstanding or in effect with respect to the any Equity Interests of an Acquired Entity or which restrict the transfer of any Equity Interest of an Acquired Entity.
Section 3.3    Financial Statements; Undisclosed Liabilities.
(a)    Sellers have made available to the Buyer Entities (i) combined unaudited financial statements of “Magellan Specialty Health” as of and for the years ended December 31, 2021, and December 31, 2020, and (ii) combined unaudited financial statements of “Magellan Specialty Health” for the nine-month period ended September 30, 2022 (collectively, the “Financial Statements”). The applicable Financial Statements present fairly, in all material respects, the consolidated financial position of “Magellan Specialty Health” as at the respective dates thereof and the consolidated results of operations for the periods then ended in accordance with GAAP (other than the absence of footnotes and normal year-end adjustments). The Acquired Entities and the members of the Seller Group with respect to the Business maintain a system of internal controls and procedures that are sufficient to provide reasonable assurance that transactions are executed only with management’s authorization, and that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets of the Acquired Entities and the members of the Seller Group with respect to the Business. No Acquired Entity or member of the Seller Group with respect to the Business has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by any Acquired Entity or member of the Seller Group with respect to the Business, (ii) any fraud, whether or not material, that involves the management of the any Acquired Entity or member of the Seller Group with respect to the Business who have a role in the preparation of financial statements or the internal accounting controls utilized by any Acquired Entity or member of the Seller Group with respect to the Business or (iii) any claim or allegation regarding any of the foregoing.

(b)    No Acquired Entity or any member of the Seller Group with respect to the Business has any material Liability, other than (i) Liabilities provided for in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities that have arisen in the ordinary course of business since September 30, 2022, (iii) executory obligations under any Contract and (iv) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.
(c)    All accounts and notes receivable reflected on the Financial Statements have arisen in the ordinary course of business, and represent legal, valid, binding and enforceable obligations owed to the Acquired Entities or the Business, subject only to consistently recorded reserves for bad debts set forth on the Financial Statements, and are not subject to any material contests, claims, counterclaims or setoffs.
(d)    Section 3.3(d) of the Disclosure Schedule sets forth all Indebtedness of the Acquired Entities and all Indebtedness of the Seller Group with respect to the Transferred Assets, in each case, as of the date hereof. For each item of Indebtedness, Section 3.3(d) of the Disclosure Schedule sets forth the debtor, the Contract governing the Indebtedness (if any), the principal amount of the Indebtedness as of the date hereof, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness (and all Contracts governing all related Liens, if any).
Section 3.4    Absence of Certain Changes. Since December 31, 2021, until the date hereof, (a) other than this Agreement, the negotiation, preparation or execution hereof and the process conducted by Sellers and their Affiliates in connection therewith, Sellers and the Acquired Entities have conducted the Business in all material respects in the ordinary course of business consistent with past practice, (b) no Material Adverse Effect has occurred, and (c) none of the Acquired Entities or any member of the Seller Group has taken any action described in Section 5.1(b) that, if taken after the date hereof and prior to the Closing without the prior written consent of Buyer Parent, would violate such provision.
Section 3.5    IP Rights; Privacy; Cybersecurity.
(a)    Section 3.5(a) of the Disclosure Schedule lists, for the Owned Intellectual Property, all unexpired (i) issued Patents and Patent applications (published or unpublished), (ii) Trademark registrations and applications, (iii) domain names, (iv) Copyright registrations and applications, and (v) material unregistered, common law Trademarks.
(b)    The Acquired Entities or the applicable member of the Seller Group exclusively own and possess, all right, title and interest in and to all material Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). All registered or applied for Owned Intellectual Property is subsisting, valid and enforceable, and Seller Parent possesses all rights, privileges, licenses, and consents necessary to provide the Licensed Software (as defined in the Software License Agreement) to the Acquired Entities pursuant to the Software License Agreement.
(c)    Since December 31, 2019, (i) neither the conduct of the Business nor the Owned Intellectual Property has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any material IP Rights owned by any other

Person and (ii) to Sellers’ Knowledge, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any material Owned Intellectual Property. There is no material Claim pending or, to Sellers’ Knowledge, being threatened by or against any Acquired Entity or a member of the Seller Group with respect to the Business, alleging either of the foregoing clauses (i) or (ii).
(d)    As of the date hereof, no Acquired Entity or member of the Seller Group with respect to the Business, is subject to any outstanding Order that restricts, in a manner material to the Business, its use, licensing, enforceability or registrability of any Owned Intellectual Property.
(e)    Each Acquired Entity and member of the Seller Group with respect to the Business, uses commercially reasonable efforts to protect the confidentiality of its material Trade Secrets. Since December 31, 2019, there has been no disclosure unauthorized by an Acquired Entity or applicable member of the Seller Group with respect to the Business of Trade Secrets owned by any Acquired Entity or applicable member of the Seller Group that has resulted in the loss of trade secrets material to the Business.
(f)    The Owned Software is sufficient and operates for its intended purpose as necessary for the needs of the Business as currently conducted, in all material respects. There is no Malicious Code in any of the Owned Software or the IT Assets owned by or under the control of the Acquired Entities or any member of the Seller Group with respect to the Business. The Acquired Entities and members of the Seller Group with respect to the Business take commercially reasonable anti-virus measures, and neither Seller Parent, any member of the Seller Group nor their respective Representatives have introduced or allowed to be introduced any Malicious Code into the Licensed Software as defined in and licensed under the Software License Agreement.
(g)    Since December 31, 2019, (i) no Source Code for any Owned Software has been disclosed or delivered by or on behalf of any Acquired Entity or member of the Seller Group with respect to the Business in any material respect, and (ii) no Acquired Entity or member of the Seller Group with respect to the Business has a present or contingent duty or obligation to disclose or deliver Source Code for Owned Software, to any escrow agent or other Person, other than vendors and service providers who have a need to access the Source Code for the purpose of hosting, support, or development of the Owned Software on behalf of the Business.
(h)    Section 3.5(h) of the Disclosure Schedule sets forth a list of all Copyleft Software that has been incorporated into, linked to or integrated with material Owned Software and distributed to third parties. The applicable Acquired Entity or member of the Seller Group is in material compliance with the terms and conditions of all licenses for such Copyleft Software.
(i)    Since December 31, 2019, each current and former employee and contractor of any Acquired Entity or member of the Seller Group who have developed or contributed to Owned Intellectual Property (including any Owned Software) material to the Business has entered into a valid, written agreement that protects the confidential information and Trade Secrets of the applicable Acquired Entity or member of the Seller Group and legally assigns to the applicable Acquired Entity or member of the Seller Group exclusive ownership of, including all IP Rights in and to, such Owned Intellectual Property, such that such Acquired

Entity or member of the Seller Group has thereby obtained exclusive ownership of all IP Rights in such Owned Intellectual Property by operation of law or by valid assignment.
(j)    The Acquired Entities or members of the Seller Group own, lease, license or otherwise have the legal right to use or have operated on its behalf, all material IT Assets and such material IT Assets are sufficient and operate as necessary for the needs of the Business as currently conducted. Since December 31, 2019, (1) there has not been any material failure, malfunction, or other adverse event with respect to the IT Assets owned by or under the control of any Acquired Entity that has not been remedied or replaced in all material respects; and (2) each Acquired Entity and member of the Seller Group has taken commercially reasonable actions to protect the security and integrity of the IT Assets and all data stored or contained therein or transmitted thereby (including all Personal Information).
(k)    Neither this Agreement nor the consummation of the transactions contemplated by this Agreement, including the assignment to the Buyer Entities of any Contracts, will result in, to the extent material: (i) any Acquired Entity granting to any third party any right to or with respect to Owned Intellectual Property; or (ii) any Acquired Entity or a Buyer Entity being obligated to pay any royalties or other amounts to any Person in excess of those payable by the Acquired Entity prior to the Closing Date.
(l)    Each Acquired Entity and member of the Seller Group has maintained and currently maintains data security programs with standards materially consistent with Data Security Requirements with respect to the confidentiality and Processing of Personal Information. Since December 31, 2019, each Acquired Entity has conducted and conducts risk assessments of the IT Assets. Since the Reference Date and except as set forth in Section 3.5(l) of the Disclosure Schedule, no material Personal Information has been disclosed in breach or violation of, and each Acquired Entity and member of the Seller Group and the conduct of the Business are, and since December 31, 2019, have been, in compliance with in all material respects, Data Security Requirements. Without limiting the generality of the foregoing, each Acquired Entity and member of the Seller Group with respect to the Business has taken commercially reasonable steps to implement and maintain, at a minimum, such physical, technical, administrative, electronic and procedural safeguards designed to maintain the security, integrity, and confidentiality of Personal Information.
(m)    No Acquired Entity nor any member of the Seller Group with respect to the Business distributes marketing communications to any data subject, except in accordance with the Privacy Laws or other Data Security Requirements. Each Acquired Entity has obtained all consents, authorizations, waivers of authorization or other permission pursuant to which any Acquired Entity Processed or Processes Personal Information as required under applicable Privacy Laws, except as would not be material to the Business (“Privacy Consents”). Each Acquired Entity or member of the Seller Group with respect to the Business has a valid and legal right (whether contractually, by law, or otherwise) in all material respects to Process all Personal Information for the purpose such Personal Information was collected, used, or disclosed in connection with the Business. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated by this Agreement, including any direct or indirect transfer of Personal Information resulting from such transactions, will violate any Privacy Policies or Privacy Consents in a material respect. No Acquired Entity or member of the Seller Group with respect to the Business has supplied or provided access to Personal

Information Processed by it to a third party for remuneration or other consideration in violation of applicable Privacy Laws.
(n)    Since the Reference Date, no Acquired Entity or member of the Seller Group with respect to the Business has received any material notice, complaint, or inquiry, written or, to Sellers’ Knowledge, oral, from any Governmental Authority or any other Person regarding such Acquired Entity’s or member of the Seller Group’s Processing of any Personal Information or its compliance with the Data Security Requirements. Since the Reference Date, (i) there have been no material security breaches with respect to any Owned Software, IT Assets, Personal Information or related data resulting in the loss of, unauthorized disclosure, access to or acquisition of such information or data, and (ii) no Acquired Entity or member of the Seller Group with respect to the Business has received any material notices or complaints from any Person concerning the foregoing.
Section 3.6    Real Property.
(a)    No Acquired Entity owns in fee any real property, and no member of the Seller Group owns in fee any real property Related to the Business.
(b)    Section 3.6(b) of the Disclosure Schedule lists the address of each parcel of real property that, as of the date hereof, is leased, subleased, sub-subleased, licensed or otherwise occupied by a member of the Seller Group pursuant to a Transferred Lease (collectively, the “Business Leased Real Property”). The Business Leased Real Property comprises all of the material real property primarily used in the operation of the Business.
(c)    Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, a member of the Seller Group has a valid leasehold interest in each Business Leased Real Property, free and clear of any Lien (other than Permitted Liens), and (ii) there are no leases, subleases, licenses, occupancy agreements, options, rights or other agreements or arrangements to which any member of the Seller Group or any Acquired Entity is a party granting to any Person the right to use, occupy or otherwise obtain a real property interest in all or any portion of the Business Leased Real Property.
Section 3.7    Material Contracts.
(a)    Section 3.7(a) of the Disclosure Schedule lists each Material Contract in effect on the date hereof. As used herein, “Material Contract” means any of the following Contracts (other than any Employee Plan (except with regard to clause (viii) below)) (x) to which any Acquired Entity is a party or by which it is bound or (y) that is a Transferred Contract:
(i)    any Contract for specialty management services with the top twenty-five (25) largest customers of the Business (the “Material Customers”), measured by the amounts paid to the Business by customers during the twelve (12) month period ended September 30, 2022;
(ii)    any Contract with a vendor or supplier of the Business, under which the amount paid during the twelve (12) month period ended September 30, 2022 was greater than $200,000 (such vendors or suppliers, collectively, the “Material Suppliers”);

(iii)    any Contract that by its express terms prohibits the Business from engaging in any line of business or competing with any Person or otherwise conducting the Business in any geographic area or during any period of time;
(iv)    any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;
(v)    any Contract under which the Business has incurred Indebtedness or is a guarantor with respect to Indebtedness;
(vi)    any Contract providing for the acquisition or disposition by the Business of any material assets (whether by merger, sale of stock, sale of assets or otherwise) and under which the Business has material continuing obligations after the date hereof (excluding indemnification obligations under which there are no pending claims);
(vii)    any Collective Bargaining Agreement or any other Contract with a labor union or organization;
(viii)    any Contract for the employment of any individual providing for annual compensation in excess of $100,000 or which is not terminable upon notice of thirty (30) days or less without penalty or an obligation to pay severance or similar payments;
(ix)    any Contract with any Governmental Authority;
(x)    any Contract under which marketing, sale, advertising or promotion services are provided to the Business;
(xi)    settlement Contracts with respect to any action before or by any Governmental Authority pursuant to which the Business or any Acquired Entity is subject to any outstanding material monetary or other obligations as of the date of this Agreement;
(xii)    any Contract that provides for indemnification any Person (other than Contracts entered into in the ordinary course of business);
(xiii)    Contracts with respect to any partnership, joint venture, strategic alliance or any sharing of revenues, profits, losses, costs or liabilities or similar arrangement;
(xiv)    any lease for the Business Leased Real Property;
(xv)    any lease or similar agreement under which (a) the Business is lessee of, or holds or uses, any material machinery, equipment, vehicle or other material tangible personal property owned by a third party or (b) the Business is a lessor or sublessor of, or makes available for use by any third party, any material tangible personal property owned or leased by the Business; and
(xvi)    any Contract under which the Business grants, or is granted, a license or right to use material IP Rights, other than (1) any non-exclusive license for generally commercially available third-party technology or services that has a one-time acquisition cost of $100,000, or an annual fee of $25,000 or less (2) any nonexclusive license granted to customers, contractors, service providers or other vendors of the Business in the ordinary course of business or (3) any Contract in which grants of rights to IP are immaterial and incidental to and not the principal purpose of such Contract.
(b)    Each Material Contract is a valid and binding agreement of the Acquired Entity party thereto and each other party thereto and is in full force and effect. The Acquired Entity party to each Material Contract and each other party thereto has performed all material obligations required to be performed by it under such Material Contract, and no Acquired Entity or, to Sellers’ Knowledge, any other party thereto is in breach of any Material Contract. To Sellers’ Knowledge, no event has occurred that would, with or without notice or lapse of time or both, be a default or give rise to a termination right under any Material Contract. No Acquired Entity has given or received written or, to Sellers’ Knowledge, oral notice of (i) any actual or alleged material breach of or material default under any Material Contract, or (ii) the intention of any party to a Material Contract to terminate such Material Contract.
(c)    Sellers have made available to the Buyer Entities complete and accurate (i) copies of each Material Contract that is in written form and (ii) descriptions of each Material Contract that is not in written form, in each case including any and all amendments and modifications thereof.
Section 3.8    Compliance With Laws; Permits.
(a)    Each Acquired Entity and member of the Seller Group with respect to the Business is, and since the Reference Date has been, in compliance in all material respects with all applicable Laws. Since the Reference Date, no notice has been received by any Acquired Entity alleging a material violation of, material liability for, material potential responsibility under, or regarding an investigation or audit related to, any Law. No event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) constitutes or results directly or indirectly in a violation in any material respect by any Acquired Entity or member of the Seller Group with respect to the Business of any Law.
(b)    Section 3.8(b) of the Disclosure Schedule contains a complete and accurate listing of all material Permits held by any Acquired Entity. All Permits that are necessary to own and operate the Business are and have been held by the Acquired Entities and are in full force and effect. Each Acquired Entity is, and has been since the Reference Date, in compliance in all material respects with the terms and conditions of such Permits, and no suspension, cancellation, termination, modification, revocation, forfeiture or nonrenewal of any such Permits is pending or, to Sellers’ Knowledge, threatened. No event has occurred, and no condition or circumstance exists, that (with or without notice or lapse of time) would constitute or result directly or indirectly in the suspension, cancellation, termination, modification, revocation, forfeiture or nonrenewal of any such Permits.
Section 3.9    Claims; Orders. There is no, and since the Reference Date, there has not been any, Claim pending or, to Sellers’ Knowledge, being threatened against any Acquired Entity or member of the Seller Group with respect to the Business and, to Sellers’ Knowledge, no facts or circumstances exist that could reasonably be expected to result in any such Claim pending or threatened against any Acquired Entity or member of the Seller Group with respect to the Business, and no Acquired Entity or member of the Seller Group with respect to the Business is, or since the Reference Date, has been subject to any Order, that, in each case, would, individually or in the aggregate, reasonably be expected to be material to the Business. There is no Claim that is an Assumed Liability.
Section 3.10    Taxes.
(a)    For all taxable periods beginning on or after January 1, 2017, for which the period of assessment or collection has not lapsed:
(i)    Each Acquired Entity has prepared (or caused to be prepared) and timely filed (taking into account applicable extensions) with the appropriate Governmental Authority all Tax Returns required to be filed by such Person prior to the date hereof, and all such filed Tax Returns are true, complete and accurate in all material respects and have been prepared in compliance in all material respects with applicable Laws.
(ii)    All material Taxes of the Acquired Entities due and payable (whether or not shown on any Tax Return) have been timely paid in full to the appropriate Governmental Authority, and where the payment of Tax is not yet due or is being contested in good faith pursuant to appropriate procedures, an adequate accrual in accordance with GAAP has been established in each case for all Taxes reflected in the Financial Statements.
(iii)    Each Acquired Entity has complied in all material respects with all Laws related to the withholding of Taxes and has duly and properly withheld from amounts paid or owing to any Person, and paid over to appropriate Governmental Authorities, all material amounts required to be so withheld and paid over for all periods, and each Acquired Entity has complied with the associated reporting and recordkeeping requirements (including all IRS Forms W-2 and 1099 and any corresponding forms for applicable state and local Tax purposes) in all material respects.
(b)    There is no material Tax Contest in progress, pending or, to Sellers’ Knowledge, threatened with respect to any Taxes or Tax Returns of any Acquired Entity. In the past three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where an Acquired Entity does not file Tax Returns that such Acquired Entity is or may be subject to taxation by that jurisdiction. No Acquired Entity has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.
(c)    There are no Liens for Taxes upon any Transferred Assets or the assets of any Acquired Entity other than Permitted Liens.
(d)    No Acquired Entity has any Liability for a material amount of Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor or by contract, other than any Commercial Tax Agreement.

(e)    Each Acquired Entity is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been a resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). No Acquired Entity is or has been subject to Tax in any country other than the country of its incorporation or formation by virtue of having a branch, permanent establishment, place of control or management or fixed place of business in that jurisdiction.
(f)    No Acquired Entity has participated in, nor are any of them currently participating in, a “listed transaction” as defined under Section 6706A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law.
(g)    No Acquired Entity has consented to or is subject to any extension of time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof.
(h)    No Acquired Entity has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date other than automatic extensions taken in accordance with past practice.
(i)    No Acquired Entity has been a member of an Affiliated Group (other than a group of which any Acquired Entity or member of the Seller Group is or was the parent).
(j)    No Acquired Entity is a party to or bound by any Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement, or similar agreement, except for any Commercial Tax Agreement or any agreement exclusively between or among the Acquired Entities.
(k)    No Acquired Entity has requested, been the subject of or entered into any closing agreement, private letter ruling, technical advice memoranda or similar agreements or rulings related to any Taxes, in each case that will have continuing effect after the Closing.
(l)    No Acquired Entity has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.
(m)    No Acquired Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock purported or intended to qualify in whole or in part for Tax-free treatment under Sections 355 or 361 of the Code.
(n)    No Acquired Entity is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Law); (iii) any prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the

Code or any “gain recognition agreements” entered into under Section 367 of the Code) on or prior to the Closing Date or deferred revenue realized on or prior to the Closing Date; or (vi) an election pursuant to Section 965(h) of the Code. No Acquired Entity currently uses the cash method of accounting for income Tax purposes. No Acquired Entity has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has deferred any income pursuant to IRS Revenue Procedure 2004-34, Section 451(c) of the Code, or any corresponding or similar provisions of Law.
(o)    No Acquired Entity owns an interest in (i) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (ii) a “controlled foreign corporation” within the meaning of Section 957 of the Code, or (iii) a “passive foreign investment corporation” within the meaning of Section 1297 of the Code.
(p)    No Acquired Entity has an “excess loss account” for U.S. federal or state income Tax purposes with respect to stock owned in any Subsidiary of such Acquired Entity.
(q)    No material property or obligation of any Acquired Entity is currently escheatable to any Governmental Authority under any applicable escheatment or similar Law, and the Acquired Entities have made all filings required under applicable Law in respect thereof.
(r)    No Acquired Entity (i) has made any election to defer any payroll Taxes under the CARES Act or Notice 2020-65 or (ii) has claimed any Tax credits under the CARES Act or the Families First Coronavirus Response Act.
(s)    Each Acquired Entity has collected all material Taxes required to be collected in respect of sales of goods or the provision of services, and has remitted on a timely basis such amounts to the appropriate Governmental Authority, or has furnished properly completed exemption certificates and has retained all such records and supporting documents in the manner required by applicable sales and use Tax Laws and has filed all required Tax Returns and any reports related to unclaimed property.
(t)    No Acquired Entity has any net operating loss or other Tax attribute that is currently subject to limitation under Sections 382, 383 or 384 of the Code.
Section 3.11    Employee Benefit Plans.
(a)    Section 3.11(a) of the Disclosure Schedule lists each Business Benefit Plan and identifies each such Business Benefit Plan as either a Company Employee Plan or a Seller Employee Plan. For each material Seller Employee Plan, such Seller has provided or made available to the Buyer Entities copies of the plan document (including all amendments thereto) with respect to such Seller Employee Plan, or a summary of the material terms of such Seller Employee Plan. For each Company Employee Plan, Sellers have made available to the Buyer Entities copies of each of the following documents, as applicable: (i) all documents pursuant to which the Company Employee Plan is maintained, funded and administered (including, without limitation, the plan and trust documents, any amendments thereto, and any insurance contracts or service provider agreements and any amendments thereto); (ii) a copy of the most recent summary plan description and any current summary of material modifications; (iii) a copy of the three most recent annual reports and Forms 5500; (iv) the most recent determination letter received from the IRS; (v) nondiscrimination testing results for the last 3 plan years, (vi) any correspondence from the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation regarding a Business Benefit Plan; and (vii) the most recent actuarial report and financial statements related thereto.
(b)    No Business Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 436 of the Code, (iii) a multiple employer plan as defined in Section 413(c) of the Code, or (iv) is a “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA, and neither any the Acquired Entities, Sellers or any trade or business, whether or not incorporated, that together with Sellers or any Acquired Entities would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA have, in the previous six years, maintained, contributed to, or been required to contribute to or otherwise have had any Liability with regards to any Business Benefit Plan or other agreement described in clauses (i), (ii), (iii) or (iv).
(c)    Except as would not reasonably be expected to result in material liability to the Acquired Entities (taken as a whole) or the Buyer Entities: (i) each Business Benefit Plan has been operated and administered in accordance with its terms and applicable Law, including ERISA and the Code; (ii) there are no Claims (other than routine claims for benefits in the ordinary course of business) that are pending, or to Sellers’ Knowledge, threatened against any Company Employee Plan. Sellers have timely paid all contributions, premiums and expenses payable to or in respect of each Business Benefit Plan under the terms thereof and in accordance with applicable legal requirements; and (iii) neither Sellers nor the Acquired Entities nor, to Sellers’ Knowledge, any other Person, has engaged in any transaction with respect to any Business Benefit Plan that would be reasonably likely to subject the any Acquired Entity or the Buyer Entities to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable legal requirements. Each Business Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance related thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a Business Employee in respect of any such Business Benefit Plan, and no employee of any Acquired Entity is entitled to any gross-up or otherwise entitled to indemnification by the Acquired Entities or the Sellers for any violation of Section 409A of the Code.
(d)    No material excise tax or penalty under the ACA including Section 4980D and 4980H of the Code, is outstanding, has accrued, has arisen or could arise with respect to any period prior to the Closing, with respect to any Acquired Entities or any Business Benefit Plan nor has the Seller or any Acquired Entity filed or been required to file with the IRS a Form 8928 in order to self-report any health plan violations with respect to Business Benefit Plans which are subject to excise taxes under applicable provisions of the Code, and, to the Sellers’ Knowledge, there are no facts or circumstances that would reasonably be expected to result in the any such Form 8928 with respect to Business Benefit Plans to be filed.
(e)    Each Business Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS as to its qualification and, to Sellers’ Knowledge, no event has occurred that would reasonably be expected to result in disqualification of such Business Benefit Plan.
(f)    Neither the execution hereof nor the consummation of the transactions contemplated hereby (either alone or together with any other event) shall (i) entitle any current or former director, manager, officer, or employee of an Acquired Entity or any Business Employee to any compensatory payment or benefit, (ii) accelerate the time of payment or vesting of any compensation or benefits for any such director, manager, officer or employee of any Acquired Entity or any Business Employee, (iii) require the funding of any compensation or benefits (through a grantor trust or otherwise) for any such director, manager, officer or employee of any Acquired Entity or any Business Employee, or (iv) result in the payment of any amount that would, individually or in combination with any other payment, not be deductible as a result of Section 280G of the Code.
(g)    No Business Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits with respect to Business Employees or any current or former employee, director or officer of any Acquired Entities beyond the end of the month in which a retirement or other termination of service occurs, other than coverage mandated by applicable Law or benefits the full costs of which are borne by the Business Employee or his or her beneficiary.
(h)    Section 3.11(h) of the Disclosure Schedule lists each Specified Business Employee as of the date hereof who holds any Ultimate Parent equity or equity-based awards (collectively, the “Ultimate Parent Equity Awards”) that, if such Specified Business Employee becomes a Transferred Employee, such Specified Business Employee would receive equity awards of the Buyer Entities in accordance with Section 5.4(c) in respect thereof and, in respect of each such Ultimate Parent Equity Award held as of the date hereof, (i) the type of award and number of shares of Ultimate Parent common stock related thereto, (ii) the date of grant and service-based vesting terms, (iii) date of retirement eligibility and (iv) exercise price (as applicable) (the “Equity Award Schedule”).
(i)    There are no pending or, to Sellers’ Knowledge, threatened, Claims that have been asserted related to any Business Benefit Plan by any employee or beneficiary covered under any Business Benefit Plan or otherwise involving any Employee Plan (other than routine claims for benefits). No examination, voluntary correction proceeding or audit of any Business Benefit Plan by any Governmental Authority is currently in progress or, to Sellers’ Knowledge, threatened. No Acquired Entity is a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the IRS or the Department of Labor.
Section 3.12    Labor Matters.
(a)    As of the date hereof, (i) none of the Acquired Entities or any member of the Seller Group with respect to the Business is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and to Sellers’ Knowledge, in the three (3) year period prior to the date hereof, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit related to any Business Employee, and (ii) (1) there is no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Sellers’ Knowledge, threatened in writing against any Acquired Entity or the Business and (2) there are no unfair labor practice complaints pending or, to Sellers’ Knowledge, threatened in writing against any Acquired Entity before any Governmental Authority.
(b)    Section 3.12(b) of the Disclosure Schedule lists each Business Employee, setting forth for each such Person as of the Closing Date: name or employee identification number, title, work location, employer, annual salary or hourly rate (or other compensation rate, as applicable), commission, bonus or other incentive-based compensation, vacation or paid time off accrual, hire date and designation as either exempt or non-exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act and applicable state Laws. Except as set forth in Section 3.12(b) of the Disclosure Schedule no current officer or key employee of the Acquired Entities or the Seller Group with respect to the Business has given written or, to Sellers’ Knowledge, oral notice of his or her intent to terminate such employment.
(c)    There have not been any “employment losses” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) within the past six (6) months impacting the Business Employees. The Acquired Entities and the members of the Seller Group with respect to the Business have not implemented any “mass layoff” or “plant closing” (as those terms are defined by the WARN Act or any similar applicable state Law) in the past three (3) years, nor is any such action currently planned.
(d)    There are no written or, to Sellers’ Knowledge, oral internal complaints or reports by any current or former employee, consultant, or independent contractor alleging violations of the anti-harassment or equal employment opportunity policies of the Acquired Entities or the Business by any Business Employees that are pending or under investigation, nor have there been any such written or, to Sellers’ Knowledge, oral complaints or reports, or settlements related to any such complaints or reports, in the past three (3) years.
(e)    All Business Employees are working in the United States in compliance in all material respects with all applicable Laws related to immigration and naturalization.
(f)    The Acquired Entities and the Seller Group with respect to the Business Employees and the Business are and have been at all times during the past three (3) years in compliance in all material respects with all applicable Laws respecting employment, employment practices, terms and conditions of employment, applicant and employee background checks, immigration and verification of employment eligibility (including Form I-9 and E-Verify requirements), discrimination and retaliation, employee leave, classification of workers as employees and independent contractors, classification of employees as exempt or non-exempt under applicable wage and hour Laws, privacy, employee representation, employee safety and health, overtime, wages and hours, collective negotiations, working time, social security, lending of personnel, temporary and fixed term employment, fair employment practices, reasonable accommodation, disability rights or benefits, payment of compensation, child labor, hiring, promotion and termination of employees, meal and break periods, plant closings or mass layoffs as defined by the WARN Act or any similar state statute, workers’ compensation, the withholding of payroll Taxes and contract termination. There are no material Claims pending or, to the Sellers’ Knowledge, threatened against the Acquired Entities or any member of the Seller

Group with respect to the Business related to any of the matters described in the previous sentence, nor have there been any such material Claims pending or, to the Sellers’ Knowledge, threatened against the Acquired Entities or any member of the Seller Group with respect to the business in the past three (3) years.
Section 3.13    Environmental Matters. Each Acquired Entity and member of the Seller Group with respect to the Business is, and since the Reference Date, has been, in compliance in all material respects with all applicable Environmental Laws. Each Acquired Entity and member of the Seller Group with respect to the Business holds all material Environmental Permits necessary for the lawful conduct of the Business as currently being conducted and all such Permits are valid and in full force and effect. There is no, and since the Reference Date, there has not been, any material Environmental Claim pending or, to Sellers’ Knowledge, threatened against any Acquired Entity or any member of the Seller Group with respect to the Business. There has been no material Release of Hazardous Materials by any Acquired Entity or member of the Seller Group with respect to the Business at any of the properties that are currently or formerly owned, leased, operated or used by any Acquired Entity or member of the Seller Group with respect to the Business or at any properties for which any Acquired Entity or member of the Seller Group with respect to the Business has assumed liability for any Release of Hazardous Materials.
Section 3.14    Health Care Matters.
(a)    Except as set forth in Section 3.14(a) of the Disclosure Schedule, (i) each Acquired Entity and member of the Seller Group with respect to the Business is, and has been since the Reference Date, in compliance in all material respects with all Health Care Laws, (ii) since the Reference Date, the Acquired Entities and members of the Seller Group with respect to the Business have not received any written notice or Claim issued by a Governmental Authority that alleges or asserts that an Acquired Entity or applicable member of the Seller Group has violated any Health Care Laws (iii) since the Reference Date, the Acquired Entities and members of the Seller Group with respect to the Business have not entered into any written consent decree, judgment, corporate integrity agreement, corrective action plan, deferred prosecution agreement, or other agreement or settlement with any Governmental Authority related to any actual or alleged violation of any Health Care Law and (iv) since the Reference Date, the Acquired Entities and members of the Seller Group with respect to the Business have made all Filings that they were required to file pursuant to any Health Care Law and all such Filings were correct and in compliance with Health Care Laws when filed (or were timely corrected in or supplemented by a subsequent filing). Neither the Acquired Entities or the members of the Seller Group with respect to the Business, nor to Sellers’ Knowledge, any of their respective Representatives has been charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense related to the delivery of any item or service under a Governmental Health Care Program or any other violation of Health Care Laws. No Acquired Entity or member of the Seller Group with respect to the Business is a defendant or named party in any qui tam/False Claims Act litigation.
(b)    Neither the Acquired Entities, any member of the Seller Group with respect to the Business, nor any of their respective Representatives are or have been since the Reference Date excluded, precluded, debarred, suspended from or otherwise excluded from contracting with any Governmental Authority or from participation in, any Governmental Health Care Program or are subject to a Claim, investigation or proceeding by any Governmental Authority that could result in such suspension, exclusion, preclusion or debarment, and no current or former Representative of the Acquired Entities or member of the Seller Group with respect to the Business has been convicted of a criminal offense related to any Health Care Law during their employ or engagement (as applicable) with the Acquired Entities or applicable member of the Seller Group or any of their respective Affiliates in connection with services performed for or on behalf of the Acquired Entities or applicable member of the Seller Group.
(c)    Since the Reference Date, neither the Acquired Entities, any member of the Seller Group with respect to the Business nor any of their respective Representatives acting in such capacity (i) have been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) have been convicted of any criminal offense related to the delivery of any item or service under any Governmental Health Care Program or (iii) have knowingly made an untrue or fraudulent statement to any Governmental Authority or agent thereof or knowingly failed to disclose a fact required to be disclosed to a Governmental Authority or agent thereof.
(d)    Each Acquired Entity and member of the Seller Group with respect to the Business has implemented policies and procedures reasonably designed to assure that the Acquired Entity or applicable member of the Seller Group is in compliance in all material respects with all Health Care Laws. Each Acquired Entity and member of the Seller Group has established and maintains a corporate compliance program that reflects the material elements of an effective corporate compliance program as set forth in guidance issued by the U.S. Department of Health and Human Services’ Office of Inspector General.
(e)    Neither the Acquired Entities, any member of the Seller Group with respect to the Business nor any of their respective Representatives have, directly or indirectly, made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or inducement to any Person, or entered into any similar financial arrangement, regardless of form, in each case, in material violation of any applicable Health Care Law.
(f)    No Person with which any Acquired Entity or any member of the Seller Group with respect to the Business has a contract is, or has been since the Reference Date, the subject of an audit, investigation, or material recoupment demand or request by any Governmental Authority related to any contract between such Person and such Acquired Entity or member of the Seller Group, or related to any charges, bills or records submitted which reflect the financial or managerial relationship between such Person and Acquired Entity or member of the Seller Group, or related to the charges made by such Acquired Entity or member of the Seller Group to any such Person.
(g)    The Acquired Entities and members of the Seller Group with respect to the Business do not directly or indirectly bill, have not billed or indirectly billed, and have not submitted or caused the submission of claims for payment to, any Government Health Care Program or any other health insurance program or plan, including commercial and non-governmental medical insurance plans.
(h)    The Acquired Entities and members of the Seller Group with respect to the Business are and at all times since the Reference Date have been in compliance in all material respects with the applicable requirements of HIPAA. When acting as a Business Associate (as defined at 45 CFR § 160.103), each Acquired Entity and member of the Seller Group with respect to the Business has in effect with each entity on whose behalf such Acquired Entity or member of the Seller Group receives, creates, or transmits Protected Health Information (as defined at 45 CFR § 160.103) a Business Associate agreement (“Customer BA Agreement”), and the Acquired Entities and applicable members of the Seller Group with respect to the Business are, and have been since the Reference Date, in compliance in all material respects with the Customer BA Agreements. Each Acquired Entity and member of the Seller Group with respect to the Business has in effect with each entity acting as a Business Associate of such Acquired Entity and member of the Seller Group with respect to the Business an agreement that materially satisfies all of the requirements of 45 CFR §§ 164.504(e) and 164.314(a). To the extent the Acquired Entities or, with respect to the Business, any member of the Seller Group create, disclose, transfer, sell and/or assign any information derived from Protected Health Information of the Business that has been “de-identified” (in accordance with the requirements of 45 C.F.R. § 164.514(b)), each such Acquired Entity or member of the Seller Group has obtained all rights necessary for such creation, disclosure, transfer, sale and/or assignment. The Acquired Entities and members of the Seller Group with respect to the Business have not received any written complaint or notice of investigation from any Governmental Authority regarding an Acquired Entity’s or member of the Seller Group’s or any of their respective Business Associates’ uses or disclosures of, or security practices or security incidents regarding, Protected Health Information. There have not been any Security Incidents or Breaches (as these terms are defined in HIPAA) of Protected Health Information involving the Acquired Entities or the members of the Seller Group with respect to the Business and their respective Business Associates.
Section 3.15    Insurance. Each insurance policy maintained by the Seller Group or any Acquired Entity and under which any of the assets or properties of the Acquired Entities or any of the Transferred Assets are covered is legal, valid, binding and enforceable and in full force and effect, and the Acquired Entities or applicable member of the Seller Group have paid or accrued (to the extent not due and payable) all premiums due, and have otherwise performed in all material respects all of their obligations under such insurance policies and are not in material breach or material default with respect to their obligations under such insurance policies. There are no material claims pending with respect to the Business which are covered under any such insurance policy and no material pending claims have been denied or are subject to an insurer’s reservation of rights.
Section 3.16    Material Customers and Suppliers. Section 3.16 of the Disclosure Schedule sets forth a complete and accurate list of the Material Customers and Material Suppliers. Since January 1, 2021, no Material Customer or Material Supplier has had any material dispute with any Acquired Entity or member of the Seller Group with respect to the Business, made or threatened to make any indemnification claim against any Acquired Entity or member of the Seller Group with respect to the Business, cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified any Acquired Entity or member of the Seller Group with respect to the Business of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its relationship with any Acquired Entity or member of the Seller Group with respect to the Business.
Section 3.17    Directors and Officers. Section 3.17 of the Disclosure Schedule sets forth a complete and accurate list of the directors and officers of each Acquired Entity as of the date hereof.
Section 3.18    Bank Accounts. Section 3.18 of the Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which any Acquired Entity has an account, lock box or safe deposit box used or held for use in connection with the Business, or in which cash or cash equivalents of any Acquired Entity are otherwise held, in each case, as of the date hereof.
Section 3.19    Anti-Corruption. None of the Acquired Entities, any member of the Seller Group with respect to the Business, any director, officer, agent, employee or representative of the Acquired Entities or any member of the Seller Group with respect to the Business, nor, to Sellers’ Knowledge, any other Person associated with or acting for or on behalf of the Business, has, since the Reference Date: (a) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, whether money, property or services, directly or indirectly through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof, political party, political campaign or public international organization, in violation in any material respect of the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any applicable Law of similar effect; or (b) otherwise taken any action which would cause any Acquired Entity or member of the Seller Group with respect to the Business to be in violation in any material respect of the FCPA or any applicable Law of similar effect.
Section 3.20    Affiliate Contracts. No Acquired Entity is a party to any Affiliate Contract. As used herein, “Affiliate Contract” means (i) any Contract, commitment or transaction between an Acquired Entity, on the one hand, and any member of the Seller Group, or any officer, director, stockholder or Affiliate of a member of the Seller Group, on the other hand, and (ii) any Transferred Contract that, following the transfer to Buyer Entities or any Acquired Entity, would be between the Buyer Entities or an Acquired Entity, on the one hand, and any member of the Seller Group, or any officer, director, stockholder or affiliate of a member of the Seller Group, on the other hand, other than (A) employment or service Contracts with employees, individual consultants or individual independent contractors in the ordinary course of business and (B) any Contract entered into in connection with this Agreement or the transactions contemplated hereby.
Section 3.21    Assets. The Acquired Entities own, license or hold a valid leasehold interest in or to all of their respective material assets, in each case, free and clear of any Lien (other than any Permitted Lien). Except as is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Business, all of the tangible assets of the Acquired Entities and Transferred Assets are in good condition and repair (ordinary wear and tear excepted). Except for the Excluded Assets and any “Excluded Services” (as defined in the Transition Services Agreement), the assets of the Acquired Entities and the Transferred Assets, together with the services under the Transition Services Agreement (without regard to any Excluded Services (as defined therein)) and the license under the Software License Agreement, collectively constitute all of the material assets, properties, rights, and interests used in the operation of the Business or necessary to enable the Business to conduct its business in all material respects.
Section 3.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based on arrangements made by or on behalf of any Acquired Entity and for which the Buyer Entities or any Acquired Entity would be liable.
Section 3.23    COVID-19 Relief. No Acquired Entity or member of the Seller Group has obtained any financial aid or other assistance or relief under, any federal, state or local programs adopted in response to COVID-19, including the CARES Act, the Enhancement Act, the Federal Reserve Main Street Lending Program and any similar non-US Law or program (collectively, the “COVID-19 Relief Programs”). With respect to any assistance or relief obtained under any COVID-19 Relief Program, the Acquired Entities and the members of the Seller Group have complied in all material respects with the requirements of the applicable program.
Section 3.24    Investment. Sellers have been advised and understand and acknowledge that the Buyer Parent Shares and Earnout Shares have not been registered in accordance with the Securities Act or the “blue sky” Laws of any jurisdiction and may be resold only if registered in accordance with the provisions of the Securities Act or if an exemption from registration is available, unless neither such registration nor such an exemption is required by applicable Law. Sellers have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the purchase of the Buyer Parent Shares and Earnout Shares. Sellers are able to bear the economic risk of an investment in the Buyer Parent Shares and Earnout Shares and are able to afford a complete loss of such investment. Each Seller is an “accredited investor,” as defined in Rule 501 under the Securities Act.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER ENTITIES
Except as disclosed in Buyer Parent’s (x) annual report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Buyer 10-K”) or (y) quarterly reports on Form 10-Q and current reports on Form 8-K filed from and after the date of the filing of the 2021 Buyer 10-K to the date prior to the date hereof (collectively, with the 2021 Buyer 10-K, the “Pre-Signing Buyer Reports”) (excluding, in each case, any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Pre-Signing Buyer Report or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” disclaimer or any other disclosure included in any such Pre-Signing Buyer Report that is predictive or forward-looking in nature), the Buyer Entities represent and warrant to Sellers as follows:
Section 4.1    Due Organization and Good Standing. Each of the Buyer Entities is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and, except as would not result in a Buyer Material Adverse Effect, has all requisite Entity power and authority to own, lease and operate its assets and to conduct its businesses in the manner in which its businesses are currently being conducted.

Section 4.2    Authority; Binding Nature of Agreement. Each of the Buyer Entities has the requisite power and authority to execute and deliver, and to perform its covenants and agreements under, this Agreement. The execution and delivery hereof by the Buyer Entities and the performance by each of the Buyer Entities of their covenants and agreements hereunder have been duly and validly authorized by all necessary Entity action on the part of such Buyer Entity. This Agreement has been duly and validly executed and delivered by the Buyer Entities and, assuming the due authorization, execution and delivery hereof by the other Parties, is a legal, valid and binding obligation of the Buyer Entities, enforceable against the Buyer Entities in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. No Consent of the stockholders of Buyer Parent or the holder of any Equity Interests in any member of the Buyer Group is necessary or required under Buyer’s Organizational Documents, applicable Law or the rules and regulations of the New York Stock Exchange (“NYSE”) in order for Buyer Entities to execute and deliver, and to perform its covenants and agreements under, this Agreement.
Section 4.3    Noncontravention; Consents.
(a)    The Buyer Entities’ execution and delivery hereof do not, and the Buyer Entities’ performance of its covenants and agreements hereunder shall not, (i) materially violate the Organizational Documents of Buyer, (ii) subject to making or obtaining, as applicable, the Consents and Filings referenced in Section 2.3(b), violate any Law or (iii) (1) require any Consent of, or any Filing to or with, any Person that is not a Governmental Authority under, or (2) result in any breach of or, with or without notice or lapse of time or both, be a default under or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien on any asset of a Buyer Entity under, any Contract to which a Buyer Entity is a party or by which a Buyer Entity or its assets are bound, except, in the case of the foregoing clauses (ii) and (iii), as would not result in a Buyer Material Adverse Effect.
(b)    Buyer Entities’ execution and delivery hereof do not, and Buyer Entities’ performance of its covenants and agreements hereunder shall not, require Buyer Entities to make any Filing with or to, or to obtain any Consent from, any Governmental Authority, other than the following:
(i)    the HSR Act Clearance and Filings under the HSR Act;
(ii)    the Form D Approval; and
(iii)    the Required Filings.
Section 4.4    Capitalization. The authorized capital stock of Buyer Parent is (a) 50,000,000 shares of preferred stock, par value $0.01 per share (“Buyer Parent Preferred Stock”), and (b) 850,000,000 shares of common stock, divided into 750,000,000 shares of Class A common stock, par value $0.01 per share (“Buyer Parent Class A Common Stock”), and 100,000,000 shares of Class B common stock, par value $0.01 per share, (“Buyer Parent Class B Common Stock” and, together with Class A Common Stock, “Buyer Parent Common Stock”). All of the issued and outstanding shares of Buyer Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, there are (i) zero (0) shares of Buyer Parent Preferred Stock issued and outstanding, (ii) 101,302,600 shares of Buyer Parent Class A Common Stock issued and outstanding, and (iii) zero (0) shares of Buyer Parent Class B Common Stock issued and outstanding (the foregoing clauses (ii) and (iii), collectively, the “Outstanding Buyer Common Shares”). As of the date hereof, other than the Outstanding Buyer Common Shares, there are no outstanding Equity Interests in Buyer Parent. Buyer is a wholly owned subsidiary of Buyer Parent.
Section 4.5    SEC Documents; Financial Statements; Related-Party Transactions; Undisclosed Liabilities.
(a)    Buyer Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by Buyer Parent with the SEC since December 31, 2019 (collectively, together with any documents filed with or furnished to the SEC during such period by Buyer Parent on a voluntary basis, the “Buyer SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Buyer SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Buyer SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Buyer Parent is, or has at any time since December 31, 2019, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.
(b)    The consolidated financial statements of Buyer Parent included in the Buyer SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Buyer’s accountants with respect thereto (the “Buyer SEC Financial Statements”) (i) have been prepared from the books and records of the members of the Buyer Group, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act) and (iii) present fairly, in all material respects, the Buyer Group’s consolidated financial position as at the respective dates thereof and the Buyer Group’s consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act). Pursuant to Regulation S-X under the Securities Act, as of the date hereof (except with regard to the transactions contemplated hereby), Buyer Parent is not required and would not be required upon the passage of any grace period or upon completion of any pending transaction to file any financial statements, audited, unaudited, pro forma or otherwise, with the SEC in order for a registration statement filed by Buyer Parent to be declared effective. Except as required by

GAAP and disclosed in the Buyer SEC Documents, between December 31, 2019, and the date hereof, Buyer Parent has not made or adopted any material change in its accounting methods, practices or policies.
(c)    Buyer Parent is, and since December 31, 2019, has been, in compliance in all material respects with the applicable (i) provisions of the Sarbanes-Oxley Act and (ii) listing and corporate governance rules and regulations of NYSE. The Buyer Parent Class A Common Stock is listed on the NYSE.
(d)    Buyer Parent has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance about the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Buyer Group, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Buyer Group are being made only in accordance with appropriate authorizations of Buyer’s management and Buyer’s board of directors and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Buyer Group. Buyer Parent has established and maintains a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by Buyer Parent in the Buyer SEC Documents is recorded and reported within the time periods specified in the SEC’s rules and forms and that all such information is communicated to Buyer’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Buyer Parent has disclosed to Buyer’s outside auditors and the audit committee of Buyer’s board of directors any (1) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves Buyer’s management or other employees who have a significant role in Buyer’s internal control over financial reporting. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Buyer SEC Documents. As of the date hereof, to Buyer’s Knowledge, none of the Buyer SEC Documents is the subject of ongoing SEC review, and there are no formal internal investigations, any formal SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or threatened, in each case under this sentence, related to any accounting practices of any member of the Buyer Group.
(e)    No member of the Buyer Group has any Liability, except (i) as reflected or specifically reserved against in the most recent audited balance sheet included in the Buyer SEC Financial Statements, (ii) for any liability incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Buyer SEC Financial Statements, (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby and (iv) for any liability that is not and would not reasonably be expected to result in, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.6    Compliance With Laws. Each member of the Buyer Group is, and since December 31, 2019, has been, in compliance with all applicable Laws except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.7    Absence of Certain Changes. Since December 31, 2021, until the date hereof, (a) other than this Agreement, the negotiation, preparation or execution hereof, the Buyer Group has conducted their respective businesses in all material respects in the ordinary course of business and (b) no Buyer Material Adverse Effect has occurred.
Section 4.8    Claims; Orders. There is no Claim pending or, to Buyer’s actual knowledge, being threatened against any member of the Buyer Group, and no member of the Buyer Group is subject to any Order, that, in each case, would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.9    Anti-Corruption. None of the members of the Buyer Group, any director, officer, agent, employee or representative of any member of the Buyer Group, nor, to Buyer’s actual knowledge, any other Person associated with or acting for or on behalf of the Buyer Group, has, since December 31, 2019: (a) made, authorized, offered or promised to make any unlawful payment or transfer of anything of value, whether money, property or services, directly or indirectly through a third party, to any officer, employee or representative of a foreign government or any department, agency or instrumentality thereof, political party, political campaign or public international organization, in violation in any material respect of the FCPA or any applicable Law of similar effect; or (b) otherwise taken any action which would cause any member of the Buyer Group to be in violation in any material respect of the FCPA or any applicable Law of similar effect.
Section 4.10    Solvency. Immediately after giving effect to the Acquisition and the Liabilities Assumption (including any financings to be undertaken in connection therewith) and assuming the accuracy of Sellers’ representations and warranties set forth in this Agreement, each Acquired Entity shall be Solvent. As used herein, “Solvent” means, for any Person and as of any date of determination, that (a) the amount of the “present fair saleable value” of the assets of such Person shall, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person shall, as of such date, be greater than the amount that shall be required to pay the liability of such Person on its indebtedness as its indebtedness becomes absolute and matured, (c) such Person shall not have, as of such date, an unreasonably small amount of capital with which to conduct its businesses and (d) such Person shall be able to pay its indebtedness as it matures. For purposes of the foregoing definition only, “indebtedness” means a liability in connection with another Person’s (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of any Acquired Entity.
Section 4.11    Financing.
(a)    The Buyer Entities have delivered to Sellers true, correct and complete copies of (i) a duly executed preferred equity commitment letter, dated as of the date hereof, among Buyer Parent and the Financing Sources party thereto (including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto, attached hereto as Exhibit J, as may be amended, modified or replaced in accordance with the terms hereof, collectively, the “Preferred Equity Commitment Letter” and the preferred equity financing contemplated therein the “Preferred Equity Financing”) and (ii) a duly executed debt commitment letter, dated as of the date hereof, among Buyer and the Financing Sources party thereto (including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto, attached hereto as Exhibit J, as may be amended, modified or replaced in accordance with the terms hereof, collectively, the “Debt Commitment Letter” and, together with the Preferred Equity Commitment Letter, the “Commitment Letters”) and any other agreements related thereto, pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to the Buyer Entities (together with any Alternate Debt Financing, the “Debt Financing” and together with the Preferred Equity Financing, the “Financing”) for the purpose of funding the transactions contemplated hereby. The Buyer Entities have also delivered to Sellers a true, correct and complete copy of any fee letter (which may be redacted in a customary manner solely with respect to the fee amounts (but not covenants or other terms), none of which affects conditionality, enforceability, termination or aggregate principal amount of the Financing) in connection with the Debt Commitment Letter (any such letter, a “Fee Letter” and together with the Commitment Letters, collectively, the “Financing Letters”).
(b)    As of the date hereof, the Financing Letters have not been modified, amended, supplemented or altered in any respect and none of the respective commitments or obligations thereunder have been terminated, reduced, withdrawn, rescinded or otherwise repudiated in any respect, and, to Buyer’s knowledge, no termination, reduction, withdrawal, rescission or other repudiation thereof is contemplated. As of the date hereof, no modification, amendment, supplement or alteration to any of the Financing Letters is currently contemplated. As of the date hereof, there are no other contracts, side letters or arrangements to which the Buyer Entities or any of its Affiliates is a party related to the Financing Letters or the Financing. No Fee Letter contains any “flex” provisions.
(c)    The Financing, when funded in accordance with the Financing Letters shall provide the Buyer Entities with cash proceeds on the Closing Date sufficient and available to (i) satisfy all obligations of the Buyer Entities and the Company under this Agreement and the Financing Letters due and owing on the Closing Date and (ii) pay (1) the aggregate cash consideration required to be paid by Buyer hereunder at the Closing, (2) any and all fees and expenses, including Transaction Expenses, required to be paid by Buyer on the Closing Date in connection with the transactions contemplated hereby and (3) any and all amounts in connection with the refinancing or repayment of any outstanding indebtedness of the Company or its Subsidiaries required by this Agreement or the Financing Letters (clauses (i) and (ii), the “Required Amount”).

(d)    Each of the Buyer Entities and, to Buyer’s actual knowledge, the other parties to the Financing Letters has the requisite power and authority to execute and deliver, and to perform its covenants and agreements under, the Financing Letters. The execution and delivery hereof by the Buyer Entities and, to Buyer’s knowledge, the other parties to the Financing Letters, and the performance by each of Buyer Entity and, to Buyer’s knowledge, the other parties to the Financing Letters of their respective covenants and agreements thereunder have been duly and validly authorized by all necessary Entity action on the part of Buyer and such parties. The Financing Letters have been duly and validly executed and delivered by the Buyer Entities and, to Buyer’s knowledge, the other parties to the Financing Letters and are legal, valid and binding obligations of the Buyer Entities and, to Buyer’s knowledge, such other parties, enforceable against the Buyer Entities and such other parties in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions.
(e)    Other than as expressly set forth in the Financing Letters, there are no conditions precedent or other contingencies related to the funding of the full proceeds of the Financing pursuant to any agreement related to the Financing to which the Buyer Entities or any of its Affiliates is a party. The Buyer Entities are not, nor are, to Buyer’s actual knowledge, any other parties to any Financing Letter, in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Financing Letter, and, as of the date hereof and to Buyer’s actual Knowledge, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, could be expected to (i) constitute or result in a default under or breach on the part of the Buyer Entities or on the part of any other party under any Financing Letter, (ii) constitute or result in a failure by the Buyer Entities or any other party to any Financing Letter to satisfy, or any delay in satisfaction, of any condition or other contingency to the funding of the Financing in the Required Amount, (iii) make any assumptions or any of the statements set forth in any Financing Letter inaccurate in any material respect or (iv) otherwise result in the Required Amount of the Financing being unavailable on a timely basis, and in any event, not later than the Closing. As of the date hereof, the Buyer Entities have no reason to believe that any term or condition of closing of the Financing contained in the Financing Letters will be unable to be satisfied on a timely basis (and in any event, not later than the Closing) or that the Required Amount committed pursuant to the Financing Letters will not be available at the Closing. As of the date hereof, the Buyer Entities have not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which could be expected to delay, impair or adversely affect the parties to the Financing Letters. The Buyer Entities have paid in full any and all commitment or other fees required to be paid on or prior to the date of this Agreement pursuant to the terms of the Financing Letters, and will pay in full any such amounts due on or before the Closing Date.
(f)    As of the date hereof, each of the Financing Letters is in full force and effect, and none of the Financing Letters has been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and, to the knowledge of Buyer, no such withdrawal, rescission, termination, amendment or modification is contemplated. As of the date hereof, no Financing Source has notified the Buyer Entities, the Company or any of their respective Affiliates or Representatives of its intention to terminate any of the Financing Letters or not to provide its portion of the Financing.

(g)    The Buyer Entities hereby acknowledge and agrees that its obligations hereunder are not subject to any conditions regarding its or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.
Section 4.12    Investment. Buyer is acquiring the Transferred Equity Interests for its own account and not with a view to distribution in violation of any securities Laws. Buyer has been advised and understands and acknowledges that the Transferred Equity Interests have not been registered in accordance with the Securities Act or the “blue sky” Laws of any jurisdiction and may be resold only if registered in accordance with the provisions of the Securities Act or if an exemption from registration is available, unless neither such registration nor such an exemption is required by applicable Law. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Transferred Equity Interests. Buyer is able to bear the economic risk of an investment in the Transferred Equity Interests and is able to afford a complete loss of such investment. Buyer is an “accredited investor,” as defined in Rule 501 under the Securities Act.
Section 4.13    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission that could be payable by Sellers in connection with the Acquisition or the Liabilities Assumption based on arrangements made by or on behalf of the Buyer Entities.
Section 4.14    R&W Insurance Policy. The Buyer Entities have delivered to Sellers the binder agreement, dated as of the date hereof (the “Binder Agreement”), between the Buyer Entities and QBE Specialty Insurance Co. (collectively, “Underwriter”), with respect to the buyer-side representation and warranty insurance policy attached thereto, naming the Buyer Entities and/or an Affiliate thereof as the “named insured” (the “R&W Insurance Policy”). The R&W Insurance Policy does not include an entitlement to subrogation rights of recovery against Sellers, except in the case of Fraud. As of the date hereof, the Binder Agreement is in full force and effect and has not been amended, restated or otherwise modified or waived, and the respective commitments in the Binder Agreement have not been withdrawn, modified or rescinded in any respect. The Binder Agreement includes all of the conditions precedent to the issuance of the final R&W Insurance Policy. The Binder Agreement has been duly and validly executed and delivered by Buyer Entities and Underwriter and is a legal, valid and binding obligation of Buyer Entities and Underwriter enforceable against Buyer Entities and Underwriter in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. As of the date hereof, Buyer Entities has no reason to believe that any of the conditions precedent to the issuance of the final R&W Insurance Policy on the terms therein will not be satisfied. Each of Buyer Entities and Underwriter has the requisite power and authority to execute and deliver, and to perform its covenants, agreements and obligations under, the Binder Agreement. The execution and delivery of the Binder Agreement by Buyer Entities and Underwriter and the performance by each of Buyer Entities and Underwriter of their respective covenants and agreements thereunder have been duly and validly authorized by all necessary entity action on the part of Buyer Entities and, to the Buyer Entities’ knowledge, Underwriter, respectively. As of the date hereof, no event has occurred that, with or without notice or lapse of time or both, would or would reasonably be expected to constitute a breach or default of any provision of the Binder Agreement by Buyer Entities, constitute or result in a failure to satisfy a condition precedent to or other contingency to be satisfied set forth in the Binder Agreement or otherwise cause the final R&W Insurance Policy to be unavailable.

ARTICLE V
COVENANTS AND AGREEMENTS
Section 5.1    Conduct of Business Prior to the Closing.
(a)    Prior to the Closing, except (i) as required by this Agreement, (ii) as required by applicable Law, (iii) for any actions taken, or omitted, that Sellers reasonably determine are necessary in response to COVID-19 or COVID-19 Measures, (iv) as disclosed in Section 5.1(a) of the Disclosure Schedule or (v) with the prior written consent of Buyer Parent (which shall not be unreasonably withheld, conditioned or delayed), Sellers shall cause the Seller Group and the Acquired Entities to use commercially reasonable efforts to (1) cause the Business to preserve intact its present business organization and its relationships with material customers, material suppliers, employees and others to whom it has material contractual obligations or material business dealings or relations, and (2) conduct Business in the ordinary course of business in all material respects.
(b)    Prior to the Closing, except (v) as required by this Agreement, (w) as required by applicable Law or (x) any actions taken, or omitted, that Sellers reasonably determine are necessary in response to COVID-19 or COVID-19 Measures, (y) as disclosed in Section 5.1(b) of the Disclosure Schedule or (z) with the prior written consent of Buyer Parent (which shall not be unreasonably withheld, conditioned or delayed), Sellers shall not permit:
(i)    any Acquired Entity to amend or otherwise change its Organizational Documents;
(ii)    any Acquired Entity to adjust, split, combine, amend the terms of or reclassify any shares of its capital stock;
(iii)    any Acquired Entity to declare, set aside or pay any dividend or distribution (other than any dividend or distribution payable solely in cash prior to the Closing) on any of its Equity Interests or propose or authorize the issuance of any other securities for, in lieu of or in substitution for any of its Equity Interests;
(iv)    any Acquired Entity to merge or consolidate with any other Person or restructure, reorganize, recapitalize or completely or partially liquidate (or adopt a plan of liquidation);
(v)    any Acquired Entity to acquire (including by merger or consolidation or otherwise) any Equity Interest in any other Entity or any material asset from any other Person (other than another Acquired Entity);
(vi)    any member of the Seller Group or any Acquired Entity to issue, sell, pledge or transfer any Equity Interests in any Acquired Entity to any Person (other than any Acquired Entity);
(vii)    any member of the Seller Group or any Acquired Entity to sell, transfer, lease, sublease or license to any Person (other than any Acquired Entity) any material assets, other than (1) nonexclusive licenses or other grants of rights to IP Rights in the ordinary course of business or (2) in the case of any member of the Seller Group, any asset that is not Related to the Business;
(viii)    any Acquired Entity to repurchase, redeem or otherwise acquire any of its Equity Interests;
(ix)    any member of the Seller Group or any Acquired Entity to, except as required by (1) the terms of any Business Benefit Plan or (2) for which any Seller and its Affiliates (other than the Acquired Entities) shall be solely obligated to pay and as would not result in a Liability to the Buyer Entities or any Acquired Entity, (A) adopt, amend or terminate any Company Employee Plan, (B) materially increase the cash compensation or fringe benefits of any director, manager officer, employee, consultant or other natural person service provider of any Acquired Entity, other than (x) base salary increases in the ordinary course of business not to exceed 3.5% in the aggregate over the base salary levels in effect as of the date hereof or (y) in connection with promotions or responses to competing offers of employment, in each case, in the ordinary course of business, or (C) other than in the ordinary course of business, hire, engage or terminate any employee or individual independent contractor of an Acquired Entity or a member of the Seller Group with respect to the Business other than non-physician employees at the level of director or above who have an annual base salary in excess of $200,000;
(x)    any member of the Seller Group or any Acquired Entity to enter into, terminate, or modify or amend in any material respect any Material Contract, other than expirations of Material Contracts in accordance with their terms; provided that this Section 5.1(b)(x) shall not prohibit the entry into customer and vendor agreements in the ordinary course of business with pricing and other material terms that are consistent in all material respects with past practice of the Acquired Entities;
(xi)    any Acquired Entity (1) to settle, cancel or compromise any Claim (or series of related Claims) against such Acquired Entity, other than (A) customer payment reconciliations made in the ordinary course of business and (B) any other settlement, cancelation or compromise (x) involving only monetary payments where the amount paid by an Acquired Entity is less than $3,000,000, individually or in the aggregate, in excess of available insurance proceeds for such settlement, cancelation or compromise or (y) that would not result in a Liability to any Acquired Entity after the Closing, or (2) to intentionally waive or release any material rights;
(xii)    any Acquired Entity to authorize, or make any commitment with respect to, capital expenditures that are, in the aggregate, in excess of $1,500,000;
(xiii)    any Acquired Entity to change any annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method, except, in each case, as required by GAAP or any Governmental Authority with jurisdiction over the business of any such Acquired Entity;
(xiv)    any Acquired Entity to (1) make or change any material Tax election or method of accounting for U.S. federal income tax purposes, except in the ordinary course of business, (2) settle or compromise any audit, dispute or Claim in respect of any claim or assessment with respect to any material amount of Taxes, (3) consent to any extension or waiver of the limitation period applicable to any claim or assessment for any material amount of Taxes, (4) file any amended Tax Return or (5) enter into any Contract in respect of Taxes with any Governmental Authority;
(xv)    any Acquired Entity to assume or incur any Borrowed Money Indebtedness or to assume or guarantee any liability of a member of the Seller Group;
(xvi)    any Acquired Entity to assume, incur, endorse or guarantee or otherwise become liable or responsible for any obligations of another Person (other than an Acquired Entity), whether directly, contingently or otherwise;
(xvii)    any Acquired Entity to incur any Lien on any of its material assets (whether tangible or intangible), other than Permitted Liens;
(xviii)    any member of the Seller Group to incur any Lien on any of the Transferred Assets, other than Permitted Liens;
(xix)    any Acquired Entity to make any material loans, advances, capital contributions to or investments in any other Person (other than an Acquired Entity);
(xx)    any Acquired Entity or any member of the Seller Group to enter into any Affiliate Contract;
(xxi)    any member of the Seller Group (with respect to the Business) or any Acquired Entity to make any material changes in their respective policies with respect to terms, systems, policies or procedures of accounts payable and accounts receivable; and
(xxii)    any member of the Seller Group or any Acquired Entity to enter into any Contract or understanding to do any of the foregoing.
(c)    (i) Nothing herein, including Section 5.1(a) and Section 5.1(b), shall give the Buyer Entities or any of its Representatives, directly or indirectly, the right to control or direct the operations of any member of the Seller Group or any Acquired Entity prior to the Closing, and (ii) prior to the Closing, the Seller Group and the Acquired Entities shall exercise complete control and supervision over their respective businesses and operations. Notwithstanding anything herein to the contrary, (1) the Seller Group shall have complete control over the Excluded Assets and the Retained Liabilities, and nothing herein shall restrict, limit or prohibit the Seller Group from taking any action, or omitting to take any action, in the Seller Group’s sole discretion, with respect to the Excluded Assets or the Retained Liabilities, (2) any action expressly permitted by an exception to a subsection of Section 5.1(b), and the Acquired Entities’ failure to take any action prohibited by Section 5.1(b), shall not be a breach of Section 5.1(a) and (3) prior to the Closing, Sellers and their respective Affiliates shall be permitted to use all available cash and cash equivalents for dividends or distributions, to repay any Indebtedness or for any other purpose.
(d)    Notwithstanding anything herein to the contrary, prior to or at the Closing, the Seller Group shall be permitted to assign to the Company any Contract that would be a Transferred Contract absent such assignment; provided that any such Contract shall be considered a Transferred Contract for all purposes hereof (except for purposes of Section 1.1 and the Bill of Sale and Assignment Agreement).
Section 5.2    Access to Information. Upon reasonable advance notice from the Buyer Entities, Sellers shall cause the Seller Group and the Acquired Entities to provide the Buyer Entities and their Representatives reasonable access, during normal business hours throughout the period prior to the Closing, to the Seller Group’s (but solely to the extent Related to the Business) and the Acquired Entities’ respective properties and books and records (other than records related to skill and development training, performance, active medical restriction forms, fitness for duty and disciplinary actions), and during such period, Sellers shall furnish or make available to the Buyer Entities and their Representatives all readily available information Related to the Business as the Buyer Entities may reasonably request; provided, however, that Sellers shall not be required to permit any such access, or to disclose any information, that in the reasonable, good-faith judgment of Sellers would (a) result in the disclosure of any trade secrets of any Person (other than the Acquired Entities or the Seller Group to the extent Related to the Business) or violate any applicable Law or (b) jeopardize protections afforded any Acquired Entity under the attorney-client privilege or the attorney work product doctrine; provide that Sellers shall use commercially reasonable efforts to provide such information in a format or manner that would not disclose trade secrets or violate any applicable Law or jeopardize protections afforded any Acquired Entity under the attorney-client privilege or the attorney work product doctrine. All information obtained by the Buyer Entities and their Representatives under this Section 5.2 shall be treated as “Confidential Information” (as defined in the Confidentiality Agreement) for purposes of the Confidentiality Agreement, and any such information may be designated Clean Team Information in accordance with the Clean Team Confidentiality Agreement. Centene Corporation, a Delaware corporation (“Ultimate Parent”), is an express third-party beneficiary of this Section 5.2 to the extent related to the Buyer Entities’ obligations under the Confidentiality Agreement. Notwithstanding anything in this Section 5.2 to the contrary, neither Seller nor any of their respective Affiliates shall be required to provide Buyer Entities or their Representatives with any access to properties or books and records, or furnish the Buyer Entities or their Representatives with any information, to the extent any such properties, books, records or information are related to the Excluded Assets or the Retained Liabilities or the disclosure of which would be in violation of applicable Privacy Laws.
Section 5.3    Consents and Filings; Buyer Entities’ Actions.
(a)    Each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to cause the conditions in Article VII to be satisfied as soon as reasonably practicable after the date hereof and in any event no later than the date that is two (2) Business Days prior to the Outside Date, including using reasonable best efforts to prepare and make all Filings with, and obtain all Consents of, Governmental Authorities that are necessary, proper or advisable to consummate the Closing, including the HSR Act Clearance and the Required Filings (provided, however, that, for the avoidance of doubt, the foregoing will not require any Party to waive any condition to Closing). Promptly following the date hereof, Sellers shall use commercially reasonable efforts to obtain all Consents and provide all notices under the Contracts listed in Section 2.3(a)(iii) of the Disclosure Schedule in connection with the transactions contemplated hereby; provided, however, that (i) none of Sellers or any of their respective Affiliates shall be required to make, or commit or agree to make, any concession or payment to, or incur any Liability to, any such Person and (ii) the inability or failure to obtain any such Consents, and any consequences to the extent arising out of or related to such inability or failure, including the termination of any such Contract to the extent related to the Closing or the transactions contemplated hereby shall in no event (1) be deemed a breach of, or failure to perform or comply with, a covenant or agreement hereunder or (2) grant any Buyer Entity any right to terminate this Agreement pursuant to Section 7.1 or fail to consummate the Closing.
(b)    In furtherance, and without limiting the generality, of Section 5.3(a), each Party shall, and shall cause its Representatives to, (i) make or cause to be made the initial Filings of such Party or its Representatives required by the HSR Act related to the transactions contemplated hereby within five (5) Business Days after the date hereof and, if available, shall request early termination of the waiting period under the HSR Act applicable to the transactions contemplated hereby, (ii) make or cause to be made all other Filings with Governmental Authorities required of such Party or its Affiliates that are necessary, proper or advisable to consummate the Closing or to obtain all Consents of Governmental Authorities that are necessary, proper or advisable to consummate the Closing, in each case, as soon as reasonably practicable after the date hereof (including the Required Filings), (iii) provide as soon as reasonably practicable all information required by applicable Law to be provided to any Governmental Authority in connection with any such Filings or Consents and comply at the earliest reasonably practicable date with any request from a Governmental Authority for additional information, documents or other materials received by such Party or its Representatives related to such Filings or the transactions contemplated hereby and (iv) act in good faith and reasonably cooperate with the other Parties in connection with any such Filings and in obtaining any Consent of a Governmental Authority that is necessary to consummate the Closing. To the extent not prohibited by applicable Law, each Party shall use reasonable best efforts to furnish to each other all information required for any Filing to be made to a Governmental Authority by applicable Law in connection with the transactions contemplated hereby. Each of the Buyer Entities and Sellers shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Filing or Consent and shall not independently participate in any meeting, or engage in any substantive conversation, discussion or negotiation, with any Governmental Authority related to any such Filing or Consent, or related to any Claims by such Governmental Authority related to the transactions contemplated hereby, without giving the other (1) prior written notice of such meeting, conversation, discussion or negotiation and (2) unless prohibited by such Governmental Authority, the opportunity to attend or participate therein. Each of the Buyer Entities and Sellers shall consult and cooperate with the other in good faith in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such Party in connection with any Claim by a Governmental Authority related to such Filings or the transactions contemplated hereby. Without limiting the foregoing, each Party shall not, and shall cause their respective Representatives not to, enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby. All filing fees payable by any of the Buyer Entities, Sellers, the Acquired Entities or any of their respective Representatives in connection with any such Filings or Consents shall be borne and payable by the Buyer Entities.
(c)    In furtherance, and without limiting any, of the Buyer Entities’ covenants and agreements under Section 5.3(a) and Section 5.3(b), as soon as possible after the date hereof, the Buyer Entities shall, and shall cause their Representatives to, take all actions necessary, proper or advisable to (i) avoid or eliminate each and every impediment that may be asserted by a Governmental Authority related to any Filings or Consents contemplated by this Section 5.3, the Acquisition, the Liabilities Assumption or the other transactions contemplated hereby as soon as possible and (ii) to enable the Closing to occur as soon as possible after the date hereof, in each case, which actions shall include (1) defending through litigation on the merits, including appeals, any Claim asserted in any court or other proceeding by any Person, including any Governmental Authority, that seeks to or could prevent or prohibit or impede, interfere with or delay the consummation of the Closing, (2) proposing, negotiating, committing and effecting, by consent decree, hold separate order, settlement or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of (A) a Buyer Entity, its Affiliates or the Acquired Entities or (B) the Transferred Assets, (3) terminating existing relationships, contractual rights or obligations of a Buyer Entity, its Affiliates or the Acquired Entities or the Transferred Assets, (4) agreeing to any limitation, restriction, prohibition, undertaking, covenant, revision, obligation (contractual or otherwise) or requirement on the conduct (including contractual, business or service performance) of (A) a Buyer Entity, its Affiliates or any of their respective businesses, (B) the Acquired Entities, (C) the Transferred Assets or (D) the Business (5) taking any other action as may be required by a Governmental Authority in order to obtain any Consent thereof that is necessary, appropriate or advisable to consummate the Closing or avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Order, in each case, as soon as possible and in any event prior to the Outside Date (each of the actions described in the foregoing clauses (2)–(5), a “Regulatory Concession”) and (6) not acquiring any asset (including any business, Equity Interests or Entity) (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that could reasonably be expected to adversely affect obtaining or making any Consent or Filing contemplated by this Section 5.3 or the timely receipt thereof or that would or would be reasonably likely to impair, interfere with, hinder, delay or prevent the Closing. Notwithstanding anything in this Section 5.3(c) to the contrary, no member of the Buyer Group shall be required to take, propose or agree to any Regulatory Concession that, individually or in the aggregate with all Regulatory Concessions, would or would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of (A) the Buyer Group, taken as a whole, (B) the Acquired Entities and the Business, taken as a whole, or (C) Buyer and its Subsidiaries (including the Acquired Entities and the Business), taken as a whole after giving effect to the transactions contemplated hereby (provided that, for purposes of the foregoing clauses (A) and (C), the Buyer Group, taken as a whole, and Buyer and its Subsidiaries (including the Acquired Entities and the Business), taken as a whole after giving effect to the transactions contemplated hereby, shall be deemed to be of the size, scope and scale of the Acquired Entities and the Business, taken as a whole.
(d)    Notwithstanding anything herein to the contrary, (A) the Seller Group shall not be required to make, or commit or agree to make, any Regulatory Concession or incur any Liability in connection with such Filings or Consents (other than Liabilities incidental to the making of such Filings or Consents), (B) the Acquired Entities shall not be required to make, or commit or agree to make, any Regulatory Concession or incur any Liability (I) that is not conditioned on the consummation of the transactions contemplated hereby or (II) related to any business or assets of the Seller Group (other than the Business, the Acquired Entities or the Transferred Assets) and (C) no Regulatory Concession, individually or in the aggregate, shall have any effect on, or be reflected in the calculation of, the Estimated First Adjustment Amount or the First Adjustment Amount.

Section 5.4    Employee Matters.
(a)    No later than thirty (30) days prior to the Closing Date, Buyer shall, or shall cause one of its Affiliates to, offer employment in writing to each Business Employee providing for employment (assuming that the Business Employee accepts such employment) commencing at midnight local time on the Closing Date (or to the extent such Business Employee is on a leave of absence as of the Closing Date, commencing on the date on which such Business Employee returns to active service provided such return occurs within six (6) months following the Closing Date) on the terms set forth in Section 5.4(b). Buyer and its Affiliates, as applicable, shall employ those Transferred Employees who are foreign nationals working in the United States under terms and conditions such that Buyer and its Affiliates, as applicable, qualify as a “successor employer” under applicable United States immigration laws effective as of the Closing Date.
(b)    Subject, and in addition, to any requirements imposed by applicable Law:
(i)    for a period of one (1) year immediately following the Closing Date (or if shorter, during the period of employment) (the “Continuation Period”), Buyer shall provide, or shall cause to be provided, to each Business Employee who accepts an offer of employment provided under Section 5.4(a) to be employed by Buyer or one of its Affiliates following the Closing (each such Business Employee, a “Transferred Employee”) with (1) an annual base salary or wage rate, (2) target annual cash incentive opportunities (excluding equity-based incentive opportunities), and (3) employee benefits (excluding benefits under any defined benefit plan, retiree health plan, equity plan, severance payments and severance benefits) that are in the aggregate substantially similar to those provided by Sellers or any of their Affiliates (including the Acquired Entities) to such Transferred Employee immediately prior to the Closing; provided that notwithstanding the foregoing, each Transferred Employee shall be provided with an annual base salary or wage rate that is no less favorable than the annual base salary or wage rate provided to such Transferred Employee immediately prior to the Closing Date;
(ii)    Buyer shall provide, or shall cause to be provided, to each Transferred Employee severance payments and benefits that are no less favorable than the severance payments and benefits provided to similarly situated employees of Buyer and its Affiliates;
(iii)    for eligibility and vesting purposes only under the employee benefit plans of Buyer and its Affiliates, if any, that are offered and provide benefits to Transferred Employees after the Closing Date (the “Buyer Plans”), each Transferred Employee shall be credited with his or her years of service or comparable experience with Sellers or their Affiliates (including the Acquired Entities) prior to the Closing Date to the same extent as such employee was entitled prior to the Closing Date to credit for such service under any similar Business Benefit Plan, except to the extent such credit would result in a duplication of benefits (and excluding, for the avoidance of doubt, the sabbatical program maintained by Buyer and its Affiliates); and
(iv)    for purposes of each Buyer Plan, providing medical, dental, pharmaceutical or vision benefits to any Transferred Employee, to the extent such Transferred Employee satisfied participation requirements and waiting period requirements under a comparable Business Benefit Plan, Buyer shall use reasonable best efforts to obtain the consent of any applicable insurer to, or if insurer consent is not required, cause all pre-existing condition exclusions and actively-at-work requirements of such Buyer Plan to be waived for such Transferred Employee and his or her covered dependents, and all eligible expenses incurred by such Transferred Employee and his or her covered dependents under the comparable Business Benefit Plans during the portion of the plan year ending on the date of such Transferred Employee’s participation in the corresponding Buyer Plan begins shall be considered under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan subject to all applicable terms and conditions related to such benefits or amounts.
(c)    Effective as of the Closing Date, Buyer Parent shall, or shall cause one of its Affiliates to, grant to the individuals set forth in Section 5.4(c) of the Disclosure Schedule (the “Specified Business Employees”) a cash or equity incentive award (each, a “Replacement Award”) in respect of any Ultimate Parent Equity Awards that are outstanding on the date hereof and that are forfeited in accordance with their terms by such Specified Business Employee as of the Closing. Each Replacement Award shall equal the value of any Ultimate Parent Equity Award (using the Replacement Award VWAP) and shall have the same terms, conditions and vesting schedule as applied to such Ultimate Parent Equity Awards immediately prior to the Closing; provided that such Replacement Awards shall (i) be subject to solely service-based vesting conditions but shall otherwise remain subject to the same terms and conditions as applied prior to the Closing Date (except as otherwise provided herein), (ii) to the extent that such Ultimate Parent Equity Awards are stock options, (1) have a value determined in accordance with this Section 5.4(c) equal to the Aggregate Spread Value and (2) shall be vest and paid to the Specified Business Employee on the applicable service-based vesting schedule and (iii) vest and be paid upon the termination of employment (absent for cause termination) of the applicable Specified Business Employee by Buyer, or an Affiliate thereof, on or following the Closing Date. Prior to the Closing, Seller Parent shall use commercially reasonable efforts to deliver an updated Equity Award Schedule containing the applicable information in respect of each Specified Business Employee as of the Business Day prior to the Closing Date.
(d)    Effective as of the Closing Date, the Transferred Employees shall no longer actively participate in the Magellan Health, Inc. Retirement Savings Plan (the “Seller 401(k) Plan”). Sellers shall, and shall cause their respective Affiliates to, take all actions required to fully vest the Transferred Employees in their accounts under the Seller 401(K) Plan. Buyer shall designate a tax-qualified defined contribution plan of Buyer (such plan, the “Buyer Savings Plan”) that either (i) currently provides for the receipt from the Transferred Employees of “eligible rollover distributions” (as such term is defined in Section 401(a)(31) of the Internal Revenue Code, including notes representing plan loans) or (ii) shall be amended effective as of the Closing Date to provide for the receipt from the Transferred Employees of eligible rollover distributions. Sellers, the Buyer Entities and their respective Affiliates shall cooperate in good faith to work with the recordkeepers of Seller 401(k) Plan and Buyer Savings Plan to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Seller 401(k) Plan to the Buyer Savings Plan and voluntary rollovers of account balances to the Seller 401(k) Plan. In the event that a process and procedure acceptable to the recordkeepers of Seller 401(k) Plan and Buyer Savings Plan for effecting the in-kind rollover of loan promissory notes is agreed upon, the Seller and Buyer shall take any and all commercially reasonable actions needed to permit each Transferred Employee with an outstanding loan balance under the Seller 401(k) Plan as of the Closing to continue to make scheduled loan payments to the Seller 401(k) Plan after the Closing, pending the distribution and in-kind rollover of the promissory notes evidencing such loans from the Seller 401(k) Plan to the Buyer Savings Plan so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans. Sellers shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to provide Buyer year to date employee contributions and cumulative balances for the Transferred Employees under the Seller 401(k) Plan for purposes of compliance with applicable statutory limitations.
(e)    Sellers shall timely advise Buyer of the amount of all accrued and unused vacation time and other paid time off as of the Closing Date held by such Transferred Employee (“Accrued PTO”). Buyer shall assume and credit each Transferred Employee with their Accrued PTO to the extent included in Net Working Capital as finally determined and shall cooperate in good faith with all Transferred Employees with respect to vacation and paid time off commitments purchased or reserved by such Transferred Employee prior to the Closing Date in respect of periods occurring on or subsequent to the Closing Date.
(f)    Buyer shall not, and shall cause its Affiliates not to, cause any of the Transferred Employees to suffer an “employment loss” under the WARN Act on or in the ninety (90) days following the Closing Date which would reasonably be expected to create any Liability for Sellers or any of their Affiliates under the WARN Act.
(g)    The obligation of Seller and its Affiliates (other than the Acquired Entities) to provide benefits under Seller Employee Plans shall cease effective as of the Effective Time with respect to the Transferred Employees. With respect to periods on and following the Effective Time, each Transferred Employee shall be eligible to commence participation in the Buyer Plans that provide health and welfare benefits. Seller and its Affiliates (other than the Acquired Entities) shall be responsible for all liabilities with respect to claims incurred by Transferred Employees (and their beneficiaries and covered dependents) prior to the Effective Time under those Seller Employee Plans that provide medical, dental, vision and prescription drug coverage, life, accidental death and dismemberment and business travel accident insurance and disability coverage. Buyer and its Affiliates shall be responsible for all liabilities with respect to claims incurred by Transferred Employees (and their beneficiaries and covered dependents) on and after the Effective Time under Buyer Plans that provide medical, dental, vision and prescription drug coverage, life, accidental death and dismemberment and business travel accident insurance and disability coverage. For purposes of this Section, the following claims shall be deemed to be incurred as follows: (A) with respect to short-term disability, long-term disability, life and accidental death and dismemberment benefits, upon the event giving rise to such benefits, and (B) with respect to medical, dental, vision care, prescription and health-related benefits, upon provision of medical, dental, vision, prescription and health-related services, materials or supplies.
(h)    Sellers and Buyer or their respective Affiliates shall take all actions necessary or appropriate, consistent with “Situation 2” of Revenue Ruling 2002-32, including adopting the amendments described in such Revenue Ruling to the health and dependent care flexible spending account plans of Seller (the “Seller FSAs”) and Buyer (the “Buyer FSAs”), so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) of the Transferred Employees who are participants in the Seller FSAs (the “FSA Participants”) shall be transferred to the Buyer FSAs; (ii) the elections, contribution levels and coverage levels of the FSA Participants shall apply under Buyer FSAs in the same manner as under Seller FSAs; provided that Seller has provided to Buyer all data necessary to reflect such application; and (iii) the FSA Participants shall be reimbursed from the Buyer FSAs for claims (A) incurred at any time during the plan year of the Seller FSAs during which the Closing Date occurs (or during any grace period or extended grace period applicable to the Seller FSAs), and (B) submitted to Buyer FSAs from and after the Closing Date, substantially on the same basis, terms and conditions as under Seller FSAs. As soon as reasonably practicable following the Closing Date, (i) if the aggregate benefits paid by the Seller FSA to the Transferred Employees prior to the Closing Date exceed the aggregate payroll deductions for the Seller FSAs made in respect of the Transferred Employees at or prior to the Closing Date, then Buyer shall reimburse Seller for the amount of such excess or (ii) if the aggregate payroll deductions for the Seller FSAs made in respect of the Transferred Employees at or prior to the Closing Date exceed the aggregate benefits paid by the Seller FSAs to the Transferred Employees prior to the Closing, then Seller shall reimburse Buyer for the amount of such excess. The parties hereto agree to make reasonable, good faith efforts to implement the provisions of this Section 5.4(h), taking into account the complexity of transferring flexible spending accounts.
(i)    Nothing in this Section 5.4 shall be treated as an amendment of, an undertaking to amend or terminate, or a limitation on the ability of Buyer or its Affiliates to amend or terminate any Employee Plans. Nothing herein shall require Buyer to continue to employ the services of any particular individual after the Closing Date. No provision hereof shall create any third-party beneficiary rights in any employee (including any Business Employee or Transferred Employee) or any other natural person service provider of any Acquired Entity or any beneficiary or dependents thereof for any specific compensation, terms and conditions of employment or benefits.
Section 5.5    Names and Marks; Termination of Rights to IP Rights.
(a)    From and after the Closing (but subject to the one hundred eighty (180) day transition period referenced in the following sentence), Buyer and its Affiliates shall have no right, title or interest in or to, and Buyer shall not use, shall not permit any of its Affiliates or any third party to use, and shall cause the Acquired Entities to cease to use, the Seller Names, in whole or in part, as the name or mark of or otherwise in connection with the Acquired Entities, the Business, the Transferred Assets, the business of Buyer or any of its Affiliates or otherwise. As soon as reasonably practicable, and in any event within one hundred and eighty (180) days after the Closing Date, Buyer shall use commercially reasonable efforts to (i) remove, strike over or otherwise obliterate all Seller Names from all existing physical items, content and materials (tangible or intangible), including signage, vehicles, facilities, business cards, schedules, stationery, packaging materials, displays, promotional materials, manuals, forms, software, email, social media, online identifiers and properties, and other items, content and materials, and (ii) change the name of each Acquired Entity (and any other entity, if applicable) to remove any Seller Name, including causing its Organizational Documents to be amended to remove any references thereto. Buyer shall have no rights during such time to make any new use of any Seller Name. For the avoidance of doubt, nothing herein shall require Buyer or any Acquired Entity to amend any Contract to remove any Seller Name.

(b)    Other than such rights as may be expressly granted to an Acquired Entity pursuant to the Transition Services Agreement or the Software License Agreement, any licenses, rights and access to proprietary IP Rights, data, software or other technology that may have been granted by Sellers and their Affiliates (excluding, for clarity, the Acquired Entities) to the Acquired Entities prior to the Closing, whether expressly or impliedly, shall terminate as of immediately prior to the Closing.
Section 5.6    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Closing, Buyer shall cause the Acquired Entities to fulfill and honor the obligations of each Acquired Entity under any indemnification provision, exculpation provision or advancement-of-expense provision in the Organizational Documents of any Acquired Entity as in effect as of the Closing. Buyer shall not permit any such provision to be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of any Pre-Closing Indemnified Person, unless any such amendment, repeal or modification is required by applicable Law.
(b)    Without limiting Section 5.6(a) and solely to the extent covered by the Tail Policy, from and after the Closing, Buyer shall, and shall cause the Acquired Entities (each of Buyer and the Acquired Entities, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless and exculpate (and release from any liability to Buyer or the Acquired Entities) the Pre-Closing Indemnified Persons against all D&O Expenses and all Losses (collectively, “D&O Costs”) arising from or related to any threatened, pending or completed claim or investigation, whether criminal, civil, administrative or investigative or otherwise, related to acts or omissions occurring on or prior to the Closing (including for acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Indemnifiable Claim”) and (ii) advance to such Pre-Closing Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the Pre-Closing Indemnified Person has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor. Subject to the terms of the Tail Policy, the rights of any Pre-Closing Indemnified Person related to any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is finally disposed (with no liability or potential liability of, and at no cost to, such Pre-Closing Indemnified Person) or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied (with no liability or potential liability of, and at no cost to, such Pre-Closing Indemnified Person). For the purposes of this Section 5.6(b), “D&O Expenses” shall include attorneys’ fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim.
(c)    At the Closing, Buyer shall obtain, at its sole cost and expense, a prepaid “tail” insurance policy (the “Tail Policy”) that provides the Pre-Closing Indemnified Persons with directors’ and officers’ liability insurance up to an aggregate policies limit of $10,000,000, for a period ending no earlier than the sixth (6th) anniversary of the Closing Date.
(d)    Buyer acknowledges (on behalf of itself and its Representatives, including, after the Closing, the Acquired Entities) that the Pre-Closing Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by current direct or indirect equity holders, members or other Affiliates of Sellers or their Representatives (other than the Acquired Entities) or their respective direct or indirect equity holders (“Indemnitee Affiliates”) separate from the obligations of Buyer and the Acquired Entities hereunder or under their respective Organizational Documents. From and after the Closing, (i) the D&O Indemnifying Parties shall be the indemnitors of first resort (i.e., their obligations to the Pre-Closing Indemnified Persons are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification or insurance for the same D&O Expenses or D&O Costs incurred by the Pre-Closing Indemnified Persons is secondary), (ii) the D&O Indemnifying Parties shall advance the full amount of D&O Expenses required under Section 5.6(b) and shall be liable for the full amount of D&O Costs to the extent provided in Section 5.6(b), without regard to any rights the Pre-Closing Indemnified Persons may have against any Indemnitee Affiliate and (iii) the D&O Indemnifying Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.
(e)    The Pre-Closing Indemnified Persons are intended third-party beneficiaries of this Section 5.6, with full rights of enforcement of this Section 5.6 as if a party hereto.
(f)    For purposes hereof, each Person who is or was an officer, manager or director of an Acquired Entity at or at any time prior to the Closing shall be deemed to be a “Pre-Closing Indemnified Person.”
(g)    If Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other Entity and is not the continuing or surviving Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then Buyer or its applicable successor or assign shall cause its applicable successors or assigns to assume all of the obligations thereof in this Section 5.6.
Section 5.7    Termination of Affiliate Contracts and Intercompany Accounts. Other than as listed in Section 5.7 of the Disclosure Schedule, (a) all of the Acquired Entities’ rights, remedies and Liabilities under the Affiliate Contracts shall be terminated as of immediately prior to the Measurement Time, (b) all rights, remedies, and Liabilities of any member of the Seller Group under the Affiliate Contracts shall be terminated as of immediately prior to the Measurement Time, and (c) all accounts (payables and receivables) between any member of the Seller Group, on the one hand, and any Acquired Entity, on the other hand, shall be terminated or settled immediately prior to the Measurement Time. Buyer acknowledges and agrees that, from and after the Closing, other than the specific services to be provided to Buyer under, and on the terms and conditions of, the Transition Services Agreement and the Software License Agreement, neither Buyer nor any Acquired Entity shall have any right, Claim or cause of action in or with respect to any Shared Service.
Section 5.8    Retention and Access to Personnel, Information and Records.
(a)    From and after the Closing Date through the date that is seven (7) years after the Closing Date (the “Preservation Date”), Buyer shall, and shall cause the Acquired Entities to, preserve, keep and maintain the Books and Records and all books, records, data and information of the Acquired Entities related to the Business, the Transferred Assets or the Assumed Liabilities, in each case, in their possession following the Closing as a result of the Acquisition with respect to periods or occurrences prior to the Closing Date. From and after the Closing Date through the Preservation Date, Buyer shall, and shall cause the Acquired Entities to, provide Sellers and their Representatives, upon Sellers’ or their Representatives’ reasonable request, access to or copies of such Books and Records and such other books, records, data and information and access to the personnel of Buyer and the Acquired Entities to the extent necessary for tax purposes or otherwise to comply with applicable Law or for any other legitimate business purpose.
(b)    From and after the Closing Date through the Preservation Date, Sellers shall, and shall cause the Seller Group to, preserve, keep and maintain all books, records, data and information of related to the Business, in each case, in their possession following the Closing and not otherwise transferred in connection with the Acquisition with respect to periods or occurrences prior to the Closing Date. From and after the Closing Date through the Preservation Date, Sellers shall, and shall cause the Seller Group to, provide Buyer and its Representatives, upon Buyer’s or its Representatives’ reasonable request, access to or copies of such books, records, data and information and access to the personnel of Seller and the Seller Group to the extent necessary for tax purposes or otherwise to comply with applicable Law or for any other legitimate business purpose.
Section 5.9    Insurance. From and after the Closing, the Acquired Entities, the Business, the Transferred Assets and the Assumed Liabilities shall cease to be insured by, have access or availability to, or be entitled to make claims on, claim benefits from or seek coverage under any insurance policy maintained by Sellers or any of their Affiliates (other than the Acquired Entities), including any insurance policy maintained by Sellers under which any Acquired Entity is a beneficiary or the Business, the Transferred Assets or the Assumed Liabilities are covered. Sellers or any of their respective Affiliates shall be permitted to amend, effective as of the Closing, any insurance policy in a manner they deem appropriate to give effect to this Section 5.9.
Section 5.10    Company Employee Information. Promptly after the Closing, Buyer shall instruct each Transferred Employee (a) to at all times maintain the confidentiality of all confidential or proprietary information in such Transferred Employee’s possession or control that is related to any business of the Seller Group (other than the Business), including any such confidential or proprietary information obtained inadvertently by such Transferred Employee or contained or stored in such Transferred Employee’s Personal Electronic Devices and (b) not to use, or disclose or make available to any third party, any confidential or proprietary information, including all such information contained or archived in such Transferred Employee’s emails, that is related to any business of the Seller Group (other than the Business) for any purpose at any time during or after such Transferred Employee’s employment by Buyer or any of its Affiliates.
Section 5.11    No Transfer.
(a)    This Agreement shall not constitute an agreement to Transfer, and no member of the Seller Group shall be required to Transfer to Buyer or any Acquired Entity any Transferred Contract for which the Consent of the counterparty thereto is required pursuant to the terms thereof in connection with the transactions contemplated hereby and for which consent is not obtained prior to the Closing (any such Contract, the “Consent Required Contracts”).

(b)    With respect to any Consent Required Contract, Sellers and Buyer shall enter into, as of the Closing, a mutually agreeable arrangement under which (i) Buyer would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the Claims, rights and benefits of the applicable member of the Seller Group under such Consent Required Contract, (ii) Buyer would assume all Liabilities of the Seller Group under such Consent Required Contract to the same extent as an Assumed Liability and agree to perform and discharge all such Liabilities, (iii) Sellers would enforce, at Buyer’s sole cost and expense and at the reasonable request of and for the benefit of Buyer, all Claims, rights and benefits of the Seller Group against any third party thereto arising from any such Consent Required Contract and (iv) Sellers would be liable for a breach of such Consent Required Contract to the extent caused by the Seller Group. Sellers shall and cause the Seller Group to, as applicable, promptly pay to Buyer, when received, all monies received by the Seller Group under any such Consent Required Contract as a result of the provisions of this Section 5.11(b). If and when the legal or contractual impediments the presence of which caused the deferral of transfer of any Consent Required Contract pursuant to this Section 5.11(b) are obtained, the Transfer of the applicable Consent Required Contract shall be effected in accordance with the terms hereof and, upon such Transfer, such Consent Required Contract shall be a Transferred Asset and no longer considered a Consent Required Contract for purposes of this Section 5.11(b). For the avoidance of doubt, in no event shall the non-existence of any Consent Required Contract be a condition to the Closing, and there shall be no adjustment to the purchase price or other consideration payable hereunder as a result of any Contract being a Consent Required Contract. Any such mutually agreeable arrangement shall terminate on the earlier of (1) the expiration of the Consent Required Contract in accordance with is terms and (2) the date that the applicable Consent Required Contract becomes a Transferred Asset pursuant to this Section 5.11(b).
(c)    From and after the Closing until the earlier of the expiration of the Consent Required Contract in accordance with its terms and the date that the applicable Consent Required Contract becomes a Transferred Asset, Sellers shall, at their sole cost and expense, use their commercially reasonable efforts to obtain the written Consent of each third party that is a party to any Consent Required Contract in order for Sellers to assign each such Consent Required Contract to Buyer; provided, however, that Sellers shall not be required to expend money (other than reasonable fees of, and payments to, Sellers’ legal and other professional advisors and internal costs and expenses), incur any liability, commence any litigation or offer or grant any accommodation (financial or otherwise) to any such third party or any other Person. Buyer shall use its commercially reasonable efforts to assist Sellers in obtaining each such Consent. Promptly after receipt of any such Consent, Sellers and Buyer shall enter into a customary written assignment and assumption agreement assigning the applicable Consent Required Contract to Buyer.
Section 5.12    Financing.
(a)    Financing Obligations.
(i)    The Buyer Entities shall, and shall cause its Subsidiaries and each of their respective Representatives and Affiliates to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing at the Closing on the terms and subject only to the conditions set forth in the Commitment Letters, including: (1) complying with and maintaining (provided that the Buyer Entities shall not be required to commence litigation to enforce its rights under the Commitment

Letters) the Commitment Letters in full force and effect in accordance with the terms and subject only to the conditions thereof, (2) using reasonable best efforts to negotiate and enter into definitive agreements with respect thereto on the terms and subject only to the conditions set forth in the Commitment Letters, (3) complying with and performing the obligations applicable to it pursuant to the Commitment Letters, (4) drawing down on and consummating the Financing at or prior to the Closing, including by enforcing their respective rights under the Commitment Letter and causing the Financing Sources to fund the Financing at the Closing; provided that the Buyer Entities shall not be required to commence litigation to enforce such rights under the Commitment Letters, and (5) satisfying on a timely basis all conditions in such definitive agreements to the extent within the Buyer Entities’ any of their Subsidiaries’ or any of their respective Representatives’ or Affiliates’ control and assist in the satisfaction of all other conditions. If the Required Amount of the Financing expires or terminates or otherwise becomes (or could be expected to become) unavailable in the manner contemplated by the Debt Commitment Letter, the Buyer Entities shall immediately notify Sellers in writing thereof and use its reasonable best efforts to arrange for and obtain as promptly as practicable following the occurrence of any such event alternative debt financing (the “Alternate Debt Financing”) in the Required Amount on terms and conditions that are not less favorable or more onerous (including imposition of new conditions or expansion of existing conditions), in the aggregate, than those set forth in the Debt Commitment Letter and that would not, and could not be expected to, prevent, delay or impair the ability of the Buyer Entities to obtain the Financing or consummate the transactions contemplated hereby. In the event Buyer obtains any Alternate Debt Financing, Buyer shall promptly deliver an executed debt commitment letter to Sellers with respect to such Alternate Debt Financing, including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto and true, correct and complete copies of any related executed fee letters, engagement letters and other agreements, it being understood that any such fee letters may be redacted only in the same manner as the Fee Letters. Buyer shall be subject to the same obligations with respect to any Alternate Debt Financing as set forth in this Agreement with respect to the Financing.
(ii)    The Buyer Entities shall not withdraw, rescind, terminate, replace, amend or waive any Financing Letter or any provision thereof without Sellers’ prior written consent if (in the case of any such replacement, amendment or waiver) such replacement, amendment or waiver would, or could be expected to, when taken together with all such amendments, modifications, and waivers: (1) delay or prevent the Closing, (2) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) materially less likely to occur, (3) adversely impact the ability of the Buyer Entities to enforce their rights against the other parties to the Financing Letters or the definitive agreements with respect thereto, the ability of the Buyer Entities to consummate the transactions contemplated hereby at the Closing or the likelihood of the consummation of the transactions contemplated hereby to be consummated at the Closing, (4) reduce (or have the effect of reducing) the aggregate amount of the Financing below the Required Amount or (5) impose new conditions or adversely expand, amend or modify any of the existing conditions to the receipt of the Financing, or otherwise add, expand, amend or modify any other provision of the Financing Letters, in a manner that could be expected to delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) at the Closing. The Buyer Entities shall promptly deliver a copy of any amendment, supplement, modification or replacement of any Financing Letter to Sellers. Upon any permitted amendment, supplement, modification or replacement of any Financing Letter (including with respect to any Alternate Debt Financing) in accordance with this Section 5.12(a), the term “Financing Letters” shall mean the Financing Letters as so amended, supplemented, modified or replaced, and references to “Preferred Equity Financing,” “Debt Financing” “Financing” and/or “Alternate Debt Financing” shall include the financing contemplated by the Financing Letters as so amended, supplemented, modified or replaced.
(iii)    The Buyer Entities shall provide Sellers prompt (but in any event, within two (2) Business Days) written notice (1) upon becoming aware of any (A) actual or threatened material breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, could be expected to give rise to any such breach, default, repudiation, cancellation or termination) by any party to any Financing Letter or such other agreements or documents (including any definitive agreements) related to the Financing or (B) any amendment, supplement, waiver, other modification or termination of any Financing Letter or such other agreements or documents (including any definitive agreements) related to the Financing, (2) upon receipt by the Buyer Entities or any of their Affiliates or Representatives of any written notice or other written communication of any such breach, default, repudiation, cancellation or termination, (3) of any dispute or disagreement between or among the parties to any of the Financing Letters or the definitive documents related to any of the Financing with respect to the obligation to fund the Financing or the amount thereof to be funded at the Closing and (4) if for any reason Buyer Entities believe in good faith that will not be able to obtain the Required Amount of the Financing on the terms, in the manner or from the sources contemplated by the Financing Letters or the definitive documents related to the Financing in any manner which could be expected to impair, delay or prevent the consummation of the transactions contemplated hereby. As soon as reasonably practicable, but in any event within two (2) Business Days after the date Sellers deliver to Buyer Entities a written request, Buyer Entities shall provide any information reasonably requested by Sellers related to any circumstance referred to in clause (1), (2), (3) or (4) of the immediately preceding sentence. In addition, the Buyer Entities shall keep Sellers informed on a reasonably current basis and in reasonable detail of the status of their efforts to obtain and finalize the Financing and provide to Sellers copies of all definitive documents related to the Financing, including by providing Sellers with drafts of such definitive documents related to the Financing a reasonable period of time prior to their execution or use.
(b)    Financing Cooperation.
(i)    Prior to the Closing and subject to the limitations in this Agreement, Sellers and the Company shall, and shall cause their respective Subsidiaries to, use reasonable best efforts (at Buyer’s sole cost and expense) to cause the appropriate officers and employees of the Company and its Subsidiaries to, provide such cooperation as is necessary, customary and reasonably requested by the Buyer Entities upon reasonable prior notice to assist the Buyer Entities solely in connection with causing the conditions to the Financing to be satisfied or as is otherwise reasonably requested by the Buyer Entities in connection with the Buyer Entities’ efforts to obtain the Financing (provided that any such requests are timely made so as not to delay the Closing beyond the date on which it would otherwise occur), which cooperation may include (1) participating in a reasonable number of meetings and due diligence sessions with providers or potential providers of the Financing (which shall be limited to teleconference or virtual meeting platforms) during normal business hours and at mutually agreed locations and times (2) reasonably assisting the Buyer Entities in the preparation of materials reasonably and customarily requested to be used in connection with obtaining the

Financing, in each case, solely with respect to information related to the Company (to the extent related to its business) and its Subsidiaries, (3) providing reasonably promptly to the Buyer Entities such financial and other pertinent information regarding the Company and its Subsidiaries that is readily available or within the Company’s possession, in each case, as is required to satisfy the conditions set forth in paragraph 6 of Exhibit C to the Debt Commitment Letter (the “Required Information”), (4) executing and delivering customary authorization letters (provided that, such customary authorization letters, or the bank information memoranda in which such letters are included, shall include language that exculpates the Company, each of its Subsidiaries and its Representatives and Affiliates from any liability in connection with the unauthorized use or misuse by the recipients thereof of the information set forth in any such bank information memoranda or similar memoranda or report distributed in connection therewith) and other reasonable and customary certificates, management representation letters and other documentation required by the Financing Sources and the definitive documentation related to the Financing, in each case (other than with respect to such authorization letters), subject to the occurrence of the Closing and (5) delivering information and documentation related to the Company and its Subsidiaries required and reasonably requested in writing by the Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to compliance under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
(ii)    Notwithstanding anything to the contrary in this Agreement, none of Sellers, the Company, their respective Subsidiaries or any officer, employee or Representative of any of the foregoing, shall be required to (1) provide or prepare, and the Buyer Entities shall be solely responsible for, the preparation of pro forma financial information, including pro forma costs savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financing information, (2) pay any fee, (3) provide Regulation S-X compliant financial statements or any financial data other than the Required Information, (4) approve any document or other matter related to the Financing or incur or reimburse any costs or expenses or incur any other liability or obligation of any kind or give any indemnities in connection with the Financing (unless given by the Company or any of its continuing officers at or after the Closing), (5) enter into, approve or perform any agreement or commitment in connection with the Financing or modify any agreement or commitment or provide any certification (in each case, unless by the Company or any of its continuing officers and effective only at or after the Closing, excluding any customary authorization letters described in Section 5.12(b)(i)(4)), (6) provide any legal opinion or reliance letters or any certificate, comfort letter or opinion of any of its Representatives, (7) provide access to or disclose any information to the Buyer Entities or their Representatives to the extent such disclosure would violate the attorney-client privilege, attorney work product protections or similar protections or violate any applicable Law or contract, (8) take any action that could (A) unreasonably interfere with the day-to-day operations of the Company or any of its Subsidiaries, (B) cause any representation or warranty in this Agreement to be breached or cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (C) result in any director, officer, employee or other Representative of the Company, the Sellers or any of their respective Subsidiaries incurring any personal liability, (D) conflict with the Organizational Documents of the Company or any of its Subsidiaries or any Law, (E) result in the contravention, violation or breach of, or a default under, any material contract, (9) prepare separate financial statements for the Company or any of its Subsidiaries or change any fiscal period (except with regard to the Audited Financial Statements), or (10) adopt any resolutions, execute any consents or otherwise take any corporate or similar action (in each case, unless by the Company or any of its continuing directors or officers and effective only at or after the Closing). Any use of the Company’s and its Subsidiaries’ logos in connection with the Financing shall require the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
(iii)    The Buyer Entities expressly acknowledge and agrees that neither the availability, the terms nor the obtaining of the Financing or any other financing is in any manner a condition to the Closing or the obligations of the Buyer Entities to consummate the transactions contemplated hereby. Sellers, the Company and each of their respective Subsidiaries will be deemed to be in compliance with this Section 5.12(b), and the Buyer Entities shall not allege that any of Sellers, the Company or any of their respective Subsidiaries is or has not been in compliance with this Section 5.12(b), unless the Buyer Entities provide prompt written notice of the alleged failure to comply specifying in reasonable detail specific steps to cure such alleged failure in a commercially reasonable and practical manner consistent with this Section 5.12(b), which alleged failure to comply has not been cured within ten (10) Business Days from receipt of such written notice.
(iv)    Neither Sellers, the Company nor any of their respective Affiliates or Subsidiaries (or any of their respective Representatives) shall have any liability to the Buyer Entities in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 5.12(b), in each case, other than, with respect to the Financial Statements, liability for Fraud or the exercise of the Buyer Entities rights under Section 6.2(a) or Section 7.1(c), as and if applicable. None of Sellers, the Company or any of their respective Affiliates or Subsidiaries (or any of their respective Representatives) shall have any liability or incur any losses, damages or penalties with respect to the Financing or any marketing materials, presentations or disclosure documents in connection therewith in the event the Closing does not occur. All non-public or other confidential information provided by or behalf of Sellers or the Company to the Buyer Entities or its Affiliates or any of their respective Representatives pursuant to this Section 5.12(b) shall be kept confidential in accordance with the terms of the Confidentiality Agreement.
(c)    The Buyer Entities shall indemnify and hold harmless Sellers, Company, each of their respective Subsidiaries and their respective Representatives and Affiliates from and against all losses suffered or incurred by any of them in connection with the obligations under Section 5.12(b), the Financing or any information used in connection with the Financing, except for any of the foregoing to the extent the same is the result of a material breach of this Agreement, gross negligence, willful misconduct or Fraud committed by or on behalf of Sellers or the Company in connection with this Agreement or the transactions contemplated hereby, and then limited only to the extent of such material breach, gross negligence, willful misconduct or Fraud. The Buyer Entities shall promptly (and in any event within two (2) Business Days of delivery of documentation evidencing the applicable cost or expense), upon request by Sellers or the Company, reimburse Sellers or the Company or any of their respective Subsidiaries or Affiliates, as the case may be, for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees and disbursements) incurred thereby in connection with the cooperation contemplated by Section 5.12(b).

Section 5.13    Transition. Prior to the Closing, the Buyer Entities and Sellers shall use commercially reasonable efforts to develop, and, if and when developed, begin implementing, a mutually acceptable transition plan for the migration and integration of the Business out of the businesses of the Seller Group and into the business of Buyer, in each case, in compliance with applicable Law and subject to the other terms and conditions hereof.
Section 5.14    Exclusivity. From the execution of this Agreement until the Closing or earlier termination of this Agreement in accordance with its terms, Sellers will not, and will cause each of their respective Affiliates and Representatives, not to, directly or indirectly, (a) solicit, initiate or knowingly encourage any inquiry, proposal, offer or contact from any Person (other than the Buyer Entities and their Representatives) related to any transaction involving (i) the sale of the outstanding equity or consolidated assets (other than in the ordinary course of business) of any Acquired Entity, the Transferred Assets or the Business, (ii) any acquisition, divestiture, merger, equity exchange, consolidation, redemption or business combination transaction involving any Acquired Entity, the Transferred Assets or the Business or (iii) any similar transaction or business combination involving any Acquired Entity, the Transferred Assets or the Business (in each case, an “Acquisition Proposal”), or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal. The Seller Group shall immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations with third parties regarding any of the foregoing.
Section 5.15    Further Assurances. From and after the Closing, each of Sellers and the Buyer Entities shall use commercially reasonable efforts from time to time to execute and deliver, or cause to be executed and delivered by its respective Affiliates, at the reasonable request of the other Party such additional documents and instruments, including any assignment or assumption agreements, bills of sale, instruments of assignment, consents and other similar instruments in addition to those required by this Agreement, as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby and to provide any documents or other evidence of ownership as may be reasonably requested by the Buyer Entities to confirm Buyer’s ownership of the Transferred Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities.
Section 5.16    Post-Closing Cooperation. Other than with respect to any Consent Required Contract, which is subject to Section 5.11, from and after the Closing, if Sellers or any of their Affiliates receives or collects any funds in respect of any accounts receivable or notes receivable or any credits, prepaid expenses, rebates, deferred charges or prepaid items of any Person that are Transferred Assets in accordance hereof or otherwise belong to an Acquired Entity, Sellers or their applicable Affiliates shall remit such funds to Buyer promptly after receipt thereof. From and after the Closing, if Buyer or any of its Affiliate receives or collects any funds related to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers promptly after its receipt thereof.
Section 5.17    Additional Financial Information. Prior to the Closing, Seller Parent shall use commercially reasonable efforts to cause to be prepared, at Buyer Parent’s cost and expense (not to exceed $500,000 or, in the event the 2022 Audited Financial Statements are included in the definition of Additional Financial Information, $900,000), (i) the audited combined balance sheets of the Business as of December 31, 2021, and December 31, 2020, and the respective related audited combined statements of income, parent investment, and cash flows of the Business for the fiscal years ended December 31, 2021, and December 31, 2020, and (ii) the unaudited combined balance sheets of the Business as of September 30, 2022, and September 30, 2021, and the respective related unaudited combined statements of income, parent investment and cash flows for the Business for the nine months ended September 30, 2022 and September 30, 2021, including the notes thereunder (collectively, the “Additional Financial Information”). If any of the Additional Financial Information has not been completed as of the Closing, Seller Parent and Buyer shall cooperate in good faith for Buyer to be assigned the engagement with the auditor conducting the audits thereof with respect to such Additional Financial Information, and Buyer Parent shall use reasonable best efforts to cause the Additional Financial Information to be completed as promptly as practicable after the Closing. The failure of any Additional Financial Information to be completed, or any differences between the Additional Financial Information and the Financial Statements, shall in no event (a) be a breach of, or failure to comply with, any provision hereof or (b) grant the Buyer Entities any right to terminate this Agreement or fail to consummate the Closing. Buyer shall, promptly upon request by Seller Parent, reimburse Seller Parent for all documented out-of-pocket costs incurred by Seller Parent or its Representatives in connection with the Additional Financial Information. Buyer shall be responsible, at its sole cost and expense, for procuring any comfort letter from the auditor of the Additional Financial Information, and Sellers shall not be required to provide any legal opinion or reliance letters or any certificate, comfort letter or opinion of any of its Representatives with respect to the Additional Financial Information. Notwithstanding anything to the contrary herein, if the Closing has not occurred prior to January 15, 2023, the definition of “Additional Financial Information” shall also include the audited combined balance sheets of the Business as of December 31, 2022, and the respective related audited combined statements of income, parent investment, and cash flows of the Business for the fiscal years ended December 31, 2022 (collectively, the “2022 Audited Financial Statements”).
Section 5.18    Certain Post-Closing Agreements. Following the Closing, the Buyer Entities, as applicable, shall take the actions listed in Section 5.18 of the Disclosure Schedule.
Section 5.19    Earnout. Buyer Parent shall pay to Seller Parent the cash amounts, and, if applicable, Buyer Parent shall issue to Seller Parent the shares of Buyer Class A Common Stock, in each case, as provided in, and on and subject to the terms, conditions, procedures and definitions set forth in, Exhibit K (such shares, the “Earnout Shares” and such cash payment together with the Earnout Shares, the “Earnout Amount”), and the Parties hereby agree to such terms, conditions, procedures and definitions. As set forth in more detail on Exhibit K, the Earnout Amount, will be payable, if at all, based on the achievement of certain metrics, or the occurrence of certain events, in calendar year 2023 and will in no event exceed $150,000,000. As set forth in more detail on Exhibit K, the Earnout Amount will be payable 50% in cash and 50% in Earnout Shares (based upon the volume weighted average of the sale prices per share of Buyer Parent Class A Common Stock on NYSE for the twenty (20) full consecutive trading days ending on the trading day that is two (2) Business Days prior to the date on which such shares of Buyer Parent Class A Common Stock are required to be issued); provided that, Buyer Parent may increase the cash amount (and correspondingly decrease the number of Earnout Shares) upon two Business Days’ prior written notice to Seller Parent prior to the payment of the Earnout Amount. In the event of any conflict between Exhibit K and this Section 5.19, Exhibit K shall control.

Section 5.20    R&W Insurance Policy. The Buyer Entities shall not permit the Binder Agreement or the R&W Insurance Policy to be amended in any manner adverse to Sellers. The Buyer Entities shall take all actions necessary to cause the final R&W Insurance Policy to be issued in accordance with the Binder Agreement as promptly as practicable on or after the Closing Date. Prior to the Closing, Sellers shall provide the Buyer Entities with access and information (including participating in diligence calls as reasonably requested by the Buyer Entities) pursuant to, and subject to the terms and conditions of, Section 5.2 to the extent reasonably requested by the Buyer Entities for the Buyer Entities to seek to limit or eliminate any exclusions from coverage under the R&W Insurance Policy.
Section 5.21    Confidentiality. During the period commencing on the date hereof and ending on the third (3rd) anniversary of the Closing Date, Sellers agree to hold all Buyer Confidential Information confidential and shall not, and shall cause their respective Representatives not to, directly or indirectly, (a) use any Buyer Confidential Information or (b) disclose any Buyer Confidential Information to any third Person (other than Buyer and its Affiliates), in each case, other than to perform its obligations, or exercise or enforce its rights, under the Purchase Agreement, any Ancillary Agreement, any Affiliate Contract that survives the Closing or any Contract between Buyer or its Affiliates, on the one hand, and any Seller or its Affiliates, on the other hand. Notwithstanding anything herein to the contrary, (i) Buyer Confidential Information may be disclosed to any of Sellers’ respective Representatives if such Representative has a need to know such Buyer Confidential Information or is otherwise already in possession of the Buyer Confidential Information on the date hereof; provided that Sellers shall be liable for any breach of this Section 5.21 by any of their respective Representatives, (ii) Sellers and their respective Representatives may disclose Buyer Confidential Information to the extent such disclosure is, on the advice of Sellers’ legal counsel, required by applicable Law or the rules of any applicable stock exchange or the terms of a subpoena, Order or similar legal process pursuant to applicable Law; provided that such Seller or such Representative give Buyer prompt notice of any and all such requests for disclosure, to the extent reasonably practicable and permissible, and uses commercially reasonable efforts to cooperate with Buyer, at Buyer’s sole expense, so that Buyer has may take all legally available actions to avoid disclosure; provided, further, that, if despite such notice and cooperation and Buyer’s attempt to avoid disclosure any Seller or such Representative is nonetheless obligated to disclose the Buyer Confidential Information, such Seller or such Representative shall disclose only that portion of the Buyer Confidential Information which, on the advice of its legal counsel, such Seller or Representative is required to disclose, and (iii) Sellers and their respective Representatives may disclose Buyer Confidential Information to any Governmental Authority or securities exchange to which any Seller or any such Representative is subject in the course of any routine, non-targeted audit, examination, investigation or review by such Governmental Authority without providing notice thereof to Buyer or any other Person or otherwise complying with the foregoing clause (B). For purposes hereof, “Buyer Confidential Information” means all confidential, proprietary or trade secret information of the Buyer Group provided by the Buyer Group to any member of the Seller Group prior to the Closing; provided, however, that Buyer Confidential Information shall not include any information that (1) is or becomes generally available to the public prior to, on or after the Closing Date (other than as a result of a disclosure by Sellers, any of their Affiliates or any of their respective Representatives), or (2) becomes available to Sellers, their Affiliates, or their respective Representatives on a non-confidential basis after the Closing Date from a source other than Buyer or any of its Affiliates; provided that such source was not known by Sellers, Sellers’ Affiliates, or their respective Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or any of its Affiliates.
Section 5.22    Buyer Parent Shares. If applicable, Buyer Parent shall use reasonable best efforts to cause the Buyer Parent Shares to be issued to Seller Parent hereunder to be listed on the NYSE, subject to official notice of issuance, prior to the Closing.
Section 5.23    NIA Pennsylvania. In the event that National Imaging Associates of Pennsylvania, LLC, a Pennsylvania limited liability company and Subsidiary of the Company (“NIA Pennsylvania”), is not dissolved prior to the Closing, Sellers shall cause ownership of NIA Pennsylvania to be transferred to a member of the Seller Group prior to the Closing.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    Conditions to the Obligation of Each Party. The respective obligations of the Buyer Entities and Sellers to consummate the Acquisition and the Liabilities Assumption shall be subject to the satisfaction (or waiver by the Buyer Entities, on the one hand, and Sellers, on the other hand) at or prior to the Closing of the following conditions:
(a)    The waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated hereby shall have expired or otherwise been terminated (the “HSR Act Clearance”).
(b)    No Order issued after the date hereof, whether preliminary, temporary or permanent, shall be in effect that prohibits the consummation of the Acquisition (any such Law, a “Legal Restraint”).
(c)    All Required Filings shall have been made.
Section 6.2    Conditions to the Obligations of the Buyer Entities. The obligation of Buyer Entities to consummate the Acquisition and the Liabilities Assumption is further subject to the satisfaction (or waiver by the Buyer Entities) prior to the Closing of the following conditions:
(a)    (i) Each Sell-Side Fundamental Representation shall be accurate (read, for purposes of this Section 6.2(a)(i) only, without giving effect to any qualifier as to materiality, “in all material respects,” “material,” Seller Material Adverse Effect or Material Adverse Effect) in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date), (ii) each representation and warranty in Article II (other than any Sell-Side Fundamental Representations) shall be accurate (read, for purposes of this Section 6.2(a)(ii) only, without giving effect to any qualifier as to materiality, “in all material respects,” “material,” Seller Material Adverse Effect or Material Adverse Effect) as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall have been accurate as of such date), other than any failure of any such representation or warranty to be accurate as of the Closing Date as if made on the Closing Date (or express earlier date) that would not result in a Seller Material Adverse Effect, and (iii) each representation and warranty in Article III (other than any Sell-Side Fundamental Representation) shall be accurate (read, for purposes of this Section 6.2(a)(iii) only, without giving effect to any qualifier as to materiality, “in all material respects,” “material” or Material Adverse Effect) as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall have been accurate as of such date), other than any failure of any such representation or warranty to be accurate as of the Closing Date as if made on the Closing Date (or express earlier date) that would not result in a Material Adverse Effect.
(b)    None of Sellers shall have materially breached any covenant or agreement hereunder (other than Section 5.17) that is required to be performed or complied with prior to the Closing.
(c)    The Buyer Entities shall have received a certificate, dated as of the Closing Date and duly executed on behalf of Sellers, confirming the satisfaction of the conditions in Section 6.2(a) and Section 6.2(b).
(d)    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or Seller Material Adverse Effect.
Section 6.3    Conditions to Obligation of Sellers. The obligation of Sellers to consummate the Acquisition and the Liabilities Assumption is further subject to the satisfaction (or waiver by the Buyer Entities) prior to the Closing of the following conditions:
(a)    Each representation and warranty in Article IV shall be accurate (read, for purposes of this Section 6.3(a) only, without giving effect to any qualifier as to materiality, “in all material respects,” “material” or Buyer Material Adverse Effect) as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall have been accurate as of such date), other than any failure of any such representation or warranty to be accurate as of the Closing Date as if made on the Closing Date (or express earlier date) that would not result in a Buyer Material Adverse Effect.
(b)    The Buyer Entities shall not have materially breached any covenant or agreement hereunder that is required to be performed or complied with prior to the Closing.
(c)    Sellers shall have received a certificate, dated as of the Closing Date and duly executed on behalf of the Buyer Entities, confirming the satisfaction of the conditions in Section 6.3(a) and Section 6.3(b).
(d)    (i) Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect, and (ii) if Buyer Parent Shares are to be issued hereunder, such Buyer Parent Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

ARTICLE VII
TERMINATION
Section 7.1    Termination.
(a)    Termination by Mutual Agreement. Seller Parent (on behalf of Sellers) and Buyer Parent (on behalf of the Buyer Entities) shall have the right to terminate this Agreement at any time prior to the Closing by mutual written agreement.
(b)    Termination by Either Seller Parent or the Buyer Entities. Each of Seller Parent (on behalf of Sellers) and Buyer Parent (on behalf of the Buyer Entities) shall have the right to terminate this Agreement at any time prior to the Closing if:
(i)    the Closing does not occur prior to 5:00 p.m. on August 17, 2023 (the “Outside Date”); provided, however, that, if the condition in Section 6.1(a) shall not have been satisfied as of 5:00 p.m. on the day immediately preceding the Outside Date, then the Outside Date shall be extended automatically to November 17, 2023 (and, in the case of such extension, any reference to the Outside Date in any other provision hereof shall be a reference to the Outside Date, as extended); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of the Closing to have occurred prior to 5:00 p.m. on the Outside Date was caused by such Party’s breach of any of its covenants or agreements hereunder; or
(ii)    a Legal Restraint is in effect that has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the existence of such Legal Restraint was caused by such Party’s breach of any of its covenants or agreements hereunder.
(c)    Termination by Buyer Parent. Buyer Parent, on behalf of the Buyer Entities, shall have the right to terminate this Agreement if a Seller breaches any of its covenants or agreements hereunder, or any of such Seller’s representations or warranties in Article II or Article III is inaccurate, which breach or inaccuracy (1) would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied and (2) cannot be cured by such Seller by the Outside Date or, if capable of being so cured, is not cured by such Seller within thirty (30) days after Buyer Parent delivers written notice of such breach or inaccuracy to Seller Parent; provided, however, that Buyer Parent shall not have the right to terminate this Agreement under this Section 7.1(c) if a Buyer Entity has breached any of its respective covenants or agreements hereunder, or any of the Buyer Entities’ representations or warranties in Article IV is inaccurate, which breach or inaccuracy would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable.
(d)    Termination by Seller Parent. Seller Parent, on behalf of Sellers, shall have the right to terminate this Agreement at any time prior to the Closing if:
(i)    a Buyer Entity breaches any of its covenants or agreements hereunder, or any of the Buyer Entities’ representations or warranties in Article IV is inaccurate, which breach or inaccuracy (A) would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable, to be satisfied and (B) cannot be cured by such Buyer Entity by the

Outside Date or, if so capable of being cured, is not cured by such Buyer Entity within thirty (30) days after Seller Parent delivers written notice of such breach or inaccuracy to Buyer Parent; provided, however, that Seller Parent shall not have the right to terminate this Agreement under this Section 7.1(d)(i) if a Seller breaches any of its covenants or agreements hereunder, or any of Sellers’ representations or warranties in Article II or Article III is inaccurate, which breach or inaccuracy would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable; or
(ii)    (1) all of the conditions in Section 6.1 and Section 6.2 have been satisfied (other than any such condition that by its nature is to be satisfied at the Closing, any such condition that has been waived by Buyer Parent and any such condition the failure of which to be satisfied has been caused by or results from a breach by a Buyer Entity of any of its covenants or agreements hereunder), (2) Seller Parent has irrevocably confirmed in writing at least three (3) Business Days prior to such termination that Sellers stand ready, willing and able to consummate the Closing, and (3) the Buyer Entities have failed (for any reason) to consummate the Closing on or prior to the date on which the Buyer Entities were required to consummate the Closing under Section 1.2 and within three (3) Business Days after receipt by Buyer Parent of the written confirmation referred to in clause (2) of this sentence (the occurrence of the foregoing, a “Buyer Closing Failure”).
Section 7.2    Effect of Termination.
(a)    This Agreement may be terminated only under Section 7.1. In order to terminate this Agreement under Section 7.1 (other than under Section 7.1(a)), the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties, specifying the subsection of Section 7.1 under which such Party is terminating this Agreement. If this Agreement is terminated under Section 7.1, this Agreement shall immediately become void and of no effect, and no Party shall have any further Liability, whether arising before, at or after such termination, that may be based on this Agreement, arising out of this Agreement or related hereto or the negotiation, execution, performance or subject matter hereof, except that (a) Section 5.12(c), this Section 7.2, the last sentence of Section 5.17, and Article XI, and the Parties’ Liabilities thereunder, shall survive such termination and remain in full force and effect in accordance with their terms, (b) Buyer Parent’s Liability under the Confidentiality Agreement as provided in Section 5.2 shall survive such termination and remain in full force and effect and (c) subject to Section 7.2(c), no such termination shall relieve any Party from liability for (i) any material breach of a covenant or agreement hereunder occurring prior to such termination (provided that a Buyer Closing Failure shall be a covenant or agreement hereof occurring prior to the termination hereof) or (ii) any Fraud.
(b)    In the event that this Agreement is validly terminated by Seller Parent pursuant to Section 7.1(d) (other than a termination under Section 7.1(d)(i) as a result of a breach of a representation or warranty giving rise to the failure of the condition to Closing in Section 6.3(a) under clause (ii) of the definition of Buyer Material Adverse Effect (if applicable)), then Buyer Parent shall pay to Seller Parent an amount in cash by wire transfer of immediately available funds equal to $52,000,000 (the “Termination Fee”) within two (2) Business Days after the date of such termination. In no event shall Buyer Parent be required to pay the Termination Fee on more than one (1) occasion or at different times. If Buyer Parent fails to pay the Termination Fee when required to be made pursuant to this Section 7.2(b), Buyer Parent shall also pay to Seller Parent interest on the Termination Fee from the date such payment was required to be made pursuant to this Section 7.2(b) until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made, plus five hundred (500) basis points (such interest, the “Termination Fee Interest”). In addition, if Buyer Parent fails to pay the Termination Fee when required to be made pursuant to this Section 7.2 and Seller Parent commences a Claim that results in a final, non-appealable Order against Buyer Parent for payment of the Termination Fee (or any portion thereof), Buyer Parent shall also pay to Seller Parent an amount equal to Seller Parent’s and its Affiliates’ reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Claim (such costs and expenses, the “Termination Fee Expenses” and, together with the Termination Fee and Termination Fee Interest, the “Termination Payments”).
(c)    Notwithstanding anything to the contrary herein, if this Agreement is terminated pursuant to Section 7.1(d) (other than a termination under Section 7.1(d)(i) as a result of a breach of a representation or warranty giving rise to the failure of the condition to Closing in Section 6.3(a) under clause (ii) of the definition of Buyer Material Adverse Effect (if applicable)), the exclusive remedy of Sellers and their respective Affiliates (the “Company Related Persons”) against the Buyer Entities and any of their Representatives (collectively, the “Buyer Related Persons”) for any Claim (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the Ancillary Agreements (including the negotiation, execution, performance or subject matter hereof or thereof) or the transactions contemplated hereby or thereby shall be payment of the Termination Payments pursuant to Section 7.2(b), and, upon Buyer Parent’s payment of the Termination Payments pursuant to Section 7.2(b), none of the Buyer Related Persons shall have any further liability or obligation relating to or arising his Agreement or the Ancillary Agreements (including the negotiation, execution, performance or subject matter hereof or thereof) or the transactions contemplated hereby or thereby.
ARTICLE VIII
TAX MATTERS
Section 8.1    Preparation and Filing of Tax Returns; Contests.
(a)    Seller Parent shall prepare and timely file (or cause to be prepared and timely filed) (i) all Tax Returns in respect of Seller Consolidated Taxes, (ii) all other Income Tax Returns required to be filed with respect to any Acquired Entity for any Pre-Closing Tax Period (excluding any Straddle Period), and (iii) all other Tax Returns of the Acquired Entities and with respect to the Transferred Assets that are filed prior to the Closing (those Tax Returns described in clauses (i) to (iii), “Seller Tax Returns”). In each case, Seller Parent shall timely remit (or cause to be timely remitted) to the applicable Governmental Authority (or, in the case of any Seller Tax Return described in clause (ii) above that is required to be filed after Closing, to Buyer for remittance to the applicable Governmental Authority) any Taxes shown as due on such Seller Tax Returns. To the extent any such Seller Tax Return relates to the Acquired Entities or to the Transferred Assets, (x) Seller Parent shall prepare such Seller Tax Returns in accordance with past practices of the Acquired Entities (or the applicable owner of the Transferred Asset prior to Closing), and (y) completed drafts of any such Seller Tax Returns filed after the Closing Date shall be submitted to Buyer not later than thirty (30) days prior to the due date (taking into account applicable extensions) for filing such Seller Tax Return (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date) for Buyer’s review and comment, the resolution of which shall be determined pursuant to Section 8.1(d); provided that with respect to any Tax Return regarding Seller Consolidated Taxes, Seller Parent shall provide only pro forma statements (including the relevant data used to create such pro forma statements, excluding data that may disclose information about the operations of any member of the Seller Group other than an Acquired Entity) reporting the operations of the Acquired Entities on a separate return basis.
(b)    Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Acquired Entities and with respect to the Transferred Assets that are due (after taking into account applicable extensions validly obtained) after the Closing Date, other than Seller Tax Returns (the “Buyer Tax Returns”). Buyer shall prepare any Buyer Tax Return for a Pre-Closing Tax Period (including any Straddle Period) in accordance with existing procedures and practices and accounting methods of the applicable Acquired Entity (or, if applicable, the applicable owner of the Transferred Asset prior to Closing). Seller Parent shall remit Seller Parent’s share of any Taxes shown as due on any Buyer Tax Return with respect to any Straddle Period to Buyer within three Business Days following demand from Buyer therefor and, without limiting the obligations of Seller Parent under Section 9.1(a), Buyer shall timely remit, or cause to be timely remitted, all Taxes shown as due in respect of such Buyer Tax Returns; provided that for the avoidance of doubt, Buyer’s obligation to pay such Taxes shall not affect the calculation of the Closing Date Cash for purposes of the Final First Adjustment Amount. Buyer shall provide Seller Parent with a copy of each Buyer Tax Return that includes any Accrued Taxes or any Taxes for which Buyer may claim indemnification from Sellers at least twenty (20) days prior to the due date (taking into account applicable extensions) of such Tax Return for Seller Parent’s review and comment. Subject to Section 8.1(d) with respect to any disputed comments provided by Seller Parent to Buyer at least ten (10) days prior to the due date (taking into account applicable extensions validly obtained) for filing such Buyer Tax Return, Buyer shall timely file each Buyer Tax Return with the appropriate Governmental Authority.
(c)    To the extent permitted by Law, each of the Acquired Entities shall elect to close each of its respective taxable periods as of or prior to the Closing Date. Any Tax Return of any Acquired Entity or of any member of the Seller Group with respect to the Transferred Assets for a Straddle Period shall, to the extent permitted by Law, be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date.
(d)    Buyer and Seller Parent shall use good faith efforts to resolve any dispute regarding the preparation of Seller Tax Returns and Buyer Tax Returns. In the event of any such dispute that cannot be resolved, such dispute shall be resolved by the Independent Accountant and any determination by the Independent Accountant with respect to such dispute shall be final. The fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller Parent. If the Independent Accountant does not resolve any differences between Buyer and Seller Parent with respect to such Tax Return at least five (5) days prior to the due date therefor, such Tax Return shall be filed as prepared by the Party responsible for preparing such Tax Return and amended to reflect the Independent Accountant’s resolution.

(e)    None of Buyer or any of its Affiliates (including the Acquired Entities) shall (or shall cause or permit any other Person to) (i) except as otherwise provided in this Article VIII, amend, re-file, or otherwise modify any Tax Return or Tax election related in whole or in part to the Acquired Entities or the Transferred Assets with respect to any Pre-Closing Tax Period or any Pre-Closing Straddle Period, (ii) agree to any waiver or extension of the statute of limitations related in whole or in part to Taxes or Tax Returns of the Acquired Entities or the Transferred Assets for any Pre-Closing Tax Period, (iii) file any ruling or request with any Taxing Authority related in whole or in part to any Taxes or Tax Returns of the Acquired Entities or the Transferred Assets for a Pre-Closing Tax Period or any Pre-Closing Straddle Period, or (iv) enter into or initiate any voluntary disclosure agreement with any Taxing Authority related in whole or in part to any Taxes or Tax Returns of the Acquired Entities or the Transferred Assets for any Pre-Closing Tax Period, in each case, without the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned, or delayed). Sellers and Buyer, as applicable, shall not make or permit to be made any election under Section 336(e) or Section 338 of the Code with respect to the disposition of shares of the Acquired Entities hereunder.
(f)    Sellers shall have the right to initiate any Claim for Pre-Closing Tax Refunds and amend any Pre-Closing Tax Return.
Section 8.2    Straddle Periods. Where it is necessary for purposes hereof to apportion Taxes between the Seller Group and Buyer with respect to the Acquired Entities or the Transferred Assets for a Straddle Period, such Taxes shall be apportioned between the period deemed to end on the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that (a) exemptions, allowances, and deductions that are calculated on an annual basis and (b) Taxes (such as real or personal property Taxes) that are imposed on a periodic basis, shall, in each case, be allocated ratably across the entire Straddle Period on a per diem basis.
Section 8.3    Pre-Closing Tax Refunds. Any refund of Taxes of the Acquired Entities or with respect to the Transferred Assets for any Pre-Closing Tax Period or any Pre-Closing Straddle Period (including any interest in respect thereof) paid by the Acquired Entities on or before the Closing Date that is specifically identified on Section 8.3 of the Disclosure Schedule and that is received by Buyer or its Affiliates (including the Acquired Entities) after the Closing Date (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of the Seller Group to the extent such Pre-Closing Tax Refund was not taken into account in determining Net Working Capital or Accrued Taxes. Buyer shall pay over to Sellers any such Pre-Closing Tax Refund within three (3) days after receipt thereof, net of (i) any Taxes that the Acquired Entities, Buyer or any of their respective Affiliates incur with respect to the receipt of such refund, and (ii) any reasonable expenses that the Acquired Entities, Buyer, or any of their respective Affiliates incur in obtaining such Pre-Closing Tax Refund. Buyer shall reasonably cooperate with Sellers in obtaining such Pre-Closing Tax Refund and Buyer shall and shall cause the Acquired Entities to request refunds (rather than credits against future Taxes) with respect to such Pre-Closing Tax Refunds. Any refunds or credits of Taxes of the Acquired Entities or with respect to the Transferred Assets for any Straddle Period shall be apportioned between Buyer and Sellers in accordance with the principles set forth in Section 8.2. If, as a result of a final determination (within the meaning of Code Section 1313(a)), the amount of any such refund or credit for which the Seller Group received a payment pursuant to this Section 8.3, Seller shall repay to Buyer an amount equal to any such reduction, plus any penalties or interest required to be repaid to the applicable Governmental Body in connection with such determination.
Section 8.4    Allocation of Purchase Price. Within thirty (30) days following the determination of the Final First Adjustment Amount pursuant to Section 1.5, Buyer shall prepare and deliver to Seller Parent a draft allocation of the Purchase Price (and any other amounts treated as consideration for U.S. federal income Tax purposes) among the Transferred Equity Interests and the Transferred Assets (the “Purchase Price Allocation”) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If, within ten (10) Business Days of receiving the Purchase Price Allocation, Seller Parent has not objected to such allocation in writing, the Purchase Price Allocation shall become final and binding on the Parties. If, within ten (10) Business Days of receiving the Purchase Price Allocation, Seller Parent notifies Buyer in writing of its objection to the Purchase Price Allocation, Buyer and Seller Parent shall cooperate in good faith to resolve any disputed items. If Buyer and Seller Parent cannot resolve any disputed items with respect to the Purchase Price Allocation within thirty (30) Business Days of Seller Parent’s delivery of its written objection (or such longer period as Buyer and Seller Parent may agree in writing), neither Party shall have any further obligation pursuant to this Section 8.4. In the event Buyer and Seller Parent agree on the Purchase Price Allocation, Seller Parent, Buyer and their respective Affiliates shall not take any position inconsistent with such Purchase Price Allocation on any Tax Return or in any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or non-U.S. Law).
Section 8.5    Transfer Taxes. All transfer, documentary, sales, use, value added, goods and services, stamp, registration and similar Taxes, and all conveyance fees and recording charges (including any penalties and interest), arising in connection with or as a result of the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne and paid equally by Buyer, on the one hand, and Seller Parent, on the other hand. The Party required to do so under applicable Law shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns with respect to such Transfer Taxes.
Section 8.6    Tax Sharing Agreements. Sellers shall cause all Tax sharing agreements involving any of the Acquired Entities, on the one hand, and any member of the Seller Group, on the other hand, to terminate as of the Closing Date, and shall ensure that such agreements are of no further force and effect as to the Acquired Entities on and after the Closing Date and that there shall be no present or future liabilities or obligations imposed on the Acquired Entities under any such agreements.
Section 8.7    Cooperation. Each of Buyer and the members of the Seller Group shall cooperate, as reasonably requested by another of them, with respect to (a) preparing and filing any Tax Return, amended Tax Return, or claim for refund, (b) determining a liability for Taxes under this Article VIII, or a right to refund of Taxes and (c) any audit, examination, assessment, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another such party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation, or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer shall cause the Company to retain all books and records with respect to Tax matters pertinent to the Acquired Entities related to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Sellers, any extensions thereof), and to abide by all record retention agreements entered into with any Taxing Authority. Buyer shall cause the Company to furnish any Tax information reasonably requested by Seller Parent for any taxable period of the Acquired Entities, the Transferred Assets or the Assumed Liabilities that includes the Closing Date. Notwithstanding anything herein to the contrary, (i) Sellers shall not be required to provide Buyer with any Tax Returns or other information with respect to Seller Consolidated Taxes (other than pro forma Tax Returns of any Acquired Entity), and (ii) Buyer shall not be required to provide Seller Parent with any Tax Returns or other information with respect to Buyer Consolidated Taxes (other than pro forma Tax Returns of any Acquired Entity).
Section 8.8    Survival. Notwithstanding anything to the contrary in this Agreement, the covenants and agreements of the Parties in this Article VIII shall survive the Closing Date until thirty (30) days after the expiration of the applicable statutory periods of limitation (including any extensions or waivers thereof).
Section 8.9    Exclusivity. Notwithstanding anything to the contrary in this Agreement, in the event of a conflict or inconsistency between the provisions of this Article VIII and any other provisions hereof, the provisions of this Article VIII shall govern.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Indemnification.
(a)    Subject to the terms and conditions of this Article IX, from and after the Closing, Sellers shall jointly and severally indemnify the Buyer Entities for, and defend and hold harmless the Buyer Entities and their Representatives (the “Buyer Indemnified Persons”) from and against, any Losses incurred or suffered by the Buyer Indemnified Persons (including arising from a Third-Party Claim or otherwise) arising from or related to any of the following:
(i)    any breach by Sellers of any covenant or agreement herein that is required to be performed or complied with at or after the Closing;
(ii)    any Excluded Asset;
(iii)    any Retained Liability (other than Tax Liabilities and Specified Retained Liabilities);
(iv)    any D&O Costs not covered by the Tail Policy;
(v)    any Closing Date Indebtedness to the extent not taken into account in the calculation of the First Adjustment Amount;
(vi)    any Pre-Closing Taxes; and
(vii)    the matters listed in Section 9.1(a)(vii) of the Disclosure Schedule.

(b)    Subject to the terms and conditions of this Article IX, from and after the Closing, the Buyer Entities shall jointly and severally indemnify Sellers for, and defend and hold harmless Sellers and their respective Representatives (the “Seller Indemnified Persons”) from and against, any Losses incurred or suffered by the Seller Indemnified Persons (including arising from a Third-Party Claim or otherwise) arising from or related to any of the following:
(i)    any breach by the Buyer Entities after the Closing of any covenant or agreement herein that is required to be performed or complied with at or after the Closing;
(ii)    any Transferred Asset; and
(iii)    any Assumed Liability.
(c)    For purposes of this Section 9.1, no amounts payable under an Affiliate Contract that survives the Closing or any Contract entered into at or after the Closing between Buyer or its Affiliates (including the Acquired Entities), on the one hand, and Seller or its Affiliates, on the other hand, shall be considered Losses.
Section 9.2    Indemnification Procedures.
(a)    As a condition to making an indemnification Claim under Section 9.1, any Party seeking indemnification under Section 9.1 (each, an “Indemnified Party”) shall assert any Claim for indemnification, including any Third-Party Claim, by delivering written notice thereof (a “Claim Notice”) in accordance with Section 11.8 to the Party from which indemnification is sought pursuant to Section 9.1 (the “Indemnifying Party”) promptly upon becoming aware of any fact or circumstance that may give rise to an indemnification Claim under Section 9.1; provided, however, that the failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the nature of the Claim and reference the Sections under which the Claim is asserted and attach copies of all material written evidence thereof that the Indemnified Party has received from any Person that is not a Party or an Affiliate of a Party (a “Third Party”). The date of the delivery of such Claim Notice is referred to herein as the “Claim Date.” If the Indemnifying Party objects to any Claim within such Claim Notice, such objection must be made in writing delivered to the Indemnified Party within thirty (30) days after the Claim Date (the “Objection Notice”). Prior to the institution of any Claim under Section 11.4, the Indemnified Party and the Indemnifying Party shall attempt to resolve any dispute for a period of thirty (30) days from the date of the delivery of the Objection Notice to the Indemnified Party and thereafter. If a Claim Notice was delivered to the Indemnifying Party and the Indemnifying Party does not deliver an Objection Notice to the Indemnified Party within thirty (30) days after the Claim Date, the Indemnifying Party shall be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice, subject to the terms and conditions of this Article IX.
(b)    Following receipt by an Indemnifying Party of a Claim Notice in respect of a Claim brought by a Third Party (a “Third-Party Claim”), the Indemnifying Party shall be entitled to assume and have sole control over the defense and investigation of, and negotiate and enter into a settlement or compromise of, or consent to the entry of an Order with respect to, such Third-Party Claim at its sole cost and expense and with counsel of its own choosing if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days after the Claim Date. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided that, if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. Notwithstanding the foregoing, the Indemnifying Party shall not consent to any settlement, compromise or consent of such Third-Party Claim without the prior written consent of such Indemnified Party (whether or not such Indemnified Party is an actual or potential party to such Third-Party Claim), which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement, compromise or consent includes a full release by the applicable Third Party of the Indemnified Party or its applicable Representatives for all Losses with respect to such Third-Party Claim. In connection with any Third-Party Claim, the Indemnified Party and the Indemnifying Party and their applicable Representatives shall reasonably cooperate with one another and use their commercially reasonable efforts to make available to the other all relevant information in their possession or under their control and shall take such other steps as are reasonably necessary to enable the Indemnifying Party and/or Indemnified Party to conduct such defense.
(c)    Notwithstanding anything in Section 9.3(e) to the contrary, the Indemnifying Party shall not be entitled to assume and control the defense or investigation of any Third-Party Claim that (i) seeks an injunction or other equitable relief against an Indemnified Party (other than an injunction or other equitable relief that is immaterial and is incidental to monetary remedies) or (ii) involves an allegation that an Indemnified Party committed a criminal violation of Law. If, within thirty (30) days after the Claim Date with respect to a Third-Party Claim, the Indemnifying Party (1) notifies such Indemnified Party in writing that the Indemnifying Party does not elect to defend and investigate such Third-Party Claim or (2) fails to deliver to the Indemnified Party a written election to assume the defense and investigation of such Third-Party Claim or (3) is not entitled to assume the defense or investigation of such Third-Party Claim, then (A) such Indemnified Party may, at its option, defend, investigate, settle or compromise, or consent to an entry of an Order with respect to, such Third-Party Claim; provided that any such settlement, compromise or consent shall be permitted only with the written consent of the Indemnifying Party (whether or not the Indemnifying Party is an actual or potential party to such Third-Party Claim), which consent shall not be unreasonably withheld, conditioned or delayed and (B) the Indemnifying Party may participate in (but not control) any such defense and investigation at its sole cost and expense.
Section 9.3    Other Indemnification Procedures.
(a)    Notwithstanding anything herein to the contrary, Sellers’ aggregate liability under Section 9.1(a) shall not exceed an amount equal to the sum of (i) the Business Enterprise Value, plus (ii) the First Adjustment Amount, plus (iii) the Second Adjustment Amount; provided, however, that (1) Sellers’ aggregate liability under Section 9.1(a)(vi) shall not exceed the RWI Retention Amount and (2) Sellers’ aggregate liability under Section 9.1(a)(vii)

(except as otherwise set forth on Section 9.1(a)(vii) of the Disclosure Schedule) shall not exceed $65,000,000.
(b)    Notwithstanding anything to the contrary contained herein, the Buyer Entities hereby acknowledge and agree that the R&W Insurance Policy shall be the initial source for satisfaction for all claims by the Buyer Indemnified Persons that might otherwise be brought under this Agreement and the Buyer Indemnified Persons shall seek recovery first pursuant to the R&W Insurance Policy in accordance with the terms thereof, unless such claim is excluded under the terms of the R&W Insurance Policy or such claim is for less than the remaining retention under the R&W Insurance Policy. If such claim is rejected by the policy provider or such claim is not covered, or only partially covered, by the R&W Insurance Policy (including on account of the exclusions and policy limits of the R&W Insurance Policy), then the Buyer Entities may seek recovery from Sellers to the extent of such lack of coverage and to the extent available hereunder, and subject to the limitations and conditions in this Article IX.
(c)    The amount of indemnifiable Losses that an Indemnifying Party is required to pay to any Indemnified Party pursuant to this Article IX shall be reduced (retroactively, if necessary) by any insurance proceeds (net of reasonable and documented out-of-pocket recovery costs), that are actually received by or on behalf of such Indemnified Party or its Affiliates in respect of such indemnifiable Losses. If an Indemnified Party shall have received the payment required hereby from the Indemnifying Party in respect of indemnifiable Losses and shall subsequently receive (or any of its Affiliates shall subsequently receive) any insurance proceeds in respect of such indemnifiable Losses, then such Indemnified Party shall promptly repay, or cause to be repaid, to the Indemnifying Party a sum equal to the amount of such insurance proceeds actually received.
(d)    Without limiting Section 9.3(a), each Indemnified Party and its Representatives, to the extent required by applicable Law, shall, in connection with any Claim for indemnification under this Article IX, use commercially reasonable efforts to mitigate indemnifiable Losses upon and after becoming aware of any fact or circumstance that may give rise to such indemnifiable Losses.
(e)    All indemnifiable Losses under this Article IX shall be determined without duplication of recovery under other provisions hereof (including that no Liability to the extent reflected in the First Adjustment Amount shall be an indemnifiable Loss under this Article IX) or of any Ancillary Agreement.
(f)    Neither Party shall have any right to off-set or set-off any payment due pursuant to this Article IX.
(g)    The Parties agree to treat, and to cause their respective Affiliates to treat, for all Tax purposes, any payment made under this Article IX, to the maximum extent permitted by applicable Law, as an adjustment to the purchase price.
Section 9.4    Exclusive Remedy. From and after the Closing, Section 1.5, Section 5.6(b), Section 5.12(c), the last sentence of Section 5.17, this Article IX, Section 11.5 and the provisions of the Transition Services Agreement, the Software License Agreement and

the Commercial Agreements (and, subject to the terms and conditions of the Transition Services Agreement, Software License Agreement and Commercial Agreements, remedies for any breach thereof) or any other Ancillary Agreement shall be the sole and exclusive remedy for any Claim by any Party or any other Person (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the Ancillary Agreements (including the negotiation, execution, performance or subject matter hereof or thereof) or the transactions contemplated hereby or thereby or any Losses alleged to be suffered by any Party as a result of the actions or failure to act by any Buyer Indemnified Person or Seller Indemnified Person in connection herewith or the transactions contemplated hereby and thereby, including for any breach of any covenant, agreement or obligation set forth herein or therein. This Article IX and Section 10.1, including the limits imposed on each Party’s rights and remedies with respect to the foregoing Claims, were specifically bargained for between sophisticated Persons and were specifically taken into account in the determination of the amounts to be paid to Sellers hereunder. No Person may avoid the limitations on liability set forth in this Article IX or Section 10.1 by seeking Losses for breach of contract, tort or pursuant to any other theory of liability. Notwithstanding the foregoing, this Section 9.4 shall not limit any Party’s liability for Fraud.
ARTICLE X
OTHER COVENANTS, AGREEMENTS AND ACKNOWLEDGEMENTS
Section 10.1    No Other Representations and Warranties; Survival; As-Is Sale; Nonreliance.
(a)    None of the representations or warranties of any Party herein shall survive, and all such representations and warranties, including any Claim arising from or related thereto, shall terminate automatically upon, the Closing. None of the covenants and agreements of the Parties herein shall survive, and all such covenants and agreements, including any Claim arising from or related thereto, shall terminate automatically upon, the Closing, except that any covenant or agreement that, by its terms, is required to be performed or complied with, in whole or in part, at or after the Closing shall survive the Closing in accordance with its terms solely to the extent such covenant or agreement, by its terms, requires performance or compliance, in whole or in part, at or after the Closing. The Parties shall have no rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), based on or related to any inaccuracy in, or breach of, any representation or warranty in Article II, Article III and Article IV, or any covenant or agreement hereunder that does not survive the Closing, except prior to the Closing, as provided in Section 7.1(c) or Section 7.1(d)(i), as applicable.
(b)    Other than the representations and warranties expressly in Article IV or made by the Buyer Entities in the Ancillary Agreements, each Seller acknowledges and agrees that none of the Buyer Entities or any of their Representatives or direct or indirect equity holders make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the transactions contemplated hereby or by the Ancillary Agreements.

(c)    Other than the representations and warranties expressly in Article II or Article III or made by Sellers or any Affiliate of Sellers in the Ancillary Agreements (collectively, the “Sell-Side Representations”), Sellers (on behalf of themselves and their respective Affiliates) disclaim (i) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the transactions contemplated hereby or by any Ancillary Agreement, including related to (1) the Seller Group, the Acquired Entities or any of their respective businesses (including the Business), assets (including the Transferred Assets), employees, Permits, Liabilities (including the Assumed Liabilities), operations, prospects or condition (financial or otherwise), including the condition, value, quality, risks, incidents or prospects of the Transferred Assets or (2) any opinion, projection, forecast, statement (including any forward-looking statement), budget, estimate, advice or other similar information (including information related to the future revenues, earnings, results or operations (or any component thereof)), cash flows, financial condition (or any component thereof) or the future business and operations, as well as any other business plan and cost-related plan information of or related to the foregoing (collectively, “Projections”), in each case, (A) with respect to the Seller Group, the Acquired Entities or any of their respective businesses (including the Business), assets (including the Transferred Assets), employees, Permits, liabilities (including the Assumed Liabilities), operations, prospects or condition (financial or otherwise), (B) whether made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to the Buyer Entities or any of their Representatives and (C) whether made by Sellers, any Acquired Entity or any of their respective Representatives or direct or indirect equity holders or any other Person and (ii) all liability for any such other representation or warranty or any Projection.
(d)    Other than the Sell-Side Representations, the Buyer Entities (i) (1) acknowledge and agree that none of Sellers, any Acquired Entity or any of their respective Representatives or direct or indirect equity holders or any other Person make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the transactions contemplated hereby or by the Ancillary Agreements, including related to the Seller Group, the Acquired Entities or their respective businesses (including the Business), assets (including the Transferred Assets), employees, Permits, Liabilities (including the Assumed Liabilities), operations, prospects, condition (financial or otherwise) or any Projection, and (2) irrevocably and unconditionally waives and relinquishes all rights, Claims or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or related to any such other representation or warranty or any Projection, (ii) acknowledges and agrees to Sellers’ disclaimer of any such other representation or warranty or any Projection and of all liability and responsibility for any such other representation or warranty or any Projection, (iii) irrevocably and unconditionally waives and relinquishes all rights, Claims and causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) against (1) Sellers or any Acquired Entity in connection with the accuracy, completeness or materiality of any Projection and (2) any Representative or direct or indirect equity holder of Sellers or any Acquired Entity for any such other representation or warranty and (iv) acknowledges and agrees that none of Sellers, any Acquired Entity or any of their respective Representatives or direct or indirect equity holders shall have any liability for any alleged nondisclosure or misrepresentation made by any such Person or in connection with the accuracy, completeness or materiality of any Projection. The Buyer Entities acknowledge and agree that (A) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including, as applicable, related to the Seller Group, the Acquired Entities and their respective businesses (including the Business), assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) and any Projection), including reviewing all information and documents accessible by it or its Representatives in the Data Room, and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby and the transactions contemplated by the Ancillary Agreements, has relied solely on the results of such independent investigation and the Sell-Side Representations and (B) except the Sell-Side Representations, it has not relied on, or been induced by, any representation, warranty or other statement of or by Sellers, any Acquired Entity, any of their respective Representatives or direct or indirect equity holders or any other Person, including any Projection, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby and the transactions contemplated by the Ancillary Agreements.
(e)    Other than the representations and warranties expressly in ARTICLE IV or made by the Buyer Entities or any Affiliate of the Buyer Entities in the Ancillary Agreements (collectively, the “Buy-Side Representations”), each Buyer Entity (on behalf of itself and its Affiliates) disclaims (i) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the transactions contemplated hereby or by any Ancillary Agreement, including related to (1) the Buyer Group or any of their respective businesses, assets, employees, Permits, Liabilities, operations, prospects or condition (financial or otherwise), or (2) any Projections, in each case, (A) with respect to the Buyer Group or any of their respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise), (B) whether made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Sellers or any of their Representatives and (C) whether made by the Buyer Group or any of their respective Representatives or direct or indirect equity holders or any other Person and (ii) all liability for any such other representation or warranty or any Projection.
(f)    Other than the Buy-Side Representations, Sellers (i) (1) acknowledge and agree that none of the Buyer Group or any of their respective Representatives or direct or indirect equity holders or any other Person make, or have made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity) in connection with or related to the transactions contemplated hereby or by the Ancillary Agreements, including related to the Buyer Group or their respective businesses, assets, employees, Permits, Liabilities, operations, prospects, condition (financial or otherwise) or any Projection, and (2) irrevocably and unconditionally waives and relinquishes all rights, Claims or causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) based on or related to any such other representation or warranty or any Projection, (ii) acknowledges and agree to the Buyer Entities’ disclaimer of any such other representation or warranty or any Projection and of all liability and responsibility for any such other representation or warranty or any Projection, (iii) irrevocably and unconditionally waives and relinquishes all rights, Claims and causes of action (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) against (1) the Buyer Entities in connection with the accuracy, completeness or materiality of any Projection and (2) any Representative or direct or indirect equity holder of the Buyer Entities for any such other representation or warranty and (iv) acknowledges and agrees that none of the Buyer Group or any of their respective Representatives or direct or indirect equity holders shall have any liability for any alleged nondisclosure or misrepresentation made by any such Person or in connection with the accuracy, completeness or materiality of any Projection. Each Seller acknowledges and agrees that (A) it has conducted to its satisfaction its own independent investigation of the transactions contemplated hereby (including, as applicable, related to the Buyer Group and their respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) and any Projection), and, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby and the transactions contemplated by the Ancillary Agreements, has relied solely on the results of such independent investigation and the Buy-Side Representations and (B) except the Buy-Side Representations, it has not relied on, or been induced by, any representation, warranty or other statement of or by the Buyer Group, any of their respective Representatives or direct or indirect equity holders or any other Person, including any Projection, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby and the transactions contemplated by the Ancillary Agreements.
(g)    Notwithstanding the foregoing, this Section 10.1 shall not limit any Party’s liability for Fraud.
Section 10.2    Mutual Release.
(a)    Effective as of the Closing, other than (i) any Claims of Fraud, or (ii) any rights or remedies arising under the Ancillary Agreements or under the covenants and agreements hereunder that survive the Closing under Section 10.1(a) (including Article IX), each Buyer Entity, on behalf of itself and its Subsidiaries (including the Acquired Entities) and its and their respective past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, direct or indirect equity holders, controlling Persons, other representatives or Affiliates and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Sellers and their respective Affiliates (excluding the Acquired Entities), and Sellers’ and such Affiliates’ respective past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, direct or indirect equity holders, controlling Persons, other representatives or Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from, and irrevocably and unconditionally waives and relinquishes any rights, claims or remedies arising from or related to, all Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) that any Buyer Releasing Party may have against any of the Buyer Released Parties, now or in the future, in each case related to (a) the Transferred Equity Interests, (b) the Business, the Transferred Assets, the Assumed Liabilities or the ownership or operation thereof, (c) this Agreement, or (d) any other cause, matter or thing related to the Acquired Entities or the transactions contemplated hereby, including any claim for breach of contract, breach of representation or warranty or negligent misrepresentation.
(b)    Effective as of the Closing, other than (i) any Claims of Fraud, or (ii) any rights or remedies arising under the Ancillary Agreements or under the covenants and agreements hereunder that survive the Closing under Section 10.1(a) (including Article IX), Sellers, on behalf of themselves and their respective Subsidiaries (excluding the Acquired Entities) and their and their respective past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, direct or indirect equity holders, controlling Persons, other representatives or Affiliates and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally release and forever discharge the Buyer Entities and their Affiliates (including the Acquired Entities), and the Buyer Entities’ and such Affiliates’ respective past, present and future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, direct or indirect equity holders, controlling Persons, other representatives or Affiliates, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Released Parties”) of and from, and irrevocably and unconditionally waives and relinquishes any rights, claims or remedies arising from or related to, all Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants whatsoever (in each case, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, express or implied, in law or in equity, or based on contract, tort or otherwise) that any Seller Releasing Party may have against any of the Seller Released Parties, now or in the future, in each case related to (a) the Transferred Equity Interests, (b) the Business, the Transferred Assets, the Assumed Liabilities or the ownership or operation thereof, (c) this Agreement, or (d) any other cause, matter or thing related to the Acquired Entities or the transactions contemplated hereby, including any claim for breach of contract, breach of representation or warranty or negligent misrepresentation.
(c)    Each of the Buyer Entities, on behalf of the Buyer Releasing Parties, and Sellers, on behalf of the Seller Releasing Parties, understands that the Buyer Releasing Parties or Seller Releasing Parties, as applicable, currently have sustained, or currently have or are subject to, or may in the future sustain or have or be subject to, as applicable, Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants for which they might otherwise have made a claim, or sought a right or remedy, that are presently unknown or unsuspected. Each of the Buyer Entities, on behalf of the Buyer Releasing Parties, and Sellers, on behalf of the Seller Releasing Parties, acknowledges that the releases and waivers in this Section 10.2 have been agreed upon and given in light of such facts and that the releases and waivers are intended to apply to all Claims, causes of action, Orders, assessments, damages, deficiencies, losses, fines, interest, liabilities (including any indebtedness), obligations, penalties, executions and covenants. IN THIS CONNECTION, EACH OF THE BUYER ENTITIES, ON BEHALF OF THE BUYER RELEASING PARTIES, AND SELLERS, ON BEHALF OF THE SELLER RELEASING PARTIES, UNDERSTANDS AND AGREES AS PART OF THE INDUCEMENT FOR THE CONSIDERATION GIVEN FOR SUCH RELEASES AND WAIVERS THAT THE BUYER

ENTITIES, ON BEHALF OF THE BUYER RELEASING PARTIES, AND SELLERS, ON BEHALF OF THE SELLER RELEASING PARTIES, WAIVES THE PROVISIONS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE, WHICH SECTION READS AS FOLLOWS, AND ANY OTHER STATE, FEDERAL, PROVINCIAL OR FOREIGN STATUTE OR COMMON LAW PRINCIPLE OF SIMILAR EFFECT:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
(d)    The Buyer Released Parties and Seller Released Parties are intended third-party beneficiaries of this Section 10.2, with full rights of enforcement of this Section 10.2 as if a party hereto.
Section 10.3    Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement after the Closing, (a) Sellers shall have the right, at their election, to retain Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to represent it in such matter, even if such representation shall be adverse to the Buyer Entities or the Acquired Entities, (b) each Buyer Entity, for itself and its Representatives (including the Acquired Entities), successors and assigns, hereby irrevocably consent to any such representation in any such matter and (c) each Buyer Entity, for itself and for its Representatives (including the Acquired Entities), successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of (i) any adversity between the interests of Sellers or its direct or indirect equity holders, on the one hand, and the Buyer Entities or the Acquired Entities, on the other hand, in any such matter or (ii) any Protected Communication.
Section 10.4    Protected Communications. The Parties agree that, immediately prior to the Closing, without the need for any further action, (a) all right, title and interest of any Acquired Entity in and to all Protected Communications shall thereupon transfer to and be vested solely in Sellers, and (b) all expectations of client confidence and protections from disclosure, including attorney–client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by any Acquired Entity shall thereupon be vested exclusively in Sellers and shall be exercised or waived solely as directed by Sellers. From and after the Closing, neither the Buyer Entities nor the Acquired Entities shall, or shall have any right to, use or access the Protected Communications. Notwithstanding the foregoing, if a dispute arises between any Buyer Entity and any Acquired Entity, on the one hand, and any other Person (other than Sellers or any of their Representatives), on the other hand, such Buyer Entity and Acquired Entity may exercise all protections from disclosure, including attorney–client privileges and work product protections, associated with or arising from any Protected Communications; provided that none of the Buyer Entities, any Acquired Entity or any Person acting on any of their behalf, shall, without the prior written consent of Sellers, waive or attempt to waive, or take any action that could result in a waiver of, any such protection against disclosure, including the attorney-client privileges or work product protection of, or provide to such Person or its Representatives, any Protected Communication.
Section 10.5    No Waiver of Privilege, Protection From Disclosure or Use. The Parties understand and agree that nothing herein, including Section 10.3 and Section 10.4, shall be deemed to be a waiver of any applicable attorney–client privilege or other protection from disclosure or use related to any Protected Communication. Each Party understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications. Notwithstanding those efforts, the Parties understand and agree that the consummation of the transactions contemplated hereby could result in the inadvertent disclosure of Protected Communications. The Parties further understand and agree that any disclosure of any Protected Communications shall not waive or otherwise prejudice any claim of confidentiality, privilege or protection from disclosure.
ARTICLE XI
MISCELLANEOUS PROVISIONS
Section 11.1    Amendment. This Agreement may be amended, supplemented or changed only by a written instrument signed by the Buyer Entities and Seller Parent (on behalf of Sellers); provided that notwithstanding anything to the contrary set forth herein, this Section 11.1, Section 11.7 or Section 11.10 (and any related definitions to the extent an amendment, supplement or change of such definitions would modify the substance of any of the foregoing provisions) may not be amended, supplemented or changed in a manner that is in any material respect adverse to the Financing Sources without the prior written consent of the Financing Sources then party to the Commitment Letters.
Section 11.2    Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy hereunder, and no delay on the part of any Party in exercising any power, right, privilege or remedy hereunder, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim or cause of action arising out hereof, or any power, right, privilege or remedy hereunder, unless the waiver of such claim, cause of action, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by the waiving Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 11.3    Entire Agreement; Counterparts. This Agreement, the Confidentiality Agreement and the Ancillary Agreements are the entire agreement, and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties related to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument. Delivery of an executed counterpart hereof by electronic transmission (including email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.
Section 11.4    Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all claims, disputes and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. Except as provided in Section 1.5, with respect to any such claim, dispute or cause of action, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (b) agrees that all such claims, disputes and causes of action shall be heard and determined exclusively in the courts identified in clause (a) of this Section 11.4, (c) waives any objection to laying venue in any such claim, dispute or cause of action in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any such claim, dispute or cause of action shall be effective if such process is given as a notice under Section 11.8. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, DISPUTE OR CAUSE OF ACTION that may be based on, arise out of or relate HERETO or the negotiation, execution, performance or subject matter hereof.
Section 11.5    Remedies; Specific Performance.
(a)    Except as otherwise provided herein, prior to the Closing, all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.
(b)    The Parties acknowledge and agree that irreparable damage would occur if any of the provisions hereof were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the Parties shall be entitled to equitable relief (including an injunction or injunctions) to prevent breaches or threatened breaches hereof and to enforce specifically the performance of terms and provisions hereof, including that each Party shall be entitled to equitable relief (including an injunction or injunctions) to cause each other Party to consummate the Acquisition, the Liabilities Assumption and the other transactions contemplated hereby in accordance with Section 1.2, in each case, in any court referred to in Section 11.4, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. No Party shall assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Claim to enforce specifically the performance of the terms of provisions hereof, then, notwithstanding anything to the contrary herein, the Outside Date shall automatically be extended by (1) the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved, plus twenty (20) Business Days, plus (b) any such other time period as finally determined by the court presiding over such Claim.
(c)    Notwithstanding the foregoing, it is expressly agreed that Sellers will be entitled to specific performance of Buyer’s obligation to consummate the Acquisition and Liabilities Assumption only in the event that (i) a Buyer Closing Failure has occurred and (ii) provided that Buyer has complied with its covenants and agreements in Section 5.12(a), the Debt Financing has been funded or will be funded at the Closing in accordance with the Debt Commitment Letters (or definitive agreements related thereto). For the avoidance of doubt, under no circumstance shall the Sellers be permitted or entitled to receive both a grant of specific performance pursuant to this Section 11.5 and, if the Closing occurs, payment of the Termination Payments pursuant to Section 7.2(b).
Section 11.6    Payment of Expenses. Except as provided herein, whether or not the Closing occurs, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.
Section 11.7    Assignability; Third-Party Rights. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that (a) the Buyer Entities may transfer or assign their rights and obligations to any Financing Source as collateral security for the Financing; provided, further, that the Buyer Entities shall not be released from any of its Liabilities hereunder by reason of such transfer or assignment, and (b) each Seller may assign any of their rights under Section 5.19 and Exhibit K without the prior written consent of the Buyer Entities. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and permitted assigns. Except as provided herein (including in Section 5.2 and Section 5.6(f) and Article IX), nothing herein is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever.
Section 11.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by nonautomatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day after the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this Section 11.8):
if to Sellers, as follows:
c/o Centene Corporation
7700 Forsyth Boulevard
St. Louis, MO 63105
Email:    christopher.a.koster@centene.com
Attention:     Christopher Koster
with copies (which shall not be notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Attention:    Jeremy London
    Micah Kegley
Email:    jeremy.london@skadden.com
    micah.kegley@skadden.com

if to the Buyer Entities, as follows:
Evolent Health, Inc.
800 N. Glebe Road, Suite 500
Arlington, Virginia 22203
Attention:     Jonathan Weinberg, General Counsel
Email:    jweinberg@evolenthealth.com
with a copy (which shall not be notice) to:
Bass, Berry & Sims PLC
150 Third Ave. South, Suite 2800
Nashville, Tennessee 37201
Attention:     Angela Humphreys; Price Wilson
Email:    ahumphreys@bassberry.com; pwilson@bassberry.com
Section 11.9    Severability. Any term or provision hereof that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
Section 11.10    Financing. Notwithstanding anything in this Agreement to the contrary, each Party, on behalf of itself and each of its Affiliates, hereby (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or related to, this Agreement, the Financing or any of the agreements (including the Commitment Letters and each Fee Letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees that service of process upon such Person in any such proceeding shall be effective if notice is given in accordance with Section 11.4, (d) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable law, trial by jury in any proceeding brought against any Financing Source in any way arising out of or related to, this Agreement, the Financing, the Commitment Letters, any Fee Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that notwithstanding anything to the contrary contained herein, none of Sellers, Company, any of their respective Affiliates nor any of their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives shall have any rights or claims against any Financing Source related to or arising out of this Agreement, the Financing, the Commitment Letters, any Fee Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise, (f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST ANY FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATED TO, THIS AGREEMENT, THE FINANCING, THE COMMITMENT LETTERS, ANY FEE LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER and (g) agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in Section 11.1, Section 11.7 and this Section 11.10. This Section 11.10 shall not limit the rights of the parties to the Financing under the Commitment Letters or any other definitive agreement in respect of the Financing.
Section 11.11    Publicity. Without the prior written consent of the other Parties, no Party shall issue any press release or make any other public announcement related hereto or the transactions contemplated hereby, except (a) to the extent required by applicable Law or the rules of any securities exchange on which such Party’s or such Party’s Affiliates securities are listed; provided that, in each case, the disclosing Party provides the other Parties with a reasonable opportunity to review and comment on such disclosure and (b) for any communication by Sellers, any Acquired Entity or any of their respective Representatives to the employees, members or other business relations of the Acquired Entities.
Section 11.12    Construction.
(a)    No Strict Construction. The Parties have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.
(b)    Time. When calculating the period of time prior to which, within which or after which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Unless specified otherwise herein, any reference herein to a specific time shall be to such time in the North American Central Time Zone.
(c)    Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.
(d)    Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)    Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.
(f)    Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”
(g)    Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.
(h)    Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(i)    Contracts; Employee Plans; Laws. (i) Any Contract or Employee Plan referred to herein or in the Disclosure Schedule means such Contract or Employee Plan as from time to time amended, modified or supplemented (including by a statement of work or similar agreement) prior to the Closing Date, and (ii) any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented prior to the date hereof, and includes all rules and regulations promulgated under such Law.
(j)    Persons. References to a person are also to its successors and permitted assigns.
(k)    Exhibits and Disclosure Schedule. The Exhibits hereto and the Disclosure Schedule are incorporated and made a part hereof and are an integral part hereof. The Disclosure Schedule shall be organized into sections that correspond to the Sections hereof. Any item set forth in any section of the Disclosure Schedule that corresponds to a Section shall apply to and qualify such Section and any other Section if such item’s relevance to such other Section is reasonably apparent on its face. Each capitalized term used in any Exhibit or in the Disclosure Schedule but not otherwise defined therein has the meaning given to such term herein. The Disclosure Schedule may include items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise. The inclusion of any information, item or other disclosure in the Disclosure Schedule shall not be construed as (i) an admission of any liability or obligation of Sellers with respect to any third Person, (ii) an admission against the interest of Sellers to any third Person or (iii) a basis for establishing any standard for what is or is not in the ordinary course of business or defining any other term or establishing any other standard set forth in this Agreement.
(l)    Assets; Ownership of Equity Securities. Unless the context otherwise requires, (i) any reference herein to “assets” shall include tangible assets (including real property) and intangible assets and (ii) any reference herein to the ownership of Equity Interests shall refer to both record ownership and beneficial ownership of such Equity Interests.

(m)    Made Available. A document or information shall be deemed to have been “made available” or otherwise delivered to Buyer if such document or information is accessible by Buyer or any of its Representatives in the Data Room or otherwise has been delivered (by email or otherwise) to Buyer or its Representatives at least one (1) Business Day prior to the date hereof.
Section 11.13    Definitions.
(a)    As used herein, each of the following underlined terms has the meaning specified in this Section 11.13(a):
“Accounting Principles” mean Exhibit H.
“Accrued Taxes” means the sum of the amounts of obligations for Income Taxes of the Acquired Entities for Pre-Closing Straddle Periods (regardless of whether or not then due) as to which taxable period or portion thereof the relevant Tax Return has not yet been filed as of the Closing Date, calculated as of the end of the day on the Closing Date after giving effect to the transactions contemplated hereby and in a manner consistent with the principles of Section 8.2; provided that Accrued Taxes shall be calculated in accordance with the past practices (including reporting positions, jurisdictions, elections and accounting methods) of the Acquired Entities in preparing Tax Returns unless otherwise required by applicable Law (determined consistent with the principles of Section 8.1), and for the avoidance of doubt, by excluding any item of income, gain, loss, deduction, or credit includible with respect to Seller Consolidated Taxes for which no Acquired Entity has primary Liability.
“Acquired Entities” means the Company and its Subsidiaries (other than NIA Pennsylvania).
“Affiliate” means, for any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person; provided that, for purposes of the immediately preceding clause, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), for any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, further, that, from and after the Closing, no member of the Seller Group shall be an Affiliate of the Buyer Entities or the Acquired Entities.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax Law) of which any Acquired Entity is or has been a member.
“Aggregate Spread Value” means, in respect of each Ultimate Parent Equity Award that is a stock option, an amount equal to (i) the number of shares of Ultimate Parent common stock subject to such stock option, multiplied by (ii) the difference, if any, of (1) the Replacement Award VWAP, minus over (2) the per-share exercise price for such stock option.
“Ancillary Agreement” means the Bill of Sale and Assignment Agreement, the Transition Services Agreement, the Software License Agreement, the Commercial Agreements, the Registration Rights Agreement, the Lock-Up Agreement and the Restrictive Covenant Agreement.

“Base Business Enterprise Value” means $650,000,000.
“Borrowed Money Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money (excluding any trade payables, accounts payable, and any other current liabilities); and (ii) any accrued interest and fees related to any of the foregoing
“Business” means the research, development, implementation, customization, marketing, testing, maintenance, provision, support, licensing, commercialization, promotion, distribution, sale and offering for sale of the following specialty healthcare management services, in each case as conducted by (A) the Acquired Entities and (B) the Acquired Entities and the Seller Group solely with respect to the Transferred Assets as of the date hereof: (i) prior, retrospective, and concurrent authorization services and specialty-matched medical necessity reviews for: (1) advanced radiology imaging, (2) diagnostic cardiac imaging and interventional cardiac procedures, (3) interventional pain management procedures and musculoskeletal surgeries, (4) physical medicine services including physical, occupational and speech therapy and chiropractic services, (5) radiation oncology therapies, (6) genetic testing and (7) sleep management; (ii) the provision of genetic testing payment integrity services; (iii) the provision of analytic tools related to the foregoing; (iv) clinical guideline development and maintenance only related to the foregoing; (v) limited physical medicine network development and oversight only related to the foregoing; and (vi) DecisionPoint, the Business’s automated prior authorization solution; provided, however, that the Business shall not include (x) any behavioral health services provided by any member of the Seller Group or (y) any of Ultimate Parent’s (through one or more of its Subsidiaries) population health, utilization management (other than to the extent expressly included in the items (i) through (vi) above) or health plan services; provided, further, that the Business shall include the Transferred Assets.
“Business Benefit Plan” means each Seller Employee Plan and each Company Employee Plan.
“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.
“Business Employees” means each employee of (i) an Acquired Entity, or (ii) a member of the Seller Group who is listed in Section 11.13(a)(i) of the Disclosure Schedule.
“Buyer Consolidated Taxes” means Taxes of (i) any member of an affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income Tax purposes, or (ii) any consolidated, combined or unitary group (or member thereof) under state, local, or non-U.S. Law, of which any of the Acquired Entities (or any successor) is or was a member following to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar U.S., state or local, or non-U.S. Law.
“Buyer Group” means Buyer Parent and its Subsidiaries.
“Buyer Material Adverse Effect” means (i) any event, change, effect, development or occurrence that would prevent, materially delay or materially impede a Buyer Entity’s consummation of the transactions contemplated hereby or (ii) any event, change, effect, development or occurrence that, individually or in the aggregate with any other event, change, effect, development or occurrence, has, or would reasonably be expected to have, a material adverse effect on the businesses, financial condition or results of operations of the Buyer Group, taken as a whole; provided, however, that, solely for purposes of this clause (ii), none of the following (or any change, effect, development or occurrence related to the following) shall be a Buyer Material Adverse Effect or be considered in determining whether a Buyer Material Adverse Effect has occurred:
(1)    changes in general economic conditions, including changes in exchange rates, interest rates or monetary policy, or the credit, financial, currency, securities or capital markets;
(2)    changes in general conditions in the industry in which Buyer Group operates;
(3)    any natural (including weather-related) or man-made disaster, disease or virus (including COVID-19), pandemic (including the COVID-19 pandemic), epidemic, act of terrorism, sabotage, cyberattack, military action or war, or any escalation or worsening thereof;
(4)    changes in general legal, regulatory or political conditions after the date hereof;
(5)    changes in Law, GAAP, or any accounting requirements applicable to the industry in which the Buyer Group operates or the interpretation of any of the foregoing after the date hereof;
(6)    any action or omission required to be taken or omitted by Buyer pursuant to this Agreement or which is otherwise taken or omitted at the written consent or request of Sellers;
(7)    any breach hereunder by a Seller or any action taken by a Seller or any of its Representatives; and
(8)    any failure by the Buyer Group to meet any internal or published projection for any period (provided that the underlying cause of any such failure may be, or be considered in determining, a Buyer Material Adverse Effect to the extent not otherwise excluded under the foregoing clauses (1)–(8));
provided, however, that, with respect to clauses (1), (2), (3), (4), or (5), any such event, change, effect, development or occurrence shall be taken into account if it is disproportionately adverse to the Buyer Group, taken as a whole, when compared to other, similarly situated Persons operating in the industry in which the Buyer Group operates; and provided, further, that if no Buyer Parent Shares are to be issued hereunder, then (ii) of the definition of Buyer Material Adverse Effect shall be deemed deleted and of no further force or effect for purposes of this Agreement including Section 6.3.

“Buyer Parent Per Share Proceeds Amount” means $29.50 (or a lesser amount if requested by Buyer Parent in writing and consented to in writing by Seller Parent in its sole and absolute discretion; provided that, for the avoidance of doubt, if Seller Parent does not consent in writing to any such lesser amount, the Buyer Parent Per Share Proceeds Amount shall be $29.50).
“Buyer Parent Share Proceeds Amount” means the product of (i) the aggregate number of shares of Buyer Parent Class A Common Stock sold in Offerings (not to exceed 8,474,576), multiplied by (ii) the Buyer Parent Per Share Proceeds Amount; provided that the Buyer Parent Share Proceeds Amount shall not be less than $0.
“Buyer Parent Shares” means the difference of (i) 8,474,576 shares of Buyer Parent Class A Common Stock minus (ii) the aggregate number of shares of Buyer Parent Class A Common Stock sold in Offerings, if any; provided that the Buyer Parent Shares shall not be less than 0.
“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act (H.R. 748) (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder) and any successor to such statutes, rules or regulations.
“Cash Consideration Amount” means an amount equal to the (i) the Estimated Business Enterprise Value, minus (ii) $250,000,000, plus (iii) the Buyer Parent Share Proceeds Amount.
“Claim” means any arbitration, criminal charge, claim, lawsuit, other legal proceeding, action, order, writ, injunction, demand, charge, complaint, grievance, demand, notice of violation, litigation, proceeding, mediation, audit, inquiry, dispute, criminal prosecution, citation, summons, subpoena or investigation of any nature by or before any Governmental Authority, whether civil, criminal, administrative, judicial, investigative, regulatory or otherwise, whether at law or in equity, whether formal or informal, whether public or private.
“Closing Date Cash” means an amount equal to all cash and cash equivalents (including marketable securities and short-term investments held in bank accounts or investment accounts the registered owner of which is an Acquired Entity), taken as a whole, and determined in accordance with GAAP; provided that Closing Date Cash shall (i) include the amount of any checks and drafts made out to any of the Acquired Entities that have been received by any such Acquired Entity but not yet cleared and any wires and deposits transmitted to any such account and in transit, and (ii) exclude the amount of any checks and drafts made out by any of the Acquired Entities that have been sent by any such Acquired Entity but not yet cleared and any wires and deposits transmitted by any such account and in transit, in each case, as of the Measurement Time; provided, further, that Closing Date Cash shall not include any Restricted Cash.
“Closing Date Indebtedness” means an amount equal to the sum of the Indebtedness of the Acquired Entities and the Transaction Expenses, without double counting and outstanding as of immediately prior to Closing.
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, trade union or labor organization.

“Commercial Tax Agreement” means any contract entered into the ordinary course of business the principal subject matter of which is not Tax (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).
“Company Employee Plans” means each Employee Plan that is sponsored or maintained by an Acquired Entity.
“Confidentiality Agreement” means, collectively, (i) that certain letter agreement, dated July 7, 2022, by and between Ultimate Parent and Buyer, and (ii) that certain letter agreement, dated August 24, 2022, by and between Ultimate Parent and Buyer (the “Clean Team Confidentiality Agreement”).
“Consent” means any consent, approval, authorization, permission or waiver of, or registration, declaration, waiting period expiration or other exemption.
“Contract” means any agreement, deed, bond, mortgage, lease, license, instrument, indenture, note, commitment, undertaking, arrangement or contract or other instrument or obligation that is legally binding, in each case, whether written or oral.
“Copyleft Software” means any Software licensed or distributed as “free” or “open source” Software (e.g., Linux) as defined by the Free Software Foundation or the Open Source Initiative, as applicable, that require as a condition of use, modification, or distribution of such open source Software that other Software incorporated into or with, derived from, or distributed with such open source Software, be (A) disclosed or distributed in source code form, (B) licensed to a third party for the purpose of making derivatives, or (C) redistributable by such third party at no charge, which includes Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models substantially equivalent to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), the Sun Community Source License (SCSL), and the Sun Industry Source License (SISL).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety, vaccine or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority or quasi-governmental organization, including the Centers for Disease Control and Prevention, the World Health Organization and the Occupational Safety and Health Administration, in each case, in connection with or in response to COVID-19.
“Data Room” means the “Minuet” electronic data room folders hosted by Datasite.
“Data Security Requirements” means, collectively, all of the following to the extent governing Processing of Personal Information, or otherwise as related to privacy or breach notification requirements with respect to Personal Information and applicable to the Acquired Entities and to the conduct of its Business: (i) each Acquired Entity’s published and internal written policies to the extent relating to Personal Information; (ii) all applicable Privacy Laws; and (iii) any Contracts between such Acquired Entity, on the one hand, and its vendors, marketing affiliates, customers, business partners, or other Persons, on the other hand, to the extent governing use and disclosure of Personal Information, including any consents, authorizations, waivers of authorization, or other permission or third-party terms pursuant to which any Acquired Entity Processed or Processes Personal Information.
“Disclosure Schedule” means the disclosure schedule attached as Schedule A.
“Employee Plans” means each (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (ii) other material benefit and compensation plan, policy, program, practice, arrangement or agreement, including pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life, employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement, and (iii) other material employment, consulting or other individual agreement, plan, practice, policy, contract, program, and arrangement.
“Enhancement Act” means the Paycheck Protection Program and Health Care Enhancement Act (H.R. 266) (together with all amendments thereto and the statutes, rules and regulations promulgated thereunder) and any successor to such statutes, rules or regulations.
“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Authority).
“Environmental Claim” means any Claim related to any Environmental Law or Environmental Permit, including those related to an actual or alleged Release of, or human exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.
“Environmental Laws” means all Laws related to pollution or protection of the environment or human health and safety, including laws related to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise related to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all Laws related to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.
“Environmental Permit” means any Permit issued under any applicable Environmental Law.
“Equity Interests” means, for any Person, any (i) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (ii) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person, (iii) subscriptions, calls, warrants, options or commitments of any kind or character related to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (i) and (ii), or (iv) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (i)–(iii).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Estimated Business Enterprise Value” means an amount equal to the solution of (i) the Base Business Enterprise Value, plus (ii) the Estimated First Adjustment Amount.
“Estimated First Adjustment Amount” means an amount equal to the solution of (i) the Estimated Closing Date Cash, plus (ii) the Estimated Net Working Capital Adjustment Amount, minus (iii) the Estimated Closing Date Indebtedness; provided that the Estimated First Adjustment Amount may be positive or negative.
“Final Specified Customer Net Working Capital” means the Specified Customer Net Working Capital determined in accordance with the Accounting Principles.
“Financing Sources” means the entities that have committed to arrange or provide or otherwise entered into agreements in connection with all or any portion of the Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Commitment Letters and parties to any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or related thereto and, in each case, their respective successors and assigns.
“First Adjustment Amount” means an amount equal to the solution of (i) the Closing Date Cash, plus (ii) the Net Working Capital Adjustment Amount, minus (iii) the Closing Date Indebtedness; provided that the First Adjustment Amount may be positive or negative.
“Fraud” means (i) a knowing and deliberate common law fraud under the Laws of the State of Delaware in the making of a materially false representation or warranty expressly set forth in Article II, Article III or Article IV; provided that Fraud does not include any fraud based on negligence, gross negligence or recklessness or (ii) any action or omission that constitutes a material breach of any covenant or agreement herein; provided that such action or omission was taken (1) with the knowledge that it was a breach of a covenant or agreement herein and (2) with the intent to commit a material breach hereof.
“GAAP” means U.S. generally accepted accounting principles in effect as of the date hereof.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, or any contractor acting on behalf of such agency, commission, authority or governmental instrumentality.
“Governmental Health Care Programs” means (i) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act,

(ii) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act and any state’s applicable Laws implementing the Medicaid program and (iii) any other federal health care program as defined in 42 U.S.C. 1320a-7b, and any similar or successor programs with, paid for by, or for the benefit of any Governmental Authority.
“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas, (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.
“Health Care Laws” means all Laws related to the provision of health care services or health care regulatory matters, in each case, to the extent applicable to the Business, including the following: (i) any Law prohibiting or regulating fraud and abuse or the referral of health care items or services (including the following statutes: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the civil False Claims Act (31 U.S.C. § 3729 et seq.); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; (commonly referred to as the “Federal Exclusion Statutes” (and including the Federal Anti-Kickback Statute)); the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal physician self-referral law (42 U.S.C. § 1395nn), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347)); (ii) Laws related to Governmental Health Care Programs; (iii) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder; (iv) any state health care professional licensure Laws; (v) any Laws related to billing or claims for reimbursement for health care services, including Laws related to patient charges, timely repayment of overpayments, and submissions to any payor; (vi) HIPAA; (vii) all Laws relating to utilization review, payors, third party administrators, preferred provider networks, and risk bearing organizations as applicable to the Business; and (viii) any similar federal, state or local Laws.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations set forth at 45 C.F.R. Parts 160, 162 and 164.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Income Tax” means any U.S. federal, state, local or non-U.S. Tax determined by reference to income, gains, net worth, gross receipts, or any Taxes imposed in lieu of such a Tax.
“Indebtedness” means, for any Person, (i) the principal amount, plus any related accrued and unpaid interest and fees or prepayment premiums or penalties, of all indebtedness for borrowed money of such Person incurred under a loan agreement or evidenced by any note, bond, debenture or other debt security, (ii) all obligations of such Person in respect of letters of credit, surety bonds, performance bonds, bankers’ acceptances, or similar obligations to the extent drawn upon, (iii) obligations of a lessee under leases that are required to be recorded as capital leases in accordance with the Accounting Principles (excluding any obligations for operating leases or leases for real property), (iv) any monetary obligations of a Person secured by a Lien (other than Permitted Liens) against the assets of such Person (other than trade payables entered into in the ordinary course of business), (v) Accrued Taxes, (vi) obligations under foreign exchange contracts, interest rate and currency swap arrangements or any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vii) obligations to pay any potential future earnout, purchase price adjustment or release of “holdback” (assuming the maximum amount thereof) in connection with a prior acquisition, but excluding trade payables incurred in the ordinary course of business), (viii) obligations for the employer portion of any payroll Taxes deferred under the CARES Act; (ix) Liabilities for earned but unpaid 401(k), deferred compensation, profit sharing, matching contribution or claim, premium or other costs associated with a Business Benefit Plan; (x) Liabilities related to any underfunded liability under any Business Benefit Plan that is a nonqualified deferred compensation plan, defined benefit pension plan or retiree health or welfare plan that is sponsored or maintained by such Person; (xii) any guarantees of such Person (including the incurrence of a Lien) with respect to any of the foregoing obligations in clauses (i) through (xii) of any other Person; and (xii) any accrued interest and fees (including prepayment penalties, premiums, breakage costs, fees and other costs and expenses associated with repayment) related to any of the foregoing; provided, however, that Indebtedness of an Acquired Entity shall not include any liabilities or obligations solely between or among any of the Acquired Entities.
“IP Rights” means all intellectual property and/or proprietary rights throughout the world, including all U.S. and foreign, state, provincial and federal (a) issued patents and pending patent applications, and any and all divisions, continuations, continuations in part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights; inventions, invention disclosures, discoveries and improvements, whether or not patentable (“Patents”), (b) trademarks, service marks, trade names, designs, logos and slogans, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Trademarks”), (c) registered and unregistered copyrights in any work of authorship (including mask works, databases and Software) and all registrations and applications to register the same (“Copyrights”), (d) trade secrets (including those trade secrets defined in the United States Uniform Trade Secrets Act and under corresponding foreign Law), including in formulas, compositions, processes, techniques, business and technical information, know-how, and non-public information (“Trade Secrets”) and (e) Internet domain names and social media accounts.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
“IT Assets” means computer and other information technology systems and assets, including hardware (including desktop computers, laptop computers, tablets, servers, cellular telephones, “smart phones,” communications equipment and related devices) (“Hardware”), Software, and documentation and reference materials owned or controlled by the Business or a member of the Seller Group for use in the operation of the Business.

“Laws” means any laws (statutory, common or otherwise), constitutions, treaties, conventions, ordinances, codes, rules, regulations, guidance, manual, Orders or other similar requirements enacted, adopted, promulgated or applied by a Governmental Authority.
“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due).
“Lien” means any mortgage, lien, pledge, charge, security interest or other security agreement; provided, however, that Lien does not include any restriction on transfer arising under an applicable securities Law.
“Losses” means all losses, Liabilities, damages, Taxes, penalties, fines, assessments, judgments, damages, settlement amounts, forfeitures, fees, costs and expenses (including the reasonable and documented fees and expenses of counsel and experts and their staffs); provided, however, that Losses shall not include any punitive or exemplary damages except to the extent awarded in a Third-Party Claim.
“Malicious Code” means any virus, Trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access, disablement, erasure or otherwise designed to harm Software, hardware or data.
“Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or in the aggregate with any other event, change, effect, development or occurrence, has, or would reasonably be expected to have, a material adverse effect on the businesses, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following (or any change, effect, development or occurrence related to the following) shall be a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred:
(i)    changes in general economic conditions, including changes in exchange rates, interest rates or monetary policy, or the credit, financial, currency, securities or capital markets;
(ii)    changes in general conditions in the industry in which the Acquired Entities and the Business operate;
(iii)    any natural (including weather-related) or man-made disaster, disease or virus (including COVID-19), pandemic (including the COVID-19 pandemic), epidemic, act of terrorism, sabotage, cyberattack, military action or war, or any escalation or worsening thereof;
(iv)    changes in general legal, regulatory or political conditions after the date hereof;
(v)    changes in Law, GAAP, or any accounting requirements applicable to the industry in which the Acquired Entities and the Business operate or the interpretation of any of the foregoing after the date hereof;

(vi)    the announcement, pendency or anticipated consummation of the Acquisition, the Liabilities Assumption or any of the other transactions contemplated hereby, the negotiation, execution or performance hereof, the identity of the Buyer Entities or any facts or circumstances related to the Buyer Entities or the announcement or other disclosure of the Buyer Entities’ plans or intentions for the conduct of any of the Business, the Transferred Assets, the Assumed Liabilities or the Acquired Entities after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of or any Acquired Entity, the Business, the Transferred Assets or the Assumed Liabilities with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities;
(vii)    any action or omission required to be taken or omitted by Sellers, any Acquired Entity or the Business pursuant to this Agreement or which is otherwise taken or omitted at the written consent or request of a Buyer Entity;
(viii)    any breach hereunder by a Buyer Entity or any action taken by a Buyer Entity or any of its Representatives; and
(ix)    any failure by an Acquired Entity or the Business to meet any internal or published Projection for any period (provided that the underlying cause of any such failure may be, or be considered in determining, a Material Adverse Effect to the extent not otherwise excluded under the foregoing clauses (i)–(viii));
provided, however, that, with respect to clauses (i), (ii), (iii), (iv), or (v), any such event, change, effect, development or occurrence shall be taken into account if it is disproportionately adverse to the Business, taken as a whole, when compared to other, similarly situated Persons operating in the industry in which the Acquired Entities and the Business operate.
“Measurement Time” means 12:01 a.m. on the Closing Date; provided, however, that, if the Closing occurs on the first Business Day of a calendar month, then the Measurement Time shall be 12:01 a.m. on the first day of the calendar month in which the Closing occurs and the Closing shall be effective for tax and accounting purposes as of such Measurement Time.
“Net Working Capital” means an amount equal to the difference of (i) the aggregate value of the current assets that are owned by the Acquired Entities or that are Transferred Assets, in each case, in the balance sheet accounts listed in Exhibit I, minus (ii) the aggregate value of the current liabilities of Acquired Entities or that are Assumed Liabilities, in each case, in the balance sheet accounts listed in Exhibit I, in each case under the forgoing clauses (i) and (ii), calculated without double counting as of the Measurement Time and determined in accordance with the Accounting Principles; provided, however, that Net Working Capital shall exclude all Closing Date Cash, Restricted Cash, Closing Date Indebtedness, Income Tax assets (including deferred Income Tax assets), Income Tax liabilities (including deferred Income Tax liabilities), Post-Signing Insurance Proceeds, operating lease obligations, right of use assets and capitalized development costs that are classified as short-term assets, in each case, regardless of whether any such items are current assets or current liabilities of the Acquired Entities under GAAP. For illustrative purposes only, Exhibit I sets forth the calculation of Net Working Capital assuming that the Closing Date was June 30, 2022.
“Net Working Capital Adjustment Amount” means an amount equal to the difference of (i) the Net Working Capital, minus (ii) the Target Net Working Capital; provided that the Net Working Capital Adjustment Amount may be positive or negative.
“Offering” means the sale following the date hereof and prior to the Closing Date by Buyer Parent of shares of Buyer Parent Class A Common Stock pursuant to an effective Registration Statement (other than Form S-4 or Form S-8 or any similar or successor form) filed under the Securities Act.
“Order” means any judgment, decree, injunction, rule, order, decision, decree, ruling or assessment of any arbitrator or Governmental Authority.
“Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreements and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.
“Owned Intellectual Property” means all IP Rights that are owned or purported to be owned by any Acquired Entity or any member of the Seller Group to the extent included in the Transferred Assets, including all Owned Software.
“Owned Software” means all Software owned or purported to be owned by any Acquired Entity or any member of the Seller Group to the extent included in the Transferred Assets.
“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization, provider or supplier number, clearance or similar rights issued, granted or obtained by or from any Governmental Authority.
“Permitted Liens” means (i) mechanics’, carriers’, materialmens’, workers’, repairers’, landlords’ and similar Liens, (ii) Liens related to any amounts not yet delinquent or are being contested in good faith, and in each case for which adequate accruals or reserves have been established, (iii) Liens for Taxes not yet due and payable or the amount of which is being contested in good faith, and for which appropriate reserves have been established in accordance with GAAP, (iv) Liens on real property (including easements, rights of way, covenants, conditions, licenses, reservations, zoning ordinances, encroachments, servitudes, and similar restrictions) affecting the underlying fee interest of any real property, (v) zoning, entitlement, building codes, permits, utility easements, rights of way, environmental and other land use laws regulating the use or occupancy of real property and improvements or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property that are not violated by the current use or occupancy of such real property or the operation of the businesses of the Acquired Entities as currently conducted, (vi) public roads and highways or title to any portion of the real property lying within the right of way or boundary of any public road or private road that do not materially impair the occupancy, use or value of such real property, (vii) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Acquired Entities for Indebtedness, (viii) licenses of, or other grants of rights or interests with respect to, or obligations related to, IP Rights, (ix) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar laws, (x) Liens that are not material to the Business and (xi) Liens listed in Section 11.13(a)(ii) of the Disclosure Schedule.
“Person” means any individual or Entity.
“Personal Information” means information that identifies a specific natural person or when used in combination with other data elements is capable of identifying a specific natural person, the use, disclosure, transmission, receipt, collection, processing or maintenance of or access to which is regulated by one or more Laws, including, without limitation, “Protected Health Information” and “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103).
“Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Pre-Closing Taxes” means (i) any Taxes of or with respect to an Acquired Entity or the owner of any Transferred Asset for any Pre-Closing Tax Period (including, for the avoidance of doubt, the Pre-Closing Straddle Period), (ii) any Taxes that any Acquired Entity is liable for, including under U.S. Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law) as a result of being a member of (or leaving) any Affiliated Group on or before the Closing Date, as a transferee or successor, by Contract (other than a Commercial Tax Agreement) or otherwise by operation of Law, which Taxes relate to a Pre-Closing Tax Period or an event or transaction occurring or relationship existing on or prior to the Closing, or (iii) any payroll, unemployment, social security or Medicare Taxes deferred pursuant to Section 2302 of the CARES Act or similar legislation, orders or guidance for any Pre-Closing Tax Period; provided that “Pre-Closing Taxes” shall not include (1) any Taxes included in the Estimated Business Enterprise Value or (without duplication) the Final First Adjustment Amount, (2) the portion of any Transfer Taxes payable by Buyer pursuant Section 8.5, or (3) any Taxes arising as a result of transactions entered into on the Closing Date after the Closing outside of the ordinary course of business and not contemplated by this Agreement.
“Preliminary Specified Customer Net Working Capital” means the Specified Customer Net Working Capital, set forth in the First Adjustment Amount as finally determined.
“Privacy Laws” means HIPAA, the Payment Card Industry Data Security Standards (PCI-DSS), and any Laws governing the Processing of Personal Information, in each case to the extent applicable to any Acquired Entity.
“Process” or “Processing” means the creation, collection, use, storage, processing, distribution, transfer (including cross-border transfers), import, export, safeguarding, disposal, access, transmission or disclosure or other activity regarding data (whether electronically or in any other form or medium) of Personal Information.

“Protected Communications” means, at any time on or prior to the Closing, all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of Sellers, an Acquired Entity or any of their respective equity holders or Representatives and attorneys (including Skadden) related to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated herein or any other potential sale or transfer of control transaction involving an Acquired Entity.
“Purchase Price” means an amount equal to the sum of (i) the Base Business Enterprise Value, plus (ii) the First Adjustment Amount, plus (iii) the Second Adjustment Amount.
“Reference Date” means the date that is five (5) years preceding the date hereof.
“Registration Statement” shall mean a registration statement of Buyer Parent under the Securities Act which covers Buyer Parent Class A Common Stock.
“Related to the Business” means exclusively related to the ownership and operation of the Business.
“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).
“Replacement Award VWAP” means $82.8735.
“Representatives” means, for any Person, such Person’s officers, directors, managers, employees, contractors, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.
“Restricted Cash” means any cash or cash equivalents owned by any Acquired Entity that are not freely useable by such Acquired Entity because of any restriction on use or distribution in any Contract, including (a) deposits (including collateral deposits, security deposits and escrow amounts) with third parties and (b) cash collateral under any letter of credit.
“RWI Retention Amount” means $4,875,000, in the aggregate; provided that to the extent the Retention (as defined in the RWI Policy) is greater than $3,250,000 on the 12-month anniversary of the Closing Date, the RWI Retention Amount shall be reduced to $3,250,000 in the aggregate, on such date.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Adjustment Amount” means an amount equal to the difference of (i) the Final Specific Customer Net Working Capital, minus (ii) Preliminary Specified Customer Net Working Capital; provided that the Second Adjustment Amount may be positive or negative.

“Second Adjustment Date” means the earlier of (i) the final settlement of all contract reconciliations between the Specified Customers and the Company for contract years ending prior to January 1, 2023 or (ii) December 31, 2023.
“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the SEC promulgated thereunder.
“Sell-Side Fundamental Representations” means the representations and warranties in Sections 2.1, 2.2, 2.4, 2.6, 3.1, 3.2 (other than the last sentence thereof) and 3.22.
“Seller Consolidated Taxes” means Taxes of (i) any member of an affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income Tax purposes, or (ii) any consolidated, combined or unitary group (or member thereof) under state, local, or non-U.S. Law, of which any of the Acquired Entities (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar U.S., state or local, or non-U.S. Law.
“Seller Employee Plans” means each Employee Plan that is sponsored or maintained by Sellers or any of their Affiliates (other than any Acquired Entity) that covers or otherwise provides for the payment or provision of compensation or benefits to any Business Employee or their respective beneficiaries or dependents.
“Seller Group” means, collectively, Seller Parent and its Subsidiaries (other than the Acquired Entities).
“Seller Material Adverse Effect” means any event, change, effect, development or occurrence that, individually or in the aggregate with any other event, change, effect, development or occurrence, prevents, materially delays or materially impedes, or would reasonably be expected to prevent, materially delay or materially impede, Sellers’ consummation of the transactions contemplated hereby.
“Sellers’ Knowledge” means the actual knowledge, after reasonable inquiry, of the individuals listed in Section 11.13(a)(iii) of the Disclosure Schedule.
“Shared Services” means (i) all Contracts of Sellers or any of their Subsidiaries (other than an Acquired Entity) as of the Closing Date under which goods, services or other rights are made available to any Acquired Entity, on the one hand, and Sellers or any of their Subsidiaries (other than an Acquired Entity), on the other hand, and (ii) all services and benefits provided by Sellers or any of their Subsidiaries (other than an Acquired Entity) as of the Closing Date to any Acquired Entity.
“Software” means all computer software, programs, operating systems, databases, and sets of statements or instructions, in all forms (including Source Code) and other items and documentation related thereto.
“Source Code” means any collection of code and instructions in a form that is readily suitable for review and edit by computer programmers, including related programmer comments and documentation embedded therein.

“Specified Customers” means the Material Customers set forth in Section 11.13(a)(iv) of the Disclosure Schedule.
“Specified Customer Net Working Capital” means the net amounts due from related contract reconciliations with each Specified Customer. For illustrative purposes only, Exhibit I sets forth the calculation of Specified Customer Net Working Capital assuming that the Closing Date was June 30, 2022.
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” of any Person means any Entity (i) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (ii) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such Entity or (iii) if such Entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.
“Target Net Working Capital” means $31,265,000.
“Tax Contest” means any audit, assessment, action, suit or proceeding or other contest with respect to Taxes.
“Tax Return” means any return, form, declaration, report, claim for refund or information return, certificate, bill, statement or other written information filed or submitted or required to be filed or submitted with any Taxing Authority related to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.
“Taxes” means any U.S. or non-U.S. federal, state, county, local, provincial or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, any penalties or assessable payments under Section 4980H of the Code, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, healthcare, unclaimed property, escheat, alternative or add on minimum, estimated and other taxes of any kind whatsoever and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax (including deficiencies, penalties, interest, additions to tax, additional amounts and other charges or fees attributable thereto).
“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration, imposition, regulation, determination or collection of any Tax.
“Transaction Expenses” means (a) all fees, costs and expenses incurred prior to or at the Closing and payable by the Acquired Entities to accountants, attorneys, financial advisors, investment banks and other professional advisors in connection with the preparation and negotiation of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, in each case, to the extent not paid as of immediately prior to the Closing and (b) the amount of any change-in-control payments, transaction bonuses, retention payments or other similar payments payable by any of the Acquired Entities solely as a result of the Closing to any current or former director, manager, officer, employee or individual independent contractor of the Seller Group (including the Business Employees) from or incurred in connection with this Agreement or the transactions contemplated hereby and the employer portion of payroll, social security, unemployment or similar Taxes arising therefrom.
“Treasury Regulations” means the regulations of the United States Department of the Treasury promulgated under the Code, as amended.
(b)    In addition to the terms defined in Section 11.13(a), as used herein, each capitalized term listed below has the meaning identified in the Section set forth opposite such term below.
2021 Buyer 10-K    Article IV
2022 Audited Financial Statements    Section 5.17
Accrued PTO    Section 5.4(e)
Acquisition    Section 1.1
Acquisition Proposal    Section 5.14
Additional Financial Information    Section 5.17
Affiliate Contract    Section 3.20
Agreement    Preamble
Allocation Percentage    Section 1.4(a)(iii)
Alternate Debt Financing    Section 5.12(a)(i)
Assumed Employee Liabilities    Section 1.9(c)
Assumed Liabilities    Section 1.9
Bankruptcy and Equity Exceptions    Section 2.2
Bill of Sale and Assignment Agreement    Section 1.3(a)(iv)
Binder Agreement    Section 4.14
Books and Records    Section 1.7(g)
Business Leased Real Property    Section 3.6(b)
Buyer    Preamble
Buyer Closing Failure    Section 7.1(d)(ii)
Buyer Confidential Information    Section 5.21
Buyer Entities    Preamble
Buyer FSAs    Section 5.4(h)
Buyer Indemnified Persons    Section 9.1(a)
Buyer Parent    Preamble
Buyer Parent Class A Common Stock    Section 4.4
Buyer Parent Class B Common Stock    Section 4.4
Buyer Parent Common Stock    Section 4.4
Buyer Parent Preferred Stock    Section 4.4
Buyer Plans    Section 5.4(b)(iii)
Buyer Related Persons    Section 7.2(c)
Buyer Released Parties    Section 10.2(a)
Buyer Releasing Parties    Section 10.2(a)
Buyer Savings Plan    Section 5.4(d)

Buyer SEC Documents    Section 4.5(a)
Buyer SEC Financial Statements    Section 4.5(b)
Buyer Tax Returns    Section 8.1(b)
Buy-Side Representations    Section 10.1(e)
Claim Date    Section 9.2(a)
Claim Notice    Section 9.2(a)
Closing    Section 1.2
Closing Date    Section 1.2
Closing Delay Notice    Section 1.2
Commercial Agreements    Section 1.3(e)
Commitment Letters    Section 4.11(a)
Company    Recitals
Company Related Persons    Section 7.2(c)
Consent Required Contracts    Section 5.11(a)
Continuation Period    Section 5.4(b)(i)
COVID-19 Relief Programs    Section 3.23
Customer BA Agreement    Section 3.14(h)
D&O Costs    Section 5.6(b)
D&O Indemnifiable Claim    Section 5.6(b)
D&O Indemnifying Party    Section 5.6(b)
Debt Commitment Letter    Section 4.11(a)
Debt Financing    Section 4.11(a)
Dispute Notice    Section 1.5(c)
Disputed Items    Section 1.5(c)
Earnout Amount    Section 5.19
Earnout Shares    Section 5.19
Employee Records    Section 1.7(k)
Equity Award Schedule    Section 3.11(h)
Estimated Closing Date Cash    Section 1.4(a)(i)
Estimated Closing Date Indebtedness    Section 1.4(a)(i)
Estimated Net Working Capital Adjustment Amount    Section 1.4(a)(i)
Excluded Assets    Section 1.8
Excluded IP Rights    Section 1.8(h)
Excluded IT Assets    Section 1.8(i)
FCPA    Section 3.19
Fee Letter    Section 4.11(a)
Filing    Section 2.3(a)
Final First Adjustment Amount    Section 1.5(d)
Final Second Adjustment Amount    Section 1.6(d)
Financial Statements    Section 3.3(a)
Financing    Section 4.11(a)
Financing Letters    Section 4.11(a)
First Adjustment Statement    Section 1.5(a)
First Review Period    Section 1.5(b)
Florida Company Commercial Agreement Amendment    Section 1.3(c)
Form D Approval    Section 1.3(c)

FSA Participants    Section 5.4(h)
HSR Act Clearance    Section 6.1(a)
Indemnified Party    Section 9.2(a)
Indemnifying Party    Section 9.2(a)
Indemnitee Affiliates    Section 5.6(d)
Independent Accountant    Section 1.5(c)
Legal Restraint    Section 6.1(b)
Liabilities Assumption    Section 1.1
Lock-Up Agreement    Section 1.3(a)(vii)
Material Contract    Section 3.7(a)
Material Customers    Section 3.7(a)(i)
Material Suppliers    Section 3.7(a)(ii)
MHI    Preamble
Negative First Adjustment Amount    Section 1.5(d)
Negative Second Adjustment Amount    Section 1.6(d)
NIA Pennsylvania    Section 5.23
Non-Florida Commercial Agreements    Section 1.3(e)
NYSE    Section 4.2
Objection Notice    Section 9.2(a)
Outside Date    Section 7.1(b)(i)
Outstanding Buyer Common Shares    Section 4.4
Parties    Preamble
Payment Statement    Section 1.4(a)
Personal Electronic Devices    Section 1.8(q)
Positive First Adjustment Amount    Section 1.5(d)
Positive Second Adjustment Amount    Section 1.6(d)
Post-Signing Insurance Proceeds    Section 1.7(f)
Pre-Closing Indemnified Person    Section 5.6(f)
Pre-Closing Tax Refund    Section 8.3
Preferred Equity Commitment Letter    Section 4.11(a)
Preferred Equity Financing    Section 4.11(a)
Preservation Date    Section 5.8(a)
Pre-Signing Buyer Reports    Article IV
Privacy Consents    Section 3.5(m)
Projections    Section 10.1(c)
Purchase Price Allocation    Section 8.4
R&W Insurance Policy    Section 4.14
Registration Rights Agreement    Section 1.3(a)(v)
Regulatory Concession    Section 5.3(c)
Replacement Award    Section 5.4(c)
Required Amount    Section 4.11(c)
Required Filings    Section 2.3(b)(iii)
Required Information    Section 5.12(b)(i)
Restrictive Covenant Agreement    Section 1.3(a)(vi)
Retained Liabilities    Section 1.10
Second Adjustment Statement    Section 1.6(a)

Second Review Period    Section 1.6(b)
Seller 401(k) Plan    Section 5.4(d)
Seller FSAs    Section 5.4(h)
Seller Indemnified Persons    Section 9.1(b)
Seller Names    Section 1.8(h)
Seller Parent    Preamble
Seller Released Parties    Section 10.2(b)
Seller Releasing Parties    Section 10.2(b)
Seller Tax Returns    Section 8.1(a)
Sellers    Preamble
Sell-Side Representations    Section 10.1(c)
Skadden    Section 10.3
Software License Agreement    Section 1.3(a)(iii)
Solvent    Section 4.10
Specified Business Employees    Section 5.4(c)
Specified Retained Liabilities    Section 1.10(i)
Tail Policy    Section 5.6(c)
Termination Fee    Section 7.2(b)
Termination Fee Expenses    Section 7.2(b)
Termination Fee Interest    Section 7.2(b)
Termination Payments    Section 7.2(b)
Third Party    Section 9.2(a)
Third-Party Claim    Section 9.2(b)
Transfer    Section 1.1
Transfer Taxes    Section 8.5
Transferred Asset    Section 1.7
Transferred Business Employee Devices    Section 1.7(l)
Transferred Contracts    Section 1.7(b)
Transferred Domain Names    Section 1.7(i)
Transferred Employee    Section 5.4(b)(i)
Transferred Employment-Related Agreements    Section 1.7(c)
Transferred Equity Interests    Recitals
Transferred IT/IP Assets    Section 1.7(l)
Transferred Leases    Section 1.7(a)
Transition Services Agreement    Section 1.3(a)(ii)
Ultimate Parent    Section 5.2
Ultimate Parent Equity Awards    Section 3.11(h)
Underwriter    Section 4.14
WARN Act    Section 3.12(c)
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the first date written above.
EVOLENT HEALTH, INC.

By:    _/s/ Seth Blackley____________________
Name: Seth Blackley
Title: Chief Executive Officer

EVOLENT HEALTH LLC

By:    _/s/ Seth Blackley____________________
Name: Seth Blackley
Title: Chief Executive Officer
[Signature Page to Stock and Asset Purchase Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the first date written above.
MAGELLAN HEALTH, INC.

By:    _/s/ Derrick Duke ____________________
Name: Derrick Duke
Title: President and CEO

MAGELLAN HEALTHCARE, INC.

By:    _/s/ Derrick Duke ____________________
Name: Derrick Duke
Title: President and CEO
[Signature Page to Stock and Asset Purchase Agreement]